   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1998.


                                                      REGISTRATION NO. 333-60483
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                            Pre-Effective Amendment
                                    No. 3 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                EARTHCARE COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                                 ---------------

           DELAWARE                                 4953                            58-2335973
(State or Other Jurisdiction of          (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)          Classification Code Number)            Identification Number)

                          14901 QUORUM DRIVE, SUITE 200
                               DALLAS, TEXAS 75240
                                 (972) 858-6025

          (Address, including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)

                            DONALD F. MOOREHEAD, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                          14901 QUORUM DRIVE, SUITE 200
                               DALLAS, TEXAS 75240
                                 (972) 858-6025

       (Name, Address, including Zip Code, and Telephone Number, including
                        Area Code, of Agent for Service)

                                   COPIES TO:
                                  LYNN S. SCOTT
                                 KING & SPALDING
                              191 PEACHTREE STREET
                           ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  -------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE


        This Registration Statement covers the registration of up to 8,026,979 shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of EarthCare Company (the "Company") for sale by certain selling stockholders. This Registration Statement also covers the registration of 5,000,000 shares of Common Stock of the Company to be issued from time to time as payment for all or some portion of the purchase price for one or more acquisitions of companies, businesses or assets complementary to the Company's existing business, or which may be offered for sale or other distribution by persons who will acquire such shares in the acquisitions of such companies, business or assets or by the donees of such persons or by other persons acquiring such shares (the "Shelf Registration"). The complete Prospectus relating to the offering of 8,026,979 shares (the "Offering Prospectus") immediately follows this Explanatory Note. Following the Offering Prospectus are certain pages of the Prospectus relating solely to the Shelf Registration (together with the remainder of the Prospectus as modified as indicated below, the "Shelf Prospectus"), including an alternate front and back cover page, a "Principal Stockholders" table in lieu of the table entitled "Principal and Selling Stockholders", a section entitled "Selling Stockholders" (which will be inserted immediately preceding the section entitled "Description of Capital Stock") and a section entitled "Plan of Distribution". The Shelf Prospectus will not include the information in the Prospectus Summary under the heading "Securities To Be Offered", or the section of the Offering Prospectus entitled "Use of Proceeds". All other sections of the Offering Prospectus are to be used in the Shelf Prospectus.

                       PROSPECTUS, DATED OCTOBER 14, 1998

                                8,026,979 SHARES

                                EARTHCARE COMPANY
                                  COMMON STOCK

                                 ---------------

        This Prospectus relates to the offer and sale from time to time of up to 8,026,979 shares of common stock, $.0001 par value per share (the "Common Stock"), of EarthCare Company, formerly known as Santi Group, Inc. ("EarthCare" or the "Company") by the holders thereof named herein (collectively, the "Selling Stockholders"). The 8,026,979 shares of Common Stock being offered hereby by the Selling Stockholders (the "Offering") were issued primarily in connection with certain private placements, in acquisitions of assets by the Company (including 38,600 contingent shares), or in connection with the exercise of options to acquire shares of Common Stock (the "Shares"). The Company is registering the Shares to provide the Selling Stockholders with freely tradeable securities, but the registration of the Shares does not necessarily mean that any or all of such Shares will be offered by the Selling Stockholders. Issuance of the 38,600 contingent shares is dependent upon the satisfaction of certain conditions of the acquisition agreements relating thereto (the "Contingent Shares"). See "Business -- Acquisitions" and "Principal and Selling Stockholders." In addition, certain of the Selling Stockholders have agreed not to sell all or some portion of their Shares before six to twelve months after the date of this Prospectus. See "Plan of Distribution" and "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

        Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market System under the symbol "ECUS." At October 9, 1998, the Company had 9,538,870 shares of Common Stock outstanding. On October 9, 1998, the last reported sale price of the approximately 1,412,836 shares Common Stock subject to trading on the Nasdaq OTC Bulletin Board (of which 450 shares traded) was $15.00 per share.


            The Selling Stockholders from time to time may offer and sell the Shares held by them and registered hereunder directly or through agents or broker-dealers on terms to be determined at each Selling Stockholder's discretion at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

            The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders but has agreed to bear the expenses of registration of the Shares under Federal and state securities laws. See "Use of Proceeds," "Principal and Selling Stockholders" and "Plan of Distribution."

            The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

            SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON STOCK.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               PROSPECTUS SUMMARY

              The following summary is qualified in its entirety by the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the terms "Company" and "EarthCare" refer collectively to EarthCare Company, formerly known as SanTi Group, Inc. and its subsidiaries, and all information in this Prospectus reflects the reorganization of the Company's corporate structure effected in May 1998 and the change of its name from SanTi Group, Inc. to EarthCare Company effective September 21, 1998.

                                   THE COMPANY

     EarthCare Company ("EarthCare" or the "Company") engages in the following businesses relating to the nonhazardous liquid waste ("NLW") industry: grease trap pumping and repair services; septic services (including designing, pumping, installation and maintenance); sewer and drain cleaning services; high pressure water jetting services; portable toilet servicing; bulk liquid waste transportation; biosolids management; on-site biotreatment systems and liquid waste processing and disposal. EarthCare's customers include restaurants, hospitals, military bases, office buildings, apartments, schools, municipalities, industrial businesses and single family residences. Effective May 13, 1998, EarthCare merged with and into Microlytics, Inc., a Delaware corporation ("Micro"), with Micro surviving the merger and changing its name to SanTi Group, Inc. Effective September 21, 1998, SanTi Group, Inc. changed its name to EarthCare. See "Business - Predecessor Corporations" and "- The Merger and Name Changes." All references to SanTi or the Company include its operating subsidiaries unless the context indicates otherwise.

     EarthCare intends to expand its presence in the NLW industry through internal growth and acquisitions of local service providers throughout the United States. The acquisitions will be made primarily with cash, shares of Common Stock or a combination of cash and shares of Common Stock. The Company believes these acquisitions, by consolidating smaller local service providers, will create synergies and improve efficiencies in the area of NLW management.

THE NLW INDUSTRY

     The Company estimates that the portable toilet, septic tank and grease trap business segment of the U.S. domestic NLW industry generates approximately $20 billion in revenues annually. There are approximately 25,000 service providers currently in the NLW industry and, of these service providers, approximately 75% generate less than $500,000 of annual revenues. The Company believes the NLW industry will continue to grow based on increased waste from a growing population and general economic conditions that are driving new building demand and the need for NLW services.

     Because the NLW industry is so highly fragmented, management believes the industry has the potential for significant cost savings by the economies of scale that may be realized in consolidation. These costs savings would include efficiencies as a result of common billing, the coordination of advertising, the elimination of duplicative professional and technical support providers, the standardization and upgrading of equipment and the improvement of employee training. EarthCare intends to determine lines of the NLW business in which an acquired service provider is not currently engaged and assist the service provider in expanding into those areas. There can be no assurance, however, that EarthCare will be able to profitability consolidate service providers within the NLW industry.

THE BUSINESS

    EarthCare currently engages in each of the NLW businesses described above. EarthCare's operating subsidiaries include: Bone-Dry Enterprises, Inc.; SanTi Group of Florida, Inc.; SanTi Group of Pennsylvania, Inc.; and SanTi Group of New York, Inc. Each subsidiary of EarthCare intends to acquire additional assets from local service providers and act as an operating division of EarthCare in the area in which it is located. These local operating divisions operate under various tradenames, as described below.

     Bone-Dry Enterprises, Inc. ("Georgia Group"). The Georgia Group is engaged in NLW collection and hauling operations in the state of Georgia. The Georgia Group operates under the following tradenames: Andrews Environmental, Bone-Dry Enterprises ("Bone-Dry") and Quality Plumbing and Septic.

    SanTi Group of Florida, Inc. ("Florida Group"). The Florida Group is engaged in NLW collection and hauling operations in the state of Florida. The Florida Group operates under the following tradenames: Brownie Environmental Services, Grease-Tec and A Rapid Rooter Sewer and Drain.

     SanTi Group of Pennsylvania, Inc. ("Pennsylvania Group"). The Pennsylvania Group is engaged in NLW collection and hauling operations in the state of Pennsylvania. The Pennsylvania Group has one wholly owned subsidiary, Nutrecon, Inc., which holds the operating permits and the leases for a facility acquired from Ferrero Wastewater Management, Inc., in Ambler, Pennsylvania. The Pennsylvania Group operates under the following tradenames: Ferrero Wastewater Management and Eldredge Wastewater Management.

     SanTi Group of New York, Inc. ("New York Group"). The New York Group is engaged in NLW collection and hauling operations in the state of New York. The New York Group operates under the following tradenames: RGM Liquid Waste Removal and Devito Environmental.

    The Company receives fees to collect, process and dispose of nonhazardous liquid wastes. Collection fees charged to customers vary per gallon by waste stream according to constituents of the waste, expenses associated with processing the waste and competitive factors. Grease trap waste from restaurant and other food processing and preparation facilities are transported to SanTi's facilities in vacuum trucks, trailers and other transportable containers. SanTi operates a fleet of vehicles to collect waste directly from generators and receives waste from independent transporters servicing additional waste generators. Using a variety of physical, chemical, thermal and other biological techniques, the waste is broken down into constituent components. Water extracted from the waste is pretreated and then discharged into the municipal sanitary sewer system or applied to leased grasslands. Solid materials are dried and disposed of in a solid waste landfill. At some locations where the Company does not have pretreatment facilities, the waste is transported to private pretreatment facilities, or, where permitted by local regulations, directly to municipal or private wastewater treatment facilities.

     EarthCare also engages in the business of biosolids management through the reuse of organic materials. EarthCare provides transportation, treatment, site monitoring, and land application to private companies. EarthCare's vehicles pick up and transport biosolids to various sites. EarthCare also provides professional management and consulting services for treatment of biosolids and the monitoring and application onto leased grasslands of treated biosolids.

    The Company benefits from federal, state and local regulations prohibiting the disposal of grease trap waste and other waste in municipal collection and treatment systems. Although restaurants, food processing and preparation facilities and other industrial operations have produced such waste for many years, regulations governing the management of NLW, and the enforcement of such regulations, are becoming increasingly stringent. These requirements have increased the value of EarthCare's services to its customers in recent years. As federal, state and local regulations governing the disposal of NLW increase, EarthCare believes the amount of NLW products delivered to third parties for processing and disposal will continue to increase.

    EarthCare will target the acquisition and integration of local service providers in the NLW industry that EarthCare believes will be profitable additions to the Company. EarthCare intends to focus on the integration of entities acquired and to increase profits and productivity through operational and efficiency improvements, standardization of procedures, equipment standards and procurement procedures.

    EarthCare intends to establish local operating facilities or service centers throughout the United States, with initial service centers established in major population centers. Acquired local service providers in these areas will be converted to service centers. A service center manager at each location will be responsible for the service center's overall performance. The manager will be supported by supervisors responsible for one or more lines of business. The manager will also be supported by maintenance managers responsible for the maintenance and repair of all equipment. The service center managers will report to district managers, who will typically have responsibility for eight to twelve service center managers. The district managers will have general management responsibility for their geographical areas.

    EarthCare was incorporated in Delaware and its principal executive offices are located at 14901 Quorum Drive, Suite 200, Dallas, Texas 75240. Its telephone number at such offices is (972) 858-6025.

SECURITIES TO BE OFFERED

     This Prospectus relates to the offer and sale from time to time of up to 8,046,979 Shares by the Selling Stockholders, some of whom may be deemed affiliates of the Company. The Company will not receive any of the proceeds from the sale of the Shares but has agreed to bear the expenses of registration under federal and state securities laws, in consideration for the agreement by the Selling Stockholders to enter into agreements with the Company not to sell all or a portion of their Shares for a six to twelve month period without the prior written consent of the Company (the "Lock-Up Agreements"). The Lock-Up Agreements provide that any waiver of the terms of a Lock-Up Agreement must be approved by the unanimous decision of the non-employee directors of the Company. The Lock-Up Agreements, in certain cases, extend the required holding period for Selling Stockholders who are not affiliates of the Company. The Selling Stockholders must pay any expenses or commissions on the sale of the Shares. The registration of the Shares does not necessarily mean that any of the Shares not subject to the Lock-Up Agreements will be offered or sold by the Selling Stockholders or that Shares subject to the Lock-Up Agreements will be offered or sold upon expiration of the applicable Lock-Up Agreement.

     The Shares were issued primarily in connection with private placements, upon the exercise of options to acquire shares of Common Stock, or as consideration or partial consideration for the acquisition of assets of service providers in the NLW industry.

RISK FACTORS

   The acquisition of the Shares involves substantial risk.  See "RISK FACTORS."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                                    PREDECESSOR                                           SUCCESSOR
                               ------------------------------------------------------       --------------------------------------
                                                                                                           PERIOD
                                                                                            PERIOD FROM     FROM
                                                              PERIOD FROM      SIX           INCEPTION    INCEPTION         SIX
                                                               JANUARY 1,     MONTHS         (MARCH 19,   (MARCH 19,       MONTHS
                                 YEAR ENDED DECEMBER 31,        1997 TO        ENDED          1997) TO     1997) TO         ENDED
                               --------------------------       DECEMBER      JUNE 30,        DECEMBER     JUNE 30,         JUNE
                                   1995         1996            21, 1997        1997          31, 1997       1997         30, 1998
                                   ----         ----            --------        ----          --------     --------       ---------
STATEMENT OF
OPERATIONS DATA:
Revenues                       $1,499,392     $1,832,043     $1,218,268      $638,994      $  737,858      $  245,142    $9,947,494

Operating Expenses:
  Cost of Operations              615,069        785,996        625,892       307,005         406,638          85,057     7,260,146
  General and
   Administrative                 754,580        757,655        646,273       324,542         521,372          66,622     3,756,248
  Depreciation and
   Amortization                    94,948        122,296        121,496        71,229         127,338          51,606       517,904
                               ----------     ----------     ----------      --------      ----------      ----------   -----------

Total Operating
 expenses                       1,464,597      1,665,947      1,393,661       702,776       1,055,348         203,285    11,534,298
                               ----------     ----------     ----------      --------      ----------      ----------   -----------
Income (Loss) from
 Operations                        34,795        166,096       (175,393)      (63,782)       (317,490)         41,857    (1,586,804)

Interest Expense                   45,475         70,868         22,077        16,760         104,494          42,942       274,042

Other Expense
 (Income)                           7,404         (2,500)      (204,124)     (195,794)              0               0             0
                               ----------     ----------     ----------      --------      ----------      ----------   -----------
Income (Loss)
 Before Income
 Taxes                            (18,084)        97,728          6,654       115,252        (421,984)         (1,085)   (1,860,846)

Income Tax Provision
 (Benefit)                         (3,304)        39,094          4,334        44,026        (163,632)           (423)     (318,536)
                               ----------     ----------     ----------      --------      ----------      ----------   -----------

Net Income (Loss)              $  (14,780)    $   58,634     $    2,320      $ 71,226      $ (258,352)     $     (662)  $(1,542,310)
                               ==========     ==========     ==========      ========      ==========      ==========   ===========
Net Income (Loss)
 per share - Basic
 and Diluted                          N/A            N/A            N/A           N/A      $    (0.13)            N/A   $     (0.21)
                               ==========     ==========     ==========      ========      ==========      ==========   ===========
Weighted average
 shares outstanding -
 Basic and Diluted                    N/A            N/A            N/A           N/A       1,940,536             N/A     7,312,848
                               ==========     ==========     ==========      ========      ==========      ==========   ===========

BALANCE SHEET DATA:

                                     At December 31,
                               -------------------------                                  At December                     At June
                                   1995          1996                                      31, 1997                       30, 1998
                               ----------     ----------                                  -----------                   -----------
Working capital (deficit)       $(104,623)    $ (130,188)                                  1,153,561)                   $ 1,743,768
Intangible assets(1)                    0              0                                   1,473,489                     18,605,187
Total assets                      855,192      1,102,047                                   2,614,143                     33,397,853
Long-term debt,
 including current portion        437,735        539,859                                     303,955                     10,720,990
Retained earnings (deficit)       211,807        270,441                                    (258,352)                    (1,800,662)
Total shareholders' equity        212,307        270,941                                     812,453                     18,110,268

(1) Intangibles, net consist primarily of goodwill and noncompete agreements. Noncompete agreements are amortized over the lives of the contracts. Goodwill is being amortized over 40 years. See Note 2 to the Company's Consolidated Financial Statements.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby. Certain statements in this Prospectus are forward-looking and are sometimes identified by the use of forward-looking words or phrases such as "intends" or "intended," "will be positioned," "believes," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement. Section 27A(i)(1) does not apply to this offering.

OPERATING STRATEGY

     EarthCare's ability to increase revenues of its existing operations and its acquired service providers will be affected by various factors, including: customer demand for NLW treatment and disposal services, EarthCare's ability to expand the range of services offered to customers and EarthCare's ability to develop national and regional accounts for its services and other marketing programs necessary to attract new customers and attract and retain necessary personnel. There can be no assurance that EarthCare's operating strategy will be successful or that EarthCare will be able to generate cash flows adequate to support its operations and internal growth.

RISK RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company intends to grow significantly through the acquisition of additional NLW service providers. The Company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the Company will be able to identify, acquire or manage additional businesses profitably or to integrate successfully any acquired businesses into the Company without substantial or material unanticipated costs, delays or other operational or financial problems. Businesses acquired by the Company may have liabilities that the Company does not discover or may be unable to discover during its pre-acquisition investigations, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner or operator, may be responsible. Certain environmental liabilities, even if not expressly assumed by the Company, may nonetheless be imposed on the Company under certain legal principles of successor liability including those under the Comprehensive Environmental Response Compensation and Liability Act. The Company may be required under federal, state or local law to investigate and remediate any contamination that may have resulted from the processing of any hazardous substances by any of these businesses. Any indemnities or warranties, due to their limited scope, amount, duration and the financial limitations of the indemnitor or warrantor may not fully cover such liabilities. Further, acquisitions involve a number of other special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events, all of which could have a material adverse effect on the Company's business, results of operations and earnings resulting from increased goodwill amortization and interest cost and the costs resulting from the issuance of securities could also have a material adverse effect. In addition, if the Company is not able to successfully integrate the operations of one or more of its acquired businesses, the benefits expected to be derived by the Company from consolidating certain overhead functions such as cash management, human resources, finance and insurance will not be realized. The Company currently has no binding agreements to make acquisitions. See "Business -- Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

RISK RELATED TO ACQUISITION FINANCING

      The Company's ability to acquire local NLW service providers at economically attractive prices, integrate their operations and then grow their operations profitably, will determine the Company's success. The Company intends to continue to expand its market presence in its current locations and enter other markets through acquisitions or the opening of new offices. The Company's ability to continue its growth and attain profitability will depend on a number of factors, including the availability of capital to fund acquisitions, existing and emerging competition and the ability to maintain sufficient profit margins despite cost increases and pricing pressures. The Company currently intends to finance future acquisitions by using Common Stock, cash, or a combination of Common Stock and cash. If Common Stock is issued in connection with future acquisitions or earn-out provisions of completed acquisitions, purchasers of Common Stock in this Offering may experience dilution in the earnings, cash flow and net tangible book value of their stock. If the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as all or part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources, if available, or incur indebtedness in order to continue its acquisition program. The Company has a $40 million credit facility (the "Credit Agreement") under which the Company may borrow to fund acquisition and working capital requirements; provided, however, that under the Credit Agreement, the banks' consent is required in order for the Company to consummate certain acquisitions and the Company is also constrained by the requirement to satisfy certain financial covenants in order to incur indebtedness (including without limitation, debt assumed in connection with acquisitions). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." IN ADDITION, THE COMPANY HAS PLEDGED THE STOCK OF EACH OF ITS SUBSIDIARIES TO THE LENDER UNDER THE CREDIT AGREEMENT. THESE SUBSIDIARIES REPRESENT SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS, INCLUDING ACCOUNTS RECEIVABLE. If the Company does not have sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that the Company will be able to obtain the financing it will need in the near future on terms the Company deems acceptable. The inability to acquire such financing, if needed, could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED OPERATING HISTORY, ABSENCE OF COMBINED OPERATING HISTORY

     The Company was organized in 1997 and began active operations at that time. As a result, the Company has very little operating history as an integrated NLW business to which investors may look to evaluate the Company's performance. Since the Company began operations, it has completed nine acquisitions. There can be no assurance that the Company will be able to successfully integrate the operations of the acquired businesses or any subsequently acquired businesses or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the entire combined enterprise on a profitable basis. In addition, there can be no assurance that the Company's management group will be able to effectively manage the combined entity or to effectively implement the Company's acquisition program and internal growth strategy. The Pro Forma Financial Statements of the Company cover periods when the acquired businesses were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate these acquired businesses successfully would have a material adverse effect on the Company's business, results of operations and financial condition, as well as its acquisition program. See "Business -- Acquisitions" and "Management."

MARKET IMPACT OF OFFERING

     This Prospectus relates to the sale of up to 8,026,979 Shares of Common Stock by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares and has prepared this Prospectus at its cost in return for the Selling Stockholders entering into the Lock-Up Agreements. Prior to the registration of the Shares pursuant to this Prospectus, as of October 9, 1998, approximately 1,412,836 shares of Common Stock or approximately 15% of the 9,538,870 issued and outstanding shares of Common Stock have been freely tradeable. Pursuant to the terms of the Lock-Up Agreements, upon the effective date of the registration statement of which this Prospectus is a part (the "Effective Date"), an additional 766,807 of the Shares will be eligible for immediate sale by the Selling Stockholders, an increase of approximately 54% in the number of shares of Common Stock eligible for sale. Six months after the Effective Date, an additional 1,377,813 of the Shares will be eligible for sale by the Selling Stockholders, an increase of approximately 64% in the number of shares of Common Stock eligible for sale. Nine months after the Effective Date, an additional 1,710,322 of the Shares will be eligible for sale by the Selling Stockholders, an increase of approximately 48% in the number of shares of Common Stock eligible for sale. Twelve months after the Effective Date, an additional 4,133,437 of the Shares will be eligible for sale by the Selling Stockholders, an increase of approximately 78% in the number of shares of Common Stock eligible for sale. The sales of such significant blocks of stock, or even the possibility of such sales, could adversely affect the prevailing market price of and the trading market for the Common Stock and reduce the prices available in the market. However, there can be no assurance that any or all of the Shares will be offered for sale by the Selling Stockholders or that any or all of the Contingent Shares will be issued.


HISTORY OF NET LOSSES

     The Company has experienced operating losses since its inception, and, as of June 30, 1998, the Company had an accumulated deficit of $1,800,662. Although the Company anticipates that it will be profitable in the future, there can be no assurance that the Company will actually achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     EarthCare competes with a significant number of other NLW service providers. Competitors compete primarily on the basis of proximity to collection operations, fees charged and quality of service. EarthCare must compete with area landfills that accept grease trap waste. Future technological changes and innovations may result in a reduction in the amount of NLW generated, or in alternative methods of treatment and disposal being developed. EarthCare also faces competition from customers that may seek to enhance and develop their own methods of disposal. Increased use of internal treatment and disposal methods and other competitive factors may have a material adverse effect on EarthCare's business, results of operation and financial condition.

     EarthCare will be at a disadvantage in competing against service providers that are better capitalized, have greater name recognition, have more background and experience, have greater financial, technical, marketing and other resources and skills, have better facilities and are able to provide services or products at a lower cost than EarthCare. As the NLW industry is currently highly fragmented, the addition of local NLW service providers is the only strategy by which EarthCare may be able to penetrate existing markets. Even if the Company is successful in consolidating local service providers in a given area, there can be no assurance that new competitors will not enter the market due to the low barriers to entry in the NLW industry. As a result of these competitive factors, there can be no assurance that EarthCare's growth strategy will be successful or that EarthCare will be able to generate cash flow adequate for its operations and to support future acquisitions and internal growth.

GOVERNMENT REGULATIONS

     EarthCare is subject to rules and regulations of various federal, state and local governmental agencies. Environmental laws and regulations are, and will continue to be, a principal factor affecting the marketability of the services provided by EarthCare. Any changes in these laws or regulations may adversely affect the operations of EarthCare by imposing additional regulatory compliance costs on EarthCare, requiring the modification of or adversely affecting the market for EarthCare's services. To the extent that demand for these services is based upon the need to comply with these regulations, any modification to these regulations may decrease the demand for these services and adversely affect EarthCare's business condition and results of operations.

     Additionally, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or enforced differently, EarthCare may be required to obtain additional operating permits, registrations or approvals. The process of obtaining required permits, registrations or approvals can be lengthy and expensive and the issuance of such permits or the obtaining of such approvals may be subject to public opposition. There can be no assurance that EarthCare will be able to meet the applicable regulatory requirements.

     The Resource Conservation and Recovery Act ("RCRA") is the principal federal statute governing hazardous and solid waste generation, treatment, storage and disposal. RCRA and state hazardous waste management programs govern the handling and disposal of "hazardous waste." The U.S. Environmental Protection Agency ("EPA") has issued regulations pursuant to RCRA. States have also promulgated regulations under comparable state statutes that govern hazardous waste generators, transporters and owners and operators of hazardous waste treatment, storage and disposal facilities. These regulations impose detailed operating, inspection, training and emergency preparedness and response standards and requirements for the financial responsibility, manifesting of wastes, record keeping and reporting, as well as treatment standards for any hazardous wastes intended for land disposal.

     NLW is currently exempt from the requirements of RCRA. The repeal or modification of the RCRA exemption covering NLW, or the modification of applicable regulations or interpretations regarding the treatment or disposal of NLW, may require EarthCare to alter its method of treating and disposing of NLW. EarthCare's current methods do not comply with the methods prescribed by the EPA for treatment and/or disposal of waste as defined by RCRA. These potential changes may result in decreased demand for EarthCare's services and could have a material adverse effect on EarthCare's business.

     The Comprehensive Environmental Response, Competition and Liability Act ("CERCLA") provides for immediate response and removal actions coordinated by the EPA for releases of hazardous substances into the environment and authorizes the government or private parties to respond to the release or potential release of hazardous substances. The government may also order persons responsible for the release to perform any necessary cleanup. Liability extends to the present owners and operators of waste disposal facilities from which a release occurs, persons who owned or operated the facilities at the time the substance was released, persons who arranged for the disposal or treatment of hazardous substances and waste transporters who selected such facilities for treatment or disposal of hazardous substances. CERCLA creates strict, joint and several liability for all costs of removal and remediation, other necessary response costs and damages for injury to natural resources.

     Because the Company will be engaged in businesses that involve the treatment and removal of nonhazardous liquid waste, EarthCare does not expect to be subject to CERCLA. However, if EarthCare were to acquire a business that in the past has disposed of hazardous waste or treated hazardous waste that falls within the parameters of CERCLA, EarthCare may be held jointly and severally liable for the costs of any damage or required cleanup of the site.

POTENTIAL ENVIRONMENTAL LIABILITY; INSUFFICIENCY OF INSURANCE

     During the ordinary course of its operations, the Company has from time to time received, and expects that it may in the future receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable regulations, including various transportation, environmental or land use laws and regulations. The Company generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company will always be successful in this regard, and the failure to resolve a significant issue could result in one or more adverse consequences to the Company described above.

     While the Company maintains insurance, such insurance is subject to various deductible and coverage limits and certain policies exclude coverage for damages resulting from environmental contamination. There can be no assurance that insurance will continue to be available to the Company on commercially reasonable terms, that the possible types of liabilities that may be incurred by the Company will be covered by its insurance, that the Company's insurance carriers will be able to meet their obligations under their policies or that the dollar amount of such liabilities will not exceed the Company's policy limits. An uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company's business, results of operations and financial condition.

RELIANCE ON MANAGEMENT AND KEY PERSONNEL

     The Company is dependent on its management and key personnel and believes that its success will depend upon the efforts and abilities of management and such key personnel. Furthermore, the Company may be dependent on the management and key personnel of companies that may be acquired in the future. If any of these individuals do not continue in their positions with the Company, or if the Company is unable to attract and retain other skilled employees, the Company's business, financial condition and results of operations could be materially adversely effected. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to continue to hire and retain sufficiently qualified management and other personnel necessary to conduct its business successfully.

EMPLOYEES

     The acquisition and integration of additional NLW service providers should result in a reduction of employees as duplicate administrative processes are eliminated. EarthCare's ability to manage its growth effectively will require it to continue to implement and improve its operational, financial and management information systems and controls and to train, motivate and manage its employees. EarthCare intends to continually review and upgrade its management information systems and to hire additional management and other personnel in order to maintain the adequacy of its operational, financial and management controls. There can be no assurance, however, that EarthCare will be able to meet these objectives.

CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS

     The Company's officers and directors currently beneficially own approximately 54% of the issued and outstanding Common Stock. As a result, these stockholders acting together would be able to control matters requiring the approval of a majority of the stockholders, such as election of directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. Raymond Cash, vice chairman and a director of the Company, controls over 38% of the issued and outstanding Common Stock, individually and through a voting trust of which he is trustee. See "Management" and "Principal and Selling Stockholders." Due to the Lock-Up Agreements, none of the Company's officers or directors will be entitled to sell Shares and potentially decrease these ownership percentages until six months after the date of this Prospectus, at which time these persons may sell up to 25% of their Shares, although there can be no assurance that any of these persons will sell any of their Shares. In addition, certain of the Company's officers and directors hold options to acquire an aggregate of 1,180,000 shares of Common Stock, subject to vesting and other requirements. See "Certain Transactions."

BENEFITS OF OFFERING TO CERTAIN STOCKHOLDERS

     The officers and directors of the Company beneficially own approximately 63% of the Shares subject to this Prospectus. The terms of the Lock-Up Agreements prohibit these officers and directors from offering for sale any of their Shares without the prior written consent of the Company until six months after the date of this Prospectus, at which time, such persons will be entitled to sell up to 25% of their Shares. After twelve months from the date of this Prospectus, these officers and directors will be entitled to sell all of their Shares and will not be subject to the volume limitations of Rule 144 promulgated under the Securities Act that would apply to the Shares if the Registration Statement of which this Prospectus is a part was not effective. There can be no assurance that any of the officers or directors will sell any of their Shares even when entitled to do so.

POSSIBLE ADVERSE IMPACT OF FUTURE EVENTS ON SHARE PRICE OF COMMON STOCK

     Future sales of the Common Stock, including issuances of shares of Common Stock in acquisitions, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The Company is registering an additional 5,000,000 shares of Common Stock to be used in acquisitions of the assets of NLW service providers and intends to file a Registration Statement on Form S-8 to register shares of Common Stock issuable upon the exercise of options pursuant to its stock option plan. See "Plan of Distribution". The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the issuance of shares in acquisitions, the liquidity of the market for the Common Stock, differences between the Company's actual financial or operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, new statutes or regulations or changes in interpretations of existing statutes and regulations affecting the Company's business, changes in general economic conditions or broad stock market fluctuations.

SUBSTANTIAL WARRANTS, OPTIONS AND CONTINGENT AND ACQUISITION SHARES

     As of October 9, 1998, the Company has issued outstanding warrants and options to purchase up to 243,374 and 1,256,250 shares of Common Stock, respectively. The weighted average exercise price for the options is $15.79 and for the warrants is $7.28. The existence of such warrants and options may hinder future financings by the Company and the exercise of such warrants and options may dilute the interests of all stockholders. Possible future resale of Common Stock issuable on the exercise of such warrants and options could adversely affect the prevailing market price of the Common Stock. The Company intends to file a Registration Statement on Form S-8 to register the shares of Common Stock issuable upon the exercise of options. Further, the holders of warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. In addition, 55,000 shares of Common Stock (in addition to the Contingent Shares) may be issued as additional consideration for completed acquisitions, subject to off-sets as provided in the agreements relating thereto, and 5,000,000 shares of Common Stock may be issued as partial or full consideration in additional acquisitions. See "Business -- Acquisitions."


ISSUANCE OF ADDITIONAL STOCK

     The Company has authorized capital of 70,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock, $.0001 par value per share. As of October 9, 1998, 9,538,870 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, with an additional 1,593,224 shares of Common Stock reserved for issuance on the exercise or conversion of warrants, options, and other outstanding rights to acquire Common Stock. Subject to applicable state law, the Company's board of directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares of Common Stock and Preferred Stock. Any such issuance will dilute the percentage ownership of stockholders and may dilute the book value of the Company's Common Stock.


POTENTIAL ANTI-TAKEOVER EFFECTS OF CERTIFICATE, BYLAWS, DELAWARE LAW AND THE EMPLOYMENT AGREEMENTS

     Certain provisions of Delaware law and certain provisions of the Company's Certificate of Incorporation (the "Certificate") and the Company's Bylaws (the "Bylaws") could delay or impede the removal of incumbent directors and could make it more difficult for a third-party to acquire, or could discourage a third-party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Certificate and Bylaws impose various procedural and other requirements (including a staggered board of directors, removal of directors only for cause and the issuance of Preferred Stock as described below) that could make it more difficult for stockholders to effect certain corporate actions. The Certificate gives the Company's Board of Directors the authority to issue up to 30 million shares of Preferred Stock and to determine the price, rights, preferences and restrictions, including the voting rights of such shares, without any further vote or action by the Company's stockholders. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued in the future. The Company has no current plans to issue such Preferred Stock. The "business combinations" statute under Delaware law may restrict certain business combinations by interested stockholders. See "Description of Capital Stock - Certain Provisions of the Articles, Bylaws and Delaware Law." The Company's executive officers have entered into employment agreements with the Company which contain change in control provisions. The change in control provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees can terminate their employment in such event and receive payments for 24 months to 60 months after termination pursuant to their respective agreements. See "Management - Employment Agreements and Change of Control Arrangements."

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Shares of Common Stock by the Selling Stockholders hereunder. The Company has agreed to pay the expenses of this Offering as consideration for certain of the Selling Stockholders entering into the Lock-Up Agreements and anticipates that it will incur costs of approximately $200,000 in connection with the Offering, including filing fees, transfer agent costs, printing costs, listing fees and legal and accounting fees.

                         DETERMINATION OF OFFERING PRICE

     With respect to Shares offered by the Selling Stockholders, such Shares shall be sold from time to time, subject to the Lock-Up Agreements, at such prices as the Selling Stockholders shall determine may be in their best interests and at which a willing buyer can be found. Such prices may not be related to the assets, earnings, or book value of the Company or any other recognized criteria of valuation. There can be no assurance that the Selling Stockholders will sell any or all of the Shares subject to this Prospectus.

                                 DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings to finance its growth and development and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Payment of any future dividends will depend upon the future earnings and capital requirements of the Company and other factors that the Board of Directors considers appropriate. Additionally, the terms of the Company's Credit Agreement restrict the payment of cash dividends on any of its capital stock.

                                    DILUTION

At June 30, 1998, the tangible book value of the Company was approximately $(495,000), or $(.05) per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities, divided by the number of shares of Common Stock outstanding. Assuming an existing price per share of $19.00 (Santi's closing stock price on August 28, 1998), then upon the sale of the Shares to new investors, the new investors would incur immediate dilution of $19.05. The following table illustrates the per share dilution:

         Existing trading price per share                      $19.00
         Net tangible book value per share                       (.05)
                                                               ------
         Assumed dilution to new investors                     $19.05
                                                               ======

The following table sets forth, with respect to (i) Selling Stockholders whose Shares are being registered in this Offering (ii) stockholders who will hold unregistered shares after this Offering and (iii) stockholders who currently hold freely tradable shares, a comparison of the number of shares of Common Stock acquired from the Company, the percentage of ownership of such shares, the total cash consideration paid, the percentage of total cash consideration paid and the average price per share.

                                             ----------------------------------------------------------
                                                      SHARES                 CONSIDERATION
                                             ----------------------------------------------------------
Selling Shareholders                         7,993,379       85.3%      $17,851,930     89.7%     $2.23
Shares that will remain unregistered           105,000        1.1%          609,000      3.1%      5.80
Freely tradable shares                       1,277,066       13.6%        1,450,000      7.3%      1.14
                                             ----------------------------------------------------------
                                             9,375,445      100.0%      $19,910,930    100.0%
                                             ==========================================================


The preceding table assumes no exercise of any stock options or warrants outstanding as of June 30, 1998. As of June 30, 1998, there were stock options outstanding to purchase a total of 1,276,250 shares of Common Stock with a weighted average exercise price of $15.89 per share, of which 3,750 were exerciseable, and warrants outstanding to purchase a total of 245,254 shares of Common Stock with a weighted average exercise price of $7.27 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial data of the Company. The selected financial data for the period from inception (March 19, 1997) to December 31, 1997 are derived from the audited financial statements of the Company, and the selected financial data for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to December 21, 1997 are derived from the audited financial statements of the Predecessor, Andrews Environmental Services, Inc. The selected financial data for the six month period ended June 30, 1998 are derived from the unaudited financial statements of the Company. The selected financial data for the years ended December 31, 1993 and 1994 and for the three month period ended March 31, 1997 are derived from the unaudited financial statements of the Predecessor. As a result of acquisitions occurring in 1997 and 1998, the Company's historical financial statements are not representative of the financial results expected for future periods. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of the Company and Predecessor and notes thereto included elsewhere herein.

                                                 PREDECESSOR                                               SUCCESSOR
                       --------------------------------------------------------------------  -------------------------------------

                                                                                                            PERIOD
                                                                          PERIOD      SIX     PERIOD FROM    FROM
                                     YEAR ENDED DECEMBER 31,               FROM      MONTHS    INCEPTION   INCEPTION     SIX
                       -----------------------------------------------  JANUARY 1,   ENDED    (MARCH 19,   (MARCH 19,   MONTHS
                                                                         1997 TO      JUNE      1997) TO    1997) TO     ENDED
                                                                         DECEMBER      30,      DECEMBER    JUNE 30,   JUNE 30,
                         1993       1994         1995           1996     21, 1997     1997     31, 1997       1997       1998
                       -----------------------------------------------   --------     ----     --------    ---------   ---------
STATEMENT OF
OPERATIONS DATA:
Revenues               $1,260,344  $1,327,348  $1,499,392  $1,832,043   $1,218,268  $638,994 $   737,858  $245,142     $ 9,947,494
Operating Expenses:
  Cost of Operations      329,101     573,516     615,069     785,996      625,892   307,005     406,638    85,057       7,260,146
  General and
   Administrative         763,420     597,569     754,580     757,655      646,273   324,542     521,372    66,622       3,756,248
  Depreciation and
   Amortization           158,605     115,397      94,948     122,296      121,496    71,229     127,338    51,606         517,904
                       ----------  ----------  ----------  ----------   ----------  --------  ----------  --------     -----------

Total Operating
 expenses               1,251,126   1,286,392   1,464,597   1,665,947    1,393,661   702,776   1,055,348   203,285      11,534,298
                       ----------  ----------  ----------  ----------   ----------  --------  ----------  --------     -----------
Income (Loss) from
 Operations                 9,218      40,956      34,795     166,096     (175,393)  (63,782)   (317,490)   41,857      (1,586,804)
Interest Expense           40,407      42,453      45,475      70,868       22,077    16,760     104,494    42,942         274,042
Other Expense
 (Income)                       0       1,575       7,404      (2,500)    (204,124) (195,794)          0         0               0
                       ----------  ----------  ----------  ----------   ----------  --------  ----------  --------     -----------
Income (Loss)
 Before Income
 Taxes                    (31,189)     (3,072)    (18,084)     97,728        6,654   115,252    (421,984)   (1,085)     (1,860,846)
Income Tax Provision
 (Benefit)                      0       3,565      (3,304)     39,094        4,334    44,026    (163,632)     (423)       (318,536)
                       ----------  ----------  ----------  ----------   ----------  --------  ----------  --------     -----------
Net Income (Loss)      $  (31,189) $   (6,637) $  (14,780) $   58,634   $    2,320  $ 71,226  $ (258,352) $   (662)    $(1,542,310)
                       ==========  ==========  ==========  ==========   ==========  ========  ==========  ========     ===========
Net Income (Loss)
 per share - Basic
 and Diluted                 N/A         N/A         N/A         N/A          N/A       N/A  $    (0.13)               $     (0.21)
                       ==========  ==========  ==========  ==========   ==========  ========  ==========               ===========
Weighted average
 shares outstanding -
 Basic and Diluted            N/A         N/A         N/A         N/A          N/A       N/A   1,940,536                 7,312,848
                       ==========  ==========  ==========  ==========   ==========  ========  ==========               ===========


BALANCE SHEET DATA:                                               AT DECEMBER 31,
                                                  --------------------------------------------   AT DECEMBER    AT JUNE 30,
                                                    1993       1994        1995         1996      31, 1997         1998
                                                  --------   --------   ---------   ----------  ------------    -----------
Working capital (deficit)                         $  3,630   $ 63,686   $(104,623)  $ (130,188) $ (1,153,561)   $ 1,743,768
Intangible assets(1)                                     0          0           0            0     1,473,489     18,605,187
Total assets                                       484,464    814,102     855,192    1,102,047     2,614,143     33,397,853
Long-term debt, including  current portion         316,532    457,237     437,735      539,859       303,955     10,720,990
Retained earnings (deficit)                         55,280    226,587     211,807      270,441      (258,352)    (1,800,662)
Total shareholders' equity                          55,780    227,087     212,307      270,941       812,453     18,110,268


(1) Intangibles, net consist primarily of goodwill and noncompete agreements. Noncompete agreements are amortized over the lives of the contracts. Goodwill is being amortized over 40 years. See Note 2 to the Company's Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may vary significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

              EarthCare engages in businesses relating to the NLW industry. These businesses include grease trap pumping, septic tank services (including designing, pumping, installation and maintenance), sewer and drain cleaning services; high pressure jetting services, portable toilet servicing; bulk liquid waste transportation; on-site biotreatment systems; biosolids management; and liquid waste processing and disposal. The customers of EarthCare include restaurants, hospitals, military bases, office buildings, apartments, schools, municipalities, industrial businesses and single family residences.

              EarthCare intends to expand its business in the NLW industry through internal growth and the acquisition of local service providers throughout the United States. These acquisitions will be made with cash, shares of Common Stock or a combination of cash and Common Stock. EarthCare's strategy is to increase the efficiency and profitability of each of the acquisition targets through operational and marketing synergies with EarthCare's existing business operations.

           The NLW industry serves a basic need - the collection, treatment and disposal of food and septic waste. Demand for NLW services is driven primarily by population and the general level of economic activity. Increasing regulation at the federal, state and local level, as well as increased awareness of and demand for, a safer and cleaner environment are creating the need for a more professional and environmentally responsible NLW industry.

GENERAL

     The Company derives the majority of its revenues from commercial and residential septic services (including designing, pumping, installation and maintenance) (approximately 59% of current revenues) and to a lesser extent sewer and drain services (approximately 20% of current revenues). Collection fees charged to customers vary per gallon by waste stream according to constituents of the waste, expenses associated with processing the waste and competitive factors. Cost of operations consist of fixed costs such as salaries and benefits of vehicle operators and construction labor and variable costs such as supplies, fuel and equipment rentals. General and administrative costs consist primarily of compensation and related benefits for executives and administrative staff, advertising, office rent, communications and professional fees. Depreciation and amortization expense primarily relates to the depreciation of capital assets, the amortization of excess cost over the fair value of net assets acquired (goodwill) and other intangible assets. The Company's policy is to amortize goodwill over a 40 year life.


     From its inception on March 19, 1997 through August 28, 1998, the Company has acquired nine businesses, all of which were accounted for using the purchase method of accounting. In connection with these acquisitions the Company recorded goodwill of approximately $17.4 million, which is being amortized over 40 years. At June 30, 1998, the Company's balance sheet includes net goodwill of $17.3 million. This amount represents 52% of total assets and 95% of stockholders' equity. Goodwill arises when the purchase price and other related costs for a business acquisition exceeds the fair value of the net assets acquired. Generally accepted accounting principles require that goodwill be amortized over the period benefited. The Company has reviewed all of the known factors and related anticipated future cash flows in evaluating the amount of goodwill recorded in conjunction with each business acquisition. From this analysis, the Company has concluded that the anticipated future cash flows associated with the recognized goodwill will continue indefinitely, and there is no persuasive evidence that any material portion of it will dissipate over a period shorter than 40 years. Prior to their acquisition by the Company, the acquired businesses were managed as independent private businesses, and their results of operations reflect different tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. Certain owners who continued employment with the Company agreed to reductions in their compensation and benefits in connection with the acquisition of their businesses by the Company.

     In connection with each of its acquisitions, the Company attempts to implement a number of cost saving measures, including possible reductions in management levels and other personnel, the implementation of centralized management and cost controls and the elimination of duplicate collection routes.

RESULTS OF OPERATIONS

     On March 20, 1997, the Company purchased certain assets of Andrews Environmental, Inc. ("Andrews") associated with the Andrews grease disposal business. On December 22, 1997, the Company acquired the remaining assets and ongoing business of Andrews. For financial reporting purposes Andrews is considered the predecessor to the Company (the "Predecessor"). As a result of the Company's recent acquisitions and the limited period of ownership of the acquired businesses, the Company believes that the period-to-period comparisons and percentage relationships within the periods set forth below are not meaningful.

   The following table sets forth the percentage of certain items in relation to net revenue:

                                                     Predecessor                                            Successor
                                  ---------------------------------------------------------  -------------------------------------

                                                                                              Period From  Period From
                                                                                    Six        Inception    Inception      Six
                                      Year                        Period from      months      (March 19,   (March 19,    months
                                     ended       Year ended     January 1, 1997    ended        1997) to      1997) to    ended
                                  December 31,  December 31,    to December 21,   June 30,    December 31,    June 30,    June 30,
                                      1995          1996              1997          1997          1997         1997         1998
                                  -----------   ------------    ---------------   ---------   -----------  -----------   ---------
REVENUES                               100%         100%           100%               100%       100%          100%         100%

EXPENSES
    Cost of Operations                  41           43             51                 48         55            35           73
    General and Administrative          50           41             53                 51         71            27           38
    Depreciation and Amortization        7            7             10                 11         17            21            5
                                      ----          ---            ---               ----       ----          ----         ----
           TOTAL EXPENSES               98           91            114                110        143            83          116
                                      ----          ---            ---               ----       ----          ----         ----
INCOME (LOSS) FROM OPERATIONS            2            9            (14)               (10)       (43)           17          (16)
                                      ----          ---            ---               ----       ----          ----         ----
INTEREST EXPENSE                         3            4              2                  3         14            17            3

OTHER (INCOME) EXPENSE                   0            0            (17)               (31)         0             0            0
                                      ----          ---            ---               ----       ----          ----         ----
INCOME (LOSS) BEFORE INCOME TAXES       (1)           5              1                 18        (57)            0          (19)

INCOME TAX PROVISION (BENEFIT)           0            2              1                  7        (22)            0           (3)
                                      ----          ---            ---               ----       ----          ----         ----
NET INCOME (LOSS)                       (1%)          3%             0%                11%       (35%)           0%         (16%)
                                      ====          ===            ===               ====       ====          ====         ====


SIX MONTHS ENDED JUNE 30, 1998

   For the six months ended June 30, 1998, the Company reported a loss of $1,542,310 on revenues of $9,947,494. A discussion from the date of inception (March 19, 1997) to June 30, 1997 has not been presented because the data is not meaningful.

   The Company completed four acquisitions during the first quarter of 1998 and two acquisitions during the second quarter of 1998. In January 1998, the Company acquired Ferrero Wastewater Management, Inc. located in Ambler, Pennsylvania. In February 1998, the Company acquired A Rapid Rooter Sewer and Drain Service, Inc. located in Pompano Beach, Florida, and Quality Plumbing & Septic located in Douglasville, Georgia. In March 1998, the Company acquired Seagraves, Inc. located in Orlando, Florida. In May 1998, the Company acquired R.G.M. Liquid Waste Removal Corporation, located in Deer Park, New York, and Eldridge Wastewater Management, Inc., located in West Chester, Pennsylvania. All acquisitions have been accounted for using purchase accounting and the results of operations of the acquired businesses have been included in the Company's consolidated financial statements from the date of each acquisition.

REVENUES: Revenues for the six months consist of revenues from each of the businesses acquired in 1997 plus revenues from businesses acquired during the first two quarters of 1998 from the date of each acquisition. The six completed acquisitions contributed approximately $9.0 million or 91% of revenues for the six months ended June 30, 1998.

COST OF OPERATIONS: The operating margin for the six months ended June 30, 1998 was 27%.

GENERAL AND ADMINISTRATIVE: General and administrative expense has been and is projected to be a significant percentage of revenue in the Company's early stages of growth. Management anticipates that as revenue increases through acquisitions, general and administrative expenses will increase in total, but decrease as a percentage of revenue. For the six months ended June 30, 1998, general and administrative expense includes non-recurring expenses associated with the relocation of the corporate headquarters to Dallas, Texas; expenses associated with registering the Company as a reporting company with the Securities and Exchange Commission; and costs associated with the establishment of the Company's management team.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization was $517,904 or 5% of revenues for the six months ended June 30, 1998.

LOSS FROM OPERATIONS: The loss from operations is primarily the result of the high level of general and administrative expense.

INTEREST EXPENSE: Interest expense for the six months ended June 30, 1998 was $274,042. Interest was incurred at an average rate of approximately 7.7% during the six months ended June 30, 1998.

INCOME TAX BENEFIT: An income tax benefit of 39% of pretax loss has been computed in accordance with SFAS No. 109 "Accounting for Income Taxes." The tax benefit has been offset by a valuation allowance of $384,367. Realization of the net tax benefit is dependent on the Company generating sufficient taxable income in future periods. Although realization is not assured, management believes it is more likely than not that the Company will generate taxable income in future periods to permit usage of the estimated net operating loss carry forward. To date, all acquisitions have been taxable asset purchases in which the Company obtained a full basis in acquired tangible and intangible assets. To the extent the Company makes future nontaxable acquisitions, the Company's effective rate may differ significantly from its statutory rate due to nondeductible goodwill amortization.

PERIOD FROM INCEPTION (MARCH 19, 1997) TO DECEMBER 31, 1997

   The financial statements of the Company for the period from inception (March 19, 1997) to December 31, 1997 reflect a net loss of $258,352 on revenues of $737,858.

   The Company completed three acquisitions in 1997: the grease division of Andrews in March 1997, Atlanta Grease Trap in August 1997 and the remaining assets of Andrews in December 1997. All three acquisitions have been accounted for using purchase accounting and the results of operations of the acquired businesses have been included in the consolidated financial statements from the date of each acquisition.

REVENUES: Revenues for period from inception (March 19, 1997) to December 31, 1997 consist of revenues from each of the businesses acquired from the date of each acquisition.

COST OF OPERATIONS: The operating margin was 45%.

GENERAL AND ADMINISTRATIVE: General and administrative expense has been and is projected to be a significant percentage of revenues in the early stages of the Company's growth. It is anticipated that as revenues grow from future acquisitions, that general and administrative expense as a percentage of revenue will decline. The amounts reported for general and administrative expense include a number of costs associated with establishing the Company and hiring employees.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization was $127,338 or 17% revenues.

LOSS FROM OPERATIONS: The loss from operations is due primarily to the high level of general and administrative expense as a percentage of revenue.

INTEREST EXPENSE: Interest expense of $104,494 was based on an average interest rate of 13% over the period.

INCOME TAX BENEFIT: An income tax benefit of 39% of pretax loss was recorded for the period from inception (March 19, 1997) to December 31, 1997.

PERIOD FROM JANUARY 1, 1997 TO DECEMBER 21, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES: Revenues decreased 34% to $1,218,268 in 1997 from $1,832,043 in 1996. This decrease was primarily due to the sale of the grease business to EarthCare in March 1997.

COST OF OPERATIONS: Cost of operations decreased 20% to $625,892 in 1997 from $785,996 in 1996. Cost of operations as a percentage of revenues increased to 51% in 1997 from 43% in 1996. The increase in cost of operations as a percentage of revenues was due to the sale of the more profitable grease business in March 1997.

GENERAL AND ADMINISTRATIVE: General and administrative expense decreased to $646,273 in 1997 from $757,655 in 1996, a decrease of 15%. The decrease in general and administrative was a result of the sale of the grease business. As a percentage of sales, general and administrative increased to 53% in 1997 from 41% in 1996. This increase occurred because certain general and administrative expenses which supported both the grease business and the continuing business of Andrews were relatively fixed in nature, and were not decreased as a result of the sale of the grease business.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization remained relatively constant, at approximately $122,000. The disposition of assets associated with the grease business did not significantly effect depreciation, because the majority of the assets sold had been fully depreciated.

LOSS (INCOME) FROM OPERATIONS: The loss from operations of $175,393 for 1997, as compared to income from operations of $166,096 in 1996, was primarily due to the loss of revenue from the sale of the grease business and the inability to reduce expenses to the extent that revenue was diminished.

INTEREST EXPENSE: Interest expense decreased from $70,868 in 1996 to $22,077 in 1997, due to decreased capital expenditures in 1997, and the decrease in debt and interest payments associated with certain assets sold in conjunction with the grease business.

OTHER, NET: Other, net includes a gain on sale of assets of approximately $240,000 recorded in connection with the sale of the grease business.

PROVISION FOR INCOME TAXES: The effective tax rate increased from 40% in 1996 to 65% in 1997 due to the low level of income in 1997 and the relatively fixed nature of certain items which are not deductible for tax purposes.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

REVENUES: Revenues increased 22.2% to $1,832,043 in 1996 from $1,499,392 in 1995. The increase was due to internal growth of the business.

COST OF OPERATIONS: Cost of operations increased 28% to $785,996 in 1996 from $615,069 in 1995. The increase was a result of the higher level of revenue. Cost of operations as a percentage of revenues increased to 43% in 1996 from 41% in 1995. The percentage increase was driven by additional overtime labor incurred to generate a portion of the additional revenue.

GENERAL AND ADMINISTRATIVE: General and administrative expense remained relatively stable. at $757,655 in 1996 and $754,580 in 1995. General and administrative expenses have historically been a significant percentage of revenues and relatively fixed in nature.

DEPRECIATION AND AMORTIZATION: Depreciation and amortization increased to $122,296 in 1996 from $94,948 in 1995. This is primarily due to acquisitions of property and equipment during 1996 and 1995.

INCOME FROM OPERATIONS: The increase of income from operations from 1995 to 1996 of $131,310 was primarily due to the growth of the business and Andrew's ability to maintain general and administrative expenses at a relatively stable level.

INTEREST EXPENSE: Interest expense increased from $45,475 in 1995 to $70,868 in 1996, due to the financing of capital expenditures in 1996 and late 1995.

PROVISION (BENEFIT) FOR INCOME TAXES: The effective tax rate changed from a benefit of (19)% in 1995 to a provision of 40.0% in 1996 due to the low level of income in 1995 and the relatively fixed nature of certain items which are not deductible for tax purposes.

SEASONALITY AND INFLATION

   The Company's operations are affected by the weather. Rainy weather requires more frequent septic and grease trap maintenance and snow cover or frozen conditions prevent installation and need for servicing septic systems. Although the Company experiences a certain degree of seasonality in its operations due to weather, this seasonality is lessened through its operations in various geographic areas.

   The Company believes that inflation and changing prices have not had, and are not expected to have, any material adverse effect on its results of operations in the near future.

LIQUIDITY AND CAPITAL RESOURCES

   At June 30, 1998, the Company had cash of approximately $2.9 million and working capital of $1.7 million.

     On June 26, 1998, the Company entered into the $40 million revolving Credit Agreement with Bank of America, which was amended as of June 30, 1998. The Company may also obtain up to $5 million in letters of credit, subject to availability under the Credit Agreement. Interest is payable monthly at variable rates, depending on the Company's Funded Debt to EBITDA (as defined in the Credit Agreement), but is capped at Libor plus 2.25%. The Credit Agreement expires June 26, 2001, is secured by a first lien on substantially all assets of the Company and requires the Company to maintain certain financial covenants beginning June 30, 1998. The financial covenants are (i) Minimum Net Worth ($18.0 million), (ii) EBIT to Interest Coverage (1.5:1.0), (iii) Funded Debt to EBITDA (4.0:1.0) and (iv) Debt to Capitalization (65%). As of June 30, 1998, the Company was in compliance with the financial covenants. In connection with entering into the Credit Agreement, two existing lines of credit (the "Prior Credit Facilities") with availability of $16.6 million were repaid and canceled.

   The Company's primary requirements for capital (other than those related to acquisitions) consist of purchasing vehicles and equipment used in the operation of its businesses. During the six months ended June 30, 1998, the Company made $330,570 in capital expenditures. From March 19, 1997 (inception) through July 20, 1998, the Company acquired nine businesses for an aggregate consideration of $19.8 million in cash, $2.3 million in seller notes and 471,400 shares of Common Stock. In addition to the above amounts, the acquisition agreements include contingent consideration totaling $1,608,900 in cash and 93,600 shares of Common Stock. Funding of the cash portion of the purchase prices was provided by borrowings under the Prior Credit Facilities and proceeds from private sales of Common Stock. From March 19, 1997(inception) through June 30, 1998, the Company received approximately $16.3 million in proceeds from private sales of Common Stock. The Company believes that funds provided by operations, together with cash on hand and funds available under the Credit Agreement, will be adequate to meet the Company's anticipated capital expenditures for the remainder of 1998.

   The Company intends to aggressively pursue internal growth and acquisition opportunities. The timing, size or success of any acquisitions effort and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of cash on hand, borrowings from the unborrowed portion of the Credit Agreement and the possible public or private sale of debt and equity securities.

YEAR 2000

   The Company has conducted operations for less than two years and has only recently grown large enough to require sophisticated computing systems. A complete review of all of the Company's computing needs has recently been undertaken. The Company has completed its review, including various Year 2000 compliant computer programs, and has selected Year 2000 compliant hardware and software for its computing needs. The Company anticipates beginning implementation of these new systems during the third quarter of 1998, which implementation should ensure proper processing of transactions relating to the Year 2000 and beyond. The Company expects the conversion of all systems to be completed in the first quarter of 1999 and estimates the capital costs of the new Year 2000 compliant hardware, systems and software to be approximately $250,000.

   The Year 2000 issue is expected to affect the systems of various entities with which the Company interacts, including the Company's vendors and customers. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted or that a failure by another company's systems to be Year 2000 compliant would not have a material adverse effect on the Company.

                                    BUSINESS

GENERAL

     EarthCare engages in the following businesses relating to the industry: grease trap pumping and repair services; septic services (including designing, pumping, installation and maintenance); sewer and drain cleaning services; high pressure water jetting services; portable toilet servicing; bulk liquid waste transportation; biosolids management; on-site biotreatment systems and liquid waste processing and disposal. EarthCare's customers include restaurants, hospitals, military bases, office buildings, apartments, schools, municipalities, industrial businesses and single family residences. All references to EarthCare or the Company include its operating subsidiaries unless the context indicates otherwise.

     EarthCare intends to expand its presence in the NLW industry through internal growth and acquisitions of local service providers throughout the United States. The acquisitions will be made primarily with cash, shares of Common Stock or a combination of cash and shares of the Common Stock. The Company believes that these acquisitions, by consolidating smaller local service providers, will create synergies and improve efficiencies in the area of NLW management.

THE NLW INDUSTRY

     The Company estimates that the portable toilet, septic tank and grease trap business segment of the U.S. domestic NLW industry generates approximately $20 billion in revenues annually. There are approximately 25,000 service providers currently in the NLW industry and, of these service providers, approximately 75% generate less than $500,000 of annual revenues. The Company believes the NLW industry will continue to grow based on increased waste from a growing population and general economic conditions that are driving new building demand and the need for NLW services.

     Because the NLW industry is so highly fragmented, management believes the industry has the potential for significant cost savings by the economies of scale that may be realized in consolidation. These costs savings would include efficiencies as a result of common billing, the coordination of advertising, the elimination of duplicative professional and technical support providers, the standardization and upgrading of equipment and the improvement of employee training. EarthCare intends to determine lines of the NLW business in which an acquired service provider is not currently engaged and assist the service provider in expanding into those areas. There can be no assurance, however, that EarthCare will be able to profitability consolidate service providers within the NLW industry.

OPERATIONS

    EarthCare currently engages in each of the NLW businesses described above. EarthCare's operating subsidiaries include: Bone-Dry Enterprises, Inc.; SanTi Group of Florida, Inc.; SanTi Group of Pennsylvania, Inc.; and SanTi Group of New York, Inc. Each subsidiary of EarthCare intends to acquire additional assets from local service providers and act as an operating division of EarthCare in the area in which it is located. These local operating divisions operate under various tradenames, as described below.

     Bone-Dry Enterprises, Inc. ("Georgia Group"). The Georgia Group is engaged in NLW collection and hauling operations in the state of Georgia. The Georgia Group operates under the following tradenames: Andrews Environmental, Bone-Dry Enterprises ("Bone-Dry") and Quality Plumbing and Septic.

     SanTi Group of Florida, Inc. ("Florida Group"). The Florida Group is engaged in NLW collection and hauling operations in the state of Florida. The Florida Group operates under the following tradenames: Brownie Environmental Services, Grease-Tec and A Rapid Rooter Sewer and Drain.

     SanTi Group of Pennsylvania, Inc. ("Pennsylvania Group"). The Pennsylvania Group is engaged in NLW collection and hauling operations in the state of Pennsylvania. The Pennsylvania Group has one wholly owned subsidiary, Nutrecon, Inc., which holds the operating permits and the leases for a facility acquired from Ferrero Wastewater Management, Inc., in Ambler, Pennsylvania. The Pennsylvania Group operates under the following tradenames: Ferrero Wastewater Management and Eldredge Wastewater Management.

     SanTi Group of New York, Inc. ("New York Group"). The New York Group is engaged in NLW collection and hauling operations in the state of New York. The New York Group operates under the following tradenames: RGM Liquid Waste Removal and Devito Environmental.

     The Company receives fees to collect, process and dispose of nonhazardous liquid wastes. Collection fees charged to customers vary per gallon by waste stream according to constituents of the waste, expenses associated with processing the waste and competitive factors. Grease trap waste from restaurant and other food processing and preparation facilities are transported to SanTi's facilities in vacuum trucks, trailers and other transportable containers. SanTi operates a fleet of vehicles to collect waste directly from generators and receives waste from independent transporters servicing additional waste generators. Using a variety of physical, chemical, thermal and other biological techniques, the waste is broken down into constituent components. Water extracted from the waste is pretreated and then discharged into the municipal sanitary sewer system or applied to leased grasslands. Solid materials are dried and disposed of in a solid waste landfill. At some locations where the Company does not have pretreatment facilities, the waste is transported to private pretreatment facilities, or, where permitted by local regulations, directly to municipal or private wastewater treatment facilities.

     EarthCare also engages in the business of biosolids management through the reuse of organic materials. EarthCare provides transportation, treatment, site monitoring, and land application to private companies. EarthCare's vehicles pick up and transport biosolids to various sites. EarthCare also provides professional management and consulting services for treatment of biosolids and the monitoring and application onto leased grasslands of treated biosolids.

     The Company benefits from federal, state and local regulations prohibiting the disposal of grease trap waste and other waste in municipal collection and treatment systems. Although restaurants, food processing and preparation facilities and other industrial operations have produced such waste for many years, regulations governing the management of NLW, and the enforcement of such regulations, are becoming increasingly stringent. These requirements have increased the value of Earthcare's services to its customers in recent years. As federal, state and local regulations governing the disposal of NLW increase, SanTi believes the amount of NLW products delivered to third parties for processing and disposal will continue to increase.

     EarthCare will target the acquisition and integration of local service providers in the NLW industry that SanTi believes will be profitable additions to the Company. EarthCare intends to focus on the integration of entities acquired and to increase profits and productivity through operational and efficiency improvements, standardization of procedures, equipment standards and procurement procedures.

     EarthCare intends to establish local operating facilities or service centers throughout the United States, with initial service centers established in major population centers. Acquired local service providers in these areas will be converted to service centers. A service center manager at each location will be responsible for the service center's overall performance. The manager will be supported by supervisors responsible for one or more lines of business. The manager will also be supported by maintenance managers responsible for the maintenance and repair of all equipment. The service center managers will report to district managers, who will typically have responsibility for eight to twelve service center managers. The district managers will have general management responsibility for their geographical areas.

PREDECESSOR CORPORATIONS

     SanTi Group, Inc. ("SGI"), a privately-held corporation, was incorporated in Delaware on August 19, 1997 for the purpose of engaging, through its operating subsidiaries, in the following businesses related to the NLW industry: grease trap pumping, septic tank services (including designing, pumping, installation, and maintenance); sewer and drain cleaning services; high pressure jetting services; portable toilet servicing; bulk liquid waste transportation; biosolids management; on-site biotreatment systems and liquid waste processing and disposal. In December 1997, SGI acquired the assets of Bone-Dry in a share exchange in which each share of Bone-Dry was exchanged for 1.3 shares of SGI. Bone-Dry was formed in March 1997 to acquire businesses in the NLW industry. SGI and Bone-Dry were primarily controlled by Mr. Raymond M. Cash, Vice Chairman of the Board of Directors of the Company, and entities controlled by Mr. Cash. Following a stock split effected in the form of a 0.25 per share stock dividend effective January 30, 1998 (the "Stock Dividend"), SGI had approximately 8,088,379 shares of common stock, $.0001 par value per share (the"SGI Stock"), issued and outstanding as of the date of the merger of SGI into Microlytics, Inc., as described below.

     Microlytics, Inc. ("Micro") was incorporated in Delaware in 1985 for the purposes of engaging in the business of developing, manufacturing and marketing electronic reference products, including computer software programs which provided linguistic and information compression technology, bilingual dictionaries and thesaurus products. In 1989, Micro operated as a wholly owned subsidiary of Selectronics, Inc. ("Selectronics"). In 1995, Selectronics changed its name to Microlytics, Inc. In the early 1990's, Micro began experiencing financial difficulties as a result of the highly competitive nature of the computer software industry. On November 27, 1996, Micro filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of New York (the "Court"). In July of 1997, substantially all of the intangible assets of Micro and its subsidiary were sold to Metro One Telecommunications, Inc. In August of 1997, substantially all of the tangible assets of Micro were also sold. The proceeds of these sales were held in a segregated trust account by the debtor's counsel prior to the Court's confirmation of Micro's plan of reorganization.

     In April of 1998, Micro filed a Plan of Reorganization (the "Plan") that was approved by its stockholders, the creditor's committee and the Court. Pursuant to the Plan, Micro effected a 1 for 400 reverse stock split, distributed the proceeds from asset liquidations to its creditors, and distributed shares and warrants to its creditors and stockholders. The Plan provided for this reverse stock split prior to the merger of SGI and Micro, as described below. Pursuant to the Plan, any shareholder of Micro as of April 30, 1998 who, as a result of the 1 for 400 reverse stock split, held less than 100 shares, had his or her shares rounded up to 100 shares. As of July 20, 1998, after the 1 for 400 reverse stock split and rounding of shares, approximately 1,027,066 shares of Micro common stock were issued and outstanding. Also under the Plan, Micro issued warrants for 500,000 shares of Micro common stock, exercisable at $5.80 per share.

THE MERGER AND NAME CHANGES


     On May 13, 1998, SGI was merged with and into Micro under an agreement and plan of merger, with Micro surviving and changing its name to SanTi Group, Inc. ("the Merger"). Effective September 21, 1998, Santi Group, Inc. changed its name to EarthCare Company by filing an amendment to its Certificate with the Delaware Secretary of State. The Merger was subject to the approval of the Court. On the effective date of the Merger, each issued and outstanding share of SGI Stock was converted into one share of common stock of Micro (now EarthCare). These exchange ratios were determined after the 1 for 400 reverse split of Common Stock pursuant to the Plan. This exchange resulted in the receipt by SGI stockholders of approximately 8,088,379 shares of Common Stock, representing approximately 86.2% of the shares of Common Stock issued and outstanding on the effective date of the Merger. As of August 28, 1998, after the issuance of shares pursuant to the Plan, the Merger, the reverse split, and the exercise of warrants to acquire 304,746 shares of Common Stock, EarthCare had 9,526,599 shares of Common Stock outstanding. All options to acquire shares of SGI Stock were also converted into options to receive shares of Common Stock. As of October 9, 1998, such options to acquire 3,750 shares of Common Stock were vested and options to acquire 22,500 shares of Common Stock vest over the next two years. EarthCare succeeded to all of the assets, liabilities and NLW business of SGI.


ACQUISITIONS

     EarthCare intends to expand its business in the NLW industry through internal growth and the acquisition of local NLW service providers throughout the United States. These acquisitions will be made with cash, shares of Common Stock, or a combination of cash and shares of Common Stock. EarthCare's acquisition strategy has been developed with the goal of increasing the efficiency and profitability of acquisition targets through operational and marketing synergies with EarthCare's existing business operations. EarthCare will provide professional management to these acquired entities to eliminate duplicative processes and procedures among the acquired businesses. The services that EarthCare intends to provide to the acquired entities include: sales management, accounts receivable and accounts payable management, debt collection, financial reporting, tax management, advertising, purchasing, legal, health and safety, environmental, human resources, training and capital. Customer service representatives will also be provided. These services are intended to allow the local managers to focus on the growth of regional business.


     Between March 1997 and September 1998, EarthCare (or Bone-Dry) completed several acquisitions of NLW local service providers. These acquisitions geographically extended EarthCare's processing operations to New York, Philadelphia and Miami, and increased its market penetration in Georgia. The total cost of the acquisitions, including contingent consideration, was $21,374,120 in cash, $2,257,350 in notes to sellers and 565,000 shares of Common Stock. In addition, EarthCare entered into one-year agreements with certain key managers that include severance payments if terminated before expiration.


     Andrews Environmental, Inc. ("Andrews"). In March 1997, Bone-Dry acquired a portion of the assets of Andrews, operating as Andrews' grease disposal business for $475,000 in cash and $257,350 in notes. The Company later issued 14,479 shares of Common Stock in settlement of these notes. Andrews was in the business of commercial and governmental grease extraction, collection, and transportation services in the state of Georgia. In December 1997, Bone-Dry acquired the remaining assets of Andrews for $660,000 in cash and 21,400 shares of Common Stock. Contingent consideration of 13,600 shares of Common Stock is payable within 90 days of the first anniversary of the date of the purchase, net of offsets for losses, as defined in the purchase agreement. These assets included customer accounts, trucks and containers to be used in the NLW and septic waste collection, transportation, management and disposal business. Andrews specializes in the area of NLW and disposal in Georgia.

           Atlanta Grease Trap ("Atlanta Grease"). In August 1997, Bone-Dry acquired the assets of Atlanta Grease, for approximately $360,000 in cash. Atlanta Grease was in the business of commercial and governmental grease extraction, collection and transportation services in Georgia. The assets acquired included customer accounts, software, and certain physical assets to be used in the NLW and septic waste collection, transportation, management and disposal business.

           Ferrero Wastewater Management, Inc. ("Ferrero"). In January 1998, the Pennsylvania Group acquired the assets of Ferrero for $2,240,100 in cash and 90,000 shares of Common Stock. Contingent consideration of $248,900 in cash and 10,000 shares of Common Stock is payable 270 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement. These assets included customer accounts, trucks and containers to be used in the business of NLW and septic waste collection, transportation and management and disposal in the Ambler, Pennsylvania area. In connection with this asset purchase, the Pennsylvania Group agreed to assume certain liabilities of Ferrero, excluding any liability for environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by Ferrero prior to the closing.

           A Rapid Rooter Sewer and Drain Service, Inc. ("A Rapid"). In February 1998, the Florida Group acquired the assets of A Rapid for $3,300,000 in cash, payment of existing debt totaling approximately $690,120 and 100,000 shares of Common Stock. These assets included customer accounts, trucks, containers and other assets used in the NLW collection and disposal business. A Rapid operates primarily in the Miami/Dade, Broward and Palm Beach, Florida areas. In connection with this asset purchase, the Florida Group agreed to assume certain liabilities of A Rapid, excluding any liability for environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by A Rapid prior to the closing.

           Quality Plumbing & Septic ("Quality"). In February 1998, the Georgia Group acquired the assets of Quality for $2,000,000 in cash. Contingent consideration of $250,000 in cash was paid in June 1998 and 10,000 shares of Common Stock were issued in July 1998. These assets included customer accounts, trucks and containers and other assets to be used in the NLW collection and disposal business in the Lithia Springs, Georgia area. In connection with this asset purchase, the Georgia Group agreed to assume certain liabilities of Quality, excluding any liability for environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by Quality prior to the closing.

           Seagraves, Inc.. ("Seagraves") and Grease-Tec, Inc. ("Grease-Tec"). The Florida Group acquired the assets of Seagraves and Grease-Tec in March 1998 for $3,250,000 in cash, a promissory note in the amount of $2,000,000 and 60,000 shares of Common Stock. A security interest in the assets of Seagraves and Grease-Tec was granted to the sellers to secure the promissory note. These assets included customer accounts, trucks, containers and other assets used in the NLW collection and disposal business in the Orange County, Florida area. Seagraves also operated under the names Brownie Environmental Services, Brownie Sewer & Drain Cleaning Services and Brownie Septic Tank Contractors. In connection with this asset purchase, the Florida Group agreed to assume certain liabilities of Seagraves, excluding any environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by Seagraves and Grease-Tec prior to the closing.

           R.G.M. Liquid Waste Removal Corporation and Affiliates. ("RGM"). In May 1998, the New York Group acquired certain assets of RGM and its affiliates for $4,500,000 in cash and 105,000 shares of Common Stock. Contingent consideration of $1,000,000 and 55,000 shares of Common Stock is payable one year after the date of purchase, net of offsets for losses, as defined in the purchase agreement. These assets included contract rights, customer accounts, trucks and containers and other assets to be used in the NLW collection and disposal business in the New York metropolitan area. In connection with this asset purchase, the New York Group agreed to assume certain liabilities of RGM and its affiliates, excluding any liability for environmental, health and safety requirements and any taxes arising out of the asset purchase. RGM's affiliates include: Devito Environmental Corporation ("Devito"), Advanced Transfer Technology, Inc. ("ATT") and Envirotec Leasing and Rental Corporation ("Envirotec"). All third party liabilities were paid by RGM prior to the closing.

           Eldredge Wastewater Management, Inc ("Eldredge"). In May 1998, the Pennsylvania Group acquired certain assets of Eldredge for $2,040,000 in cash and 85,000 shares of Common Stock. Contingent consideration of $360,000 in cash and 15,000 shares of Common Stock is payable 13 months after the date of purchase, net of offsets for losses, as defined in the purchase agreement. Eldredge was engaged in the collection and disposal of wastewater from commercial, industrial and residential facilities related to food processing, preparation and elimination and municipal liquid and sludge wastes. These assets included customer accounts, trucks and containers and other assets to be used in the NLW collection and disposal business in the Lancaster, Montgomery, Bucks and Chester Counties of Pennsylvania and Sussex and New Castle, Delaware. In connection with this asset purchase, the Pennsylvania Group agreed to assume certain liabilities of Eldredge, excluding any environmental, health and safety requirements and any taxes arising out of the asset purchase. All third party liabilities were paid by Eldredge prior to the closing.

           In connection with each acquisition, EarthCare may have assumed or succeeded to certain liabilities of the acquired businesses, which may include environmental liabilities except as described above. EarthCare has obtained representations from the sellers of the acquired businesses that no undisclosed liabilities exist and certain rights to indemnification from the sellers for any liabilities. There can be no assurance, however, that undisclosed liabilities do not exist or that EarthCare will receive full or partial compensation pursuant to its rights to indemnification.

     In addition to internal growth, the growth of EarthCare, to a significant extent, will depend on its continued acquisition of NLW service providers. EarthCare expects competition to exist in the industry to acquire these candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. Acquisitions of these entities entail various risks, including failure of the acquired service providers to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired service providers and risks associated with unanticipated events and liabilities. All of these risks may have an adverse effect on the ability of EarthCare to acquire additional acquisition candidates and on its business condition and results of operations. Any complementary businesses that are acquired also may not be successfully integrated.

DEBT FINANCING
           EarthCare obtained a revolving line of credit pursuant to the Credit Agreement on June 26, 1998, which was amended as of June 30, 1998, from Bank of America National Trust and Savings Association ("Bank of America"), acting as an agent for various lending institutions, including Bank of America (collectively, the "Banks"). Under this credit agreement, each of the lending institutions agrees to make loans to, and to issue or participate in the issuance of letters of credit for the account of EarthCare on a revolving basis during the term of the agreement as requested by EarthCare. The total outstanding revolving credit and the aggregate amount of all letters of credit outstanding are not to exceed the commitment amount of $40,000,000. Various financial covenants in the Credit Agreement restrict the Company's ability to draw on this line of credit. A pledge agreement was executed concurrent with the Credit Agreement, requiring EarthCare to pledge all shares of stock owned by EarthCare in each of its subsidiaries (both current subsidiaries as well as any subsidiary formed in the future), as security for the payment of all liabilities incurred under the revolving line of credit. A security agreement provides for a continuing security interest to the Banks in all of the subsidiaries' accounts receivable, securities, chattel paper, computer hardware and software, contract rights, deposit accounts, documents, general intangibles, goods, instruments, intellectual property, money, commodities and all personal property. A stock purchase warrant was also granted to Bank of America for the right to purchase 50,000 shares of Common Stock at a price of $13.00 per share, expiring on June 26, 2003. EarthCare anticipates that it will use this line of credit, alone or in combination with shares of its Common Stock, to acquire local NLW service providers, as well as for working capital.

COMPETITION

           EarthCare competes with a significant number of other NLW service providers. Competitors compete primarily on the basis of proximity to collection operations, fees charged and quality of service. Future technological changes and innovations may result in a reduction in the amount of NLW generated, or in alternative methods of treatment and disposal being developed. EarthCare also faces competition from customers that may seek to enhance and develop their own methods of disposal. Increased use of internal treatment and disposal methods and other competitive factors may have a material adverse effect on SanTi's business, results of operation and financial condition.

           EarthCare will be at a disadvantage in competing against service providers that are better capitalized, have greater name recognition, have more background and experience, have greater financial, technical, marketing and other resources and skills, have better facilities and are able to provide services or products at a lower cost than EarthCare. Because the NLW industry is currently highly fragmented, the acquisition of local NLW service providers is the only strategy by which EarthCare may be able to penetrate existing markets. As a result of these competitive factors, there can be no assurance that EarthCare's growth strategy will be successful or that EarthCare will be able to generate cash flow adequate for its operations and to support future acquisitions and internal growth.

EMPLOYEES

           As of September 24, 1998, EarthCare had 290 employees. It is anticipated that the acquisition and integration of additional NLW service providers will add employees as acquisitions are made but that the number of employees in acquired businesses may be reduced as duplicate administrative processes are eliminated.

GOVERNMENT REGULATIONS

           EarthCare is subject to rules and regulations of various federal, state and local governmental agencies. Environmental laws and regulations are, and will continue to be, a principal factor affecting the marketability of the services provided by EarthCare. Any changes in these laws or regulations may affect the operations of EarthCare by imposing additional regulatory compliance costs on EarthCare, requiring the modification of or adversely affecting the market for EarthCare's NLW services. To the extent that demand for these services is based upon the need to comply with these regulations, any modification to these regulations may increase the cost of or decrease the demand for these services and adversely affect EarthCare's business condition and results of operations.

           Additionally, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or enforced differently, EarthCare may be required to obtain additional operating permits, registrations or approvals. The process of obtaining a required permit, registration or approval can be lengthy and expensive and the issuance of such permit or the obtaining of such approval may be subject to public opposition. There can be no assurance that EarthCare will be able to meet the applicable regulatory requirements.

           RCRA is the principal federal statute governing hazardous and solid waste generation, treatment, storage and disposal. RCRA and state hazardous waste management programs govern the handling and disposal of "hazardous waste." The U.S. Environmental Protection Agency ("EPA") has issued regulations pursuant to RCRA. States have also promulgated regulations under comparable state statutes that govern hazardous waste generators, transporters and owners and operators of hazardous waste treatment, storage and disposal facilities. These regulations impose detailed operating, inspection, training and emergency preparedness and response standards and requirements for the financial responsibility, manifesting of wastes, record keeping and reporting, as well as treatment standards for any hazardous wastes intended for land disposal.

           NLW is currently exempt from the requirements of RCRA. The repeal or modification of the RCRA exemption covering NLW, or the modification of applicable regulations or interpretations regarding the treatment or disposal of NLW, may require EarthCare to alter its method of treating and disposing of NLW. SanTi's current methods do not comply with the methods prescribed by the EPA for treatment and/or disposal of waste as defined by RCRA. These potential changes may result in decreased demand for EarthCare's services or increased costs to EarthCare and could have a material adverse effect on EarthCare's business.

           CERCLA provides for immediate response and removal actions coordinated by the EPA for releases of hazardous substances into the environment and authorizes the government or private parties to respond to the release or threatened release of hazardous substances. The government may also order persons responsible for the release to perform any necessary cleanup. Liability extends to the present owners and operators of waste disposal facilities from which a release occurs, persons who owned or operated the facilities at the time the substance was released, persons who arranged for the disposal or treatment of hazardous substances and waste transporters who selected such facilities for treatment or disposal of hazardous substances. CERCLA creates strict, joint and several liability for all costs of removal and remediation, other necessary response costs and damages for injury to natural resources.

           As EarthCare will be engaged in businesses that involve the treatment and removal of nonhazardous liquid waste, EarthCare should not be subject to CERCLA. However, if EarthCare were to acquire a business that has disposed of hazardous waste or treated hazardous waste that falls within the parameters of CERCLA, SanTi may be held jointly and severally liable for the costs of any damage or required cleanup of the site.

PROPERTY

      Neither EarthCare nor any of its subsidiaries currently own any real property. EarthCare corporate offices are located in Dallas, Texas, and are under a sublease from VHA Southwest, Inc., for a current rate of $12,953.33 per month, expiring July 31, 2003.

The following properties are currently leased by EarthCare and its subsidiaries:

      The following properties are leased by the Florida Group: (i) property leased from William E. and Joan C. Rice for a term of two and one-half years, commencing on February 13, 1998 at a rate of $4,000 per month; this lease is guaranteed by SanTi (ii) property in Orlando, Florida, leased for $96,000 annually to be used for NLW business; the lease expires March 6, 2003 and is guaranteed by SanTi.

      The following properties are leased by the Georgia Group: (i) property in Lithia Springs, Georgia; the lease expires August 16, 1998, is for a rate of $2,500 per month and is used for NLW business (ii) property in Austell, Georgia used for NLW business is leased under a sublease from BFI Services Group, Inc. for a rate of $4,680 per month, terminating January 13, 2001 (iii) property located in Gwinnett County, Georgia, formerly used by Andrews to conduct its NLW business; the rate of the sublease is $2,200 per month for a monthly term, with automatic renewal until receipt of tenant's written notice of termination.

      The following properties are leased by the New York Group: (i) property in Deer Park, New York, leased for $11,500 per month for NLW business; the lease expires May 31, 1999 (ii) property in Deer Park, New York, leased for $2,000 per month for NLW business; the lease expires May 31, 1999.

      The following properties are leased by the Pennsylvania Group: (i) property in Ambler, Pennsylvania, leased to Nutrecon, Inc. by Ambler Realty for use by the Pennsylvania Group for NLW business, expiring on December 21, 2000; the lease is for a monthly rate of $6,000 (ii) sublease from Eldredge Associates, Inc., for all real property formerly utilized by Eldredge Associates in operation of its NLW business in West Chester, Pennsylvania, at a rate of $7,600 per month, terminating on May 7, 1999.

LEGAL PROCEEDINGS

      There are currently no claims or suits against EarthCare or its operating subsidiaries. EarthCare may become involved in litigation and claims arising out of the ordinary course of its business.

         MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Of the 9,538,870 shares of Common Stock issued and outstanding as of October 9, 1998, approximately 1,412,836 shares are subject to over-the-counter trading on the Nasdaq Market OTC Bulletin Board. Trading began on the Nasdaq OTC Bulletin Board in June of 1998, at a closing price of $13 per share. The closing price on October 9, 1998 for the approximately 1,412,836 shares of Common Stock subject to such trading, of which 450 shares traded, was $15.00 and the average closing price of shares subject to such trading was $15.3125. As of October 9, 1998, there were 1,038 beneficial and record holders of the Common Stock.

      EarthCare has contractual obligations to issue up to 93,600 additional shares if the conditions relating to revenue guarantees contained in the acquisition agreements with NLW service providers are met, of which 38,600 shares are included in the Shares. As of October 9, 1998, approximately 193,374 warrants to purchase shares of Common Stock with an exercise price of $5.80 were outstanding. EarthCare has also issued a warrant to purchase 50,000 shares of Common Stock with an exercise price of $13.00 per share to Bank of America pursuant to the Credit Agreement.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


The following table sets forth information concerning the directors and executive officers of EarthCare as of October 9, 1998. The executive officers will serve until their successors are appointed by the Board of Directors. The terms of the directors are as set forth below.



Name                                      Age                     Position
----                                      ---                     --------
Donald F. Moorehead, Jr.                  47                      Chief Executive Officer
                                                                  Chairman of the Board (term expires 2001)

Terry W. Patrick                          52                      President and Chief Operating Officer
                                                                  Director (term expires 2000)

James E. Farrell                          39                      Vice President and Chief Financial Officer

Raymond M. Cash                           68                      Vice Chairman of the Board
                                                                  (term expires 2001)

Kenneth R. Peak                           53                      Director (term expires 1999)

William P. Hulligan                       55                      Director (term expires 2000)

Elroy "Gene" Roelke                       67                      Director (term expires 1999)


     Donald F. Moorehead, Jr., Chief Executive Officer and Chairman of the Board of EarthCare, served as Vice Chairman and Chief Development Officer of USA Waste Services, Inc. ("USA Waste") from May 1994 through August 1997. From October 1990 until May 1994, he served as Chairman of the Board and Chief Executive Officer of USA Waste. Mr. Moorehead was also a founder of USA Waste. Mr. Moorehead has served as Director for the Environmental Research and Education Foundation since November of 1996. Mr. Moorehead serves on the Board of FYI, Inc., a document and information outsourcing company, and United Road Services, Inc., a towing and transport service company. Mr. Moorehead was a member of the compensation committee for FYI, Inc.

     Terry W. Patrick, President, Chief Operating Officer and Director of EarthCare, served as Chief Operating Officer of Eastern Environmental, a solid waste management company, from June 1996 to December 1997. From 1995 to April 1996, he served as President and was the founder of Chem-Mark Services, a commercial chemical manufacturing and distributing company. From August 1993 to August 1994, he served as President and Chief Executive Officer of EDM Corporation, a subsidiary of USA Waste. From April 1990 to August 1993, he served as President and Chief Operating Officer of USA Waste, Inc., a solid waste management company.


     James E. Farrell, Vice President and Chief Financial Officer since October 1998. From September 1997 to August 1998, Mr. Farrell served in Vice President of Finance and Chief Financial Officer positions for Adams Golf Inc. From June 1995 to September 1997, Mr. Farrell served as a Manager for The Pittston Company (a diversified holding company), where he was responsible for financial review and reengineering in the security services and air freight divisions. From May 1994 to June 1995, Mr. Farrell was employed by ADT Security Systems, Inc. as Manager of Planning & Marketing. Prior thereto, he served as Director of Accounting for Brinks Home Security, Inc. from September 1986 to December 1993. Mr. Farrell has over 17 years of business experience and is a Certified Public Accountant.


     Raymond M. Cash, Vice Chairman and Director of EarthCare, is a founder of Sanifill, Inc. and Southern States Environmental Services, Inc. Mr. Cash is also a founder of EarthCare. From 1997 to June 1998, he served as Chairman of the Board and Chief Executive Officer of EarthCare. From 1993 to 1997, he served as Chairman and President of Resource, Recovery, Transfer & Transportation, Inc.


     Kenneth R. Peak, Director of EarthCare and Vice President and Chief Financial Officer from June 1, 1998 to October 9, 1998. He is currently a director of Cheniere Energy, Hogan Energy, and NL Industries, Inc. From 1991 to 1998, Mr. Peak has been the President of Peak Enernomics, Inc., a company engaged in financial consulting activities to the oil and gas industry.


     William P. Hulligan, Director of EarthCare, was employed by Waste Management, Inc. from 1979 to November 1997. The last position he held at Waste Management was Executive Vice President. Mr. Hulligan currently serves on the Board of Directors for NSC Corporation and has been a board member of John Carroll University since 1994.

     Elroy "Gene" Roelke, director of EarthCare, has served as the Chairman and Founder of the Knollwood Mercantile Company from 1985 to the present. From 1989 to 1996, Mr. Roelke served as Senior Vice President and General Counsel of the Renaissance Capital Group. Mr. Roelke also served as the administrator of the Portfolio Management Division and as a director designee to portfolio companies. Mr. Roelke also served as the President and Director of Island Marine Supply Company and was managing partner for Roelke & Jordan in Dallas, Texas. Mr. Roelke also served as a Director of Micro and as Chairman of the Board of Micro in 1996. He is also a Director and member of the Audit Committee of Titogen Medical, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

            The following table sets forth certain information concerning the compensation of the chief executive officer of the Company.

                                                                  Annual Compensation               Long-Term
                                                           -------------------------------         Compensation
                                                                                                   ------------
                                                                                                    Securities
                                                                                  Other Annual      Underlying          All Other
Name and Principal Position                      Year      Salary      Bonus      Compensation     Options/SARs       Compensation
---------------------------                      ----      ------      -----      ------------     ------------       ------------
 Raymond Cash (1)                                1997      $   0                                    162,500(2)
   Chief Executive Officer

(1) Mr. Cash served in the indicated position from August 19, 1997 and resigned from such position effective June 29, 1998.

(2) Mr. Cash exercised the options to acquire these shares effective April 30, 1998 at an exercise price of $.65 a share.

Option Grants in Last Fiscal Year

            The following table sets forth certain information concerning option grants to the chief executive officer during the last fiscal year.

                                                                                                               POTENTIAL REALIZABLE
                                                                INDIVIDUAL GRANTS                                VALUE OF ASSUMED
                         -----------------------------------------------------------------------------         ANNUAL RATE OF STOCK
                                NUMBER OF       PERCENT OF                                                      PRICE APPRECIATION
                               SECURITIES      TOTAL OPTIONS                                                     FOR OPTION TERM
                               UNDERLYING       GRANTED TO          EXERCISE                                  ----------------------
                                 OPTIONS         EMPLOYEES          PRICE PER              EXPIRATION
                                 GRANTED      IN FISCAL 1997          SHARE                   DATE               5%            10%
                                 -------      --------------          -----                  -----              ----          ----
Raymond Cash(1).....             162,500            36%               $0.65                 12/4/00            $21,125       $42,250


(1) Mr. Cash exercised the options to acquire these shares effective April 30, 1998.

Aggregated Option Exercises in Last Fiscal Year and Option Values at December 31, 1997

            The following table sets forth certain information concerning the value of unexercised options held by the chief executive officer as of December 31, 1997:


                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED                            VALUE OF UNEXERCISED
                                                              OPTIONS AT                                  IN-THE-MONEY OPTIONS
                                                          DECEMBER 31, 1997                             AT DECEMBER 31, 1997 (1)
                                                          -----------------                             ------------------------
                                                             EXERCISABLE                                       EXERCISABLE
                                                          -----------------                             ------------------------
Raymond Cash                                                   162,500                                           $24,375

------------------
(1)   Based on a fair market value of $.80 per share as of December 31, 1997.

EMPLOYMENT AGREEMENTS

      On June 1, 1998, Donald F. Moorehead and EarthCare entered into an employment agreement. The agreement provides for Mr. Moorehead to serve in the capacity of Chief Executive Officer and Chairman of the Board of EarthCare and provides for a base salary of $150,000 annually. Mr. Moorehead has elected not to take any salary until January 1, 1999, at the earliest. Mr. Moorehead will also be eligible for an annual bonus, which will be a minimum 50% of his annual salary. The agreement term is five years, with automatic renewal for twelve month periods. Upon the merger, consolidation or other business combination of EarthCare with another publicly traded or private entity where EarthCare is not the surviving entity or upon the sale of substantially all of EarthCare's assets, Mr. Moorehead is entitled to terminate the agreement and receive a severance payment equal to the remaining salary and bonus for each of the remaining years (or portions thereof) under the full term of the agreement. The agreement also entitles Mr. Moorehead to participate in any stock option plan instituted by EarthCare. The agreement contains a noncompetition and nonsolicitation clause for the term of the agreement and for one year after termination of Mr. Moorehead's employment.

      On June 1, 1998, Terry Patrick and EarthCare entered into an employment agreement which provides for Mr. Patrick to serve as President and Chief Operating Officer of EarthCare and provides for a base salary of $150,000 annually. Mr. Patrick has elected not to take any salary until January 1, 1999, at the earliest. Mr. Patrick will also be eligible for an annual bonus, which will be a minimum of 50% of his annual salary. The agreement term is five years, with automatic renewal for twelve month periods. Upon the merger, consolidation or other business combination of EarthCare with another publicly traded or private entity where EarthCare is not the surviving entity or upon the sale of substantially all of EarthCare's assets, Mr. Patrick is entitled to terminate the agreement and receive a severance payment equal to the remaining salary and bonus for each of the remaining years (or portions thereof) under the full term of the agreement. The agreement also entitles Mr. Patrick to participate in any stock option plan instituted by EarthCare. The agreement contains a noncompetition and nonsolicitation clause for the term of the agreement and for one year after termination of Mr. Patrick's employment.



      On June 1, 1998, Kenneth Peak and EarthCare entered into an employment agreement which provides for Kenneth Peak to serve in the capacity of Vice President and Chief Financial Officer of EarthCare and provides for a base salary of $100,000 annually. Mr. Peak will also be eligible for an annual bonus, which will be a minimum of 25% of his annual salary. The agreement term is two years, with automatic renewal for twelve month periods. Upon the merger, consolidation or other business combination of EarthCare with another publicly traded or private entity where EarthCare is not the surviving entity or upon the sale of substantially all of EarthCare's assets, Mr. Peak is entitled to terminate the agreement and receive a severance payment equal to the remaining salary and bonus for each of the remaining years (or portions thereof) under the full term of the agreement. The agreement also entitles Mr. Peak to participate in any stock option plan instituted by EarthCare. The agreement contains a noncompetition and nonsolicitation clause for the term of the agreement and for one year after the termination of Mr. Peak's employment. Effective October 9, 1998, Mr. Peak resigned as Vice President and Chief Financial Officer of the Company and his employment agreement will terminate November 1, 1998.



     On October 9, 1998, James E. Farrell and EarthCare entered into an employment agreement. The agreement provides for Mr. Farrell to serve in the capacity of Vice President and Chief Financial Officer of EarthCare and provides for an annual base salary of $95,000. Mr. Farrell may receive an annual bonus, as determined in the Company's discretion. The agreement term is two years. Upon the termination of Mr. Farrell's employment without cause, Mr. Farrell is entitled to receive all compensation to the date of such termination plus severance pay equal to three months salary. The agreement also entitles
Mr. Farrell to participate in any stock option plan instituted by EarthCare.
The agreement contains a noncompetition and nonsolicitation clause for the term of the agreement and for one year after termination of Mr. Farrell's employment.


DIRECTOR COMPENSATION


      Non-employee directors are compensated $1,500 for each non-telephonic meeting attended. All directors are reimbursed for any expenses incurred in attending board or committee meetings. Each non-employee director receives an option to acquire 25,000 shares upon appointment or election to the Board of Directors. Messrs. Roelke and Hulligan each received options to acquire 25,000 shares on June 29, 1998.

BOARD OF DIRECTORS

     The Company's Board of Directors (the "Board") is divided into three classes which consist, as nearly as practicable, of one-third of the total number of directors serving on the Board. The Board may have up to fifteen members, with the exact number set by resolution of the Board from time to time pursuant to the Bylaws. The members of each class serve staggered three-year terms following the initial terms. The initial terms of Class I, Class II and Class III directors expire at the annual stockholders' meetings in 1999, 2000 and 2001, respectively, or until their successors are elected and duly qualified. Messrs. Peak and Roelke are members of Class I; Messrs. Patrick and Hulligan are members of Class II; and Messrs. Moorehead and Cash are members of Class III. The Board has established three standing committees: (i) the Compensation Committee, (ii) the Audit Committee, and (iii) the Executive Committee.

     The Audit Committee currently consists of two directors, Messrs. Roelke and Hulligan. The Audit Committee selects the Company's auditors, reviews the audit and has other authority customary for an audit committee.


     Messrs. Hulligan (Chairman), Roelke and Cash are members of the Compensation Committee. The Compensation Committee approves the bonus component of the Employment Agreements and will administer stock option plans.


     The Executive Committee is composed of Messrs. Moorehead (Chairman), Cash and Patrick and is authorized by the Board to take all action that may be delegated by the Board under Delaware law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All of the members of the Board (Messrs. Rock Payne and Raymond Cash and Ms. Joyce Bone) served as members of the Compensation Committee until June 29, 1998, at which time, the Board designated a Compensation Committee composed of Messrs. Hulligan, Roelke and Cash. Mr. Cash is vice chairman of the Board and was president and chief executive officer of the Company until June 29, 1998. Transactions between Mr. Cash and the Company are described below under Certain Transactions.

                              CERTAIN TRANSACTIONS

         In 1997, Bone-Dry entered into a note payable agreement with an entity controlled by EarthCare's majority owner and Vice Chairman of the Board of Directors, Raymond M. Cash. The note was in the amount of $650,000, with an interest rate of 13%. This entity received approximately $56,000 in interest during 1997. This note was paid in full in December 1997. After the note was paid in full, Mr. Cash purchased 990,000 shares of Bone-Dry for $650,000. After the share exchange of Bone-Dry and SGI described previously and the Stock Dividend, Mr. Cash received 1,608,750 shares of SGI Stock.

         The Company periodically uses a plane owned by Mr. Cash for EarthCare executives for corporate travel. A fee is charged for this use based upon pilot time, fuel, depreciation and insurance. There is currently no contract for the use of this plane for corporate travel.


   On June 29, 1998, the Board granted options to Messrs. Moorehead, Patrick, and Peak in the following amounts: (i) Mr. Moorehead: 175,000 options, exercisable at $6.00 per share, 150,000 options, exercisable at $15.00 per share, and 200,000 options exercisable at $25.00 per share; (ii) Mr. Terry
Patrick: options in amount and exercise price identical to Mr. Moorehead; and
(iii) Mr. Kenneth Peak: 50,000 options, exercisable at $6.00 per share, 50,000 options exercisable at $15.00 per share, and 100,000 options exercisable at $25.00 per share. These options vest over a four year period beginning on the first anniversary of the date of grant. The options will vest automatically, however, upon any termination of employment of Mr. Moorehead, Mr. Patrick or Mr. Peak upon the merger, consolidation or other business combination of EarthCare with another publicly traded or private entity where EarthCare is not the surviving entity or upon the sale of substantially all of EarthCare's assets. Upon his resignation effective October 9, 1998, Mr. Peak forfeited the options described above.



     On October 9, 1998, the Board granted options to Mr. Farrell to acquire 70,000 shares of Common Stock, 35,000 options exercisable at $15.00 a share and 35,000 options exercisable at $25.00 a share. The options vest over a four year period beginning on the first anniversary of the date of grant.

                       PRINCIPAL AND SELLING STOCKHOLDERS
         The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of October 9, 1998, by (i) each person known by the Company to be a beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors and named executive officers,
(iii) all directors and executive officers as a group and (iv) each Selling Stockholder. Unless otherwise specified, the named beneficial owner has sole voting and investment power.



                                                   Common                        Common              Common Stock
                                             Stock Beneficially                   Stock              Beneficially
                                              Owned Before the               To Be Sold in           Owned After
                                                 Offering(1)                the Offering(2)         the Offering(3)
                                                 -----------                ---------------         ---------------

Name of Beneficial Owner                      Number      Percent                               Number          Percent
------------------------                      ------      -------                               ------          -------
Raymond M. Cash(4)(10)                     3,642,500        38%                3,642,500            --             *

Cash Family Limited                        1,658,750        18%                1,658,750            --             *
Partnership(5)(10)

Donald F.  Moorehead, Jr.(6)(10)           1,118,000        12%                  975,000       143,000             *

Terry W. Patrick (7)(10)                     320,000         3%                  300,000        20,000


William P. Hulligan(10)                      100,000         1%                  100,000            --             *

Elroy Roelke (8)(10)                          50,000         *                         0        50,000             *

Kenneth R. Peak                                    0         *                         0            --             *

James E. Farrell                                   0         *                         0            --             *

David Towery(9)                                6,000         *                     6,000            --             *

Terry White(10)                               18,750         *                    18,750            --             *

Founders Equity Group, Inc.                  153,125         2%                  150,000         3,125             *

George O. Moorehead                          250,000         3%                  250,000            --             *

Stoli, Ltd.                                  175,000         2%                  175,000            --             *

William R. Andrews(11)                        32,379         *                    32,379            --             *

J.D. Dawson (9)                                3,500         *                     3,500            --             *

Thomas Ferrero                               100,000         1%                  100,000            --             *
(10)(11)

A Rapid Rooter Sewer and Drain               100,000         1%                  100,000            --             *
Service, Inc.(10)

Seagraves, Inc.(10)                           60,000         *                    60,000            --             *

Bernard Arkules(9)                            10,000         *                    10,000            --             *

David I. Arkules(9)                           10,000         *                    10,000            --             *

John Beardmore(9)                             10,000         *                    10,000            --             *

Boone Investors Group, LLC                    50,000         *                    50,000            --             *

Thomas C. Bowen                                50,000        *               50,000          --                  *

Edward L. Cash(9)                              10,000        *               10,000          --                  *

Eric W. Cash(9)                                10,000        *               10,000          --                  *

Karen C. Cash                                 139,050        1%             139,050          --                  *

Environmental Opportunities Fund,             311,395        3%             311,395          --                  *
L.P.

Environmental Opportunities Fund               38,605        *               38,605          --                  *
(Cayman), L.P.

Daryl R. Griswold(9)                            9,418        *                9,418          --                  *

Lola E. (Gena) and Stewart F. Hard             70,000        *               70,000          --                  *

Sharon Hurlburt                                10,916        *               10,916          --                  *

M. Beckmann Ltd.                               20,000        *               20,000          --                  *

Mantua Holdings Ltd.(9)                        10,000        *               10,000          --                  *

James McClure(9)                                7,416        *                7,416          --                  *

George O. Moorehead and Nancy                 100,000        1%             100,000          --                  *
Moorehead

John Neely(9)                                  10,000        *               10,000          --                  *

Rock Payne(10)                                100,000        1%             100,000          --                  *

RCD Investments, Ltd.                         100,000        1%             100,000          --                  *

Joyce Bone(9)                                   3,500        *                3,500          --                  *

Ellis Rubenstein and Harold                    10,000        *               10,000          --                  *
Rubenstein(9)

Robert Smith                                  160,000        2%             160,000          --                  *

William C. Skuba                               50,000        *               50,000          --                  *

Joseph P. Tate                                130,000        1%             130,000          --                  *

Leon J. Watkins and M. Janie Watkins           20,000        *               20,000          --                  *

Howell Waldrup(9)                               5,000        *                5,000          --                  *

Clark Ullom                                   150,000        2%             150,000          --                  *

Eldredge Wastewater Management,                85,000        1%              85,000          --                  *
Inc.(10)(11)

Sherri Spicer (9)                              8,000         *               8,000          --                  *

Bruce Slovin                                  12,000         *              12,000          --                  *

Stephen D. Scott                              32,000         *              32,000          --                  *

Susan K. Keller(9)                             6,000         *               6,000          --                  *

Laura K. Sanders(9)                            6,000         *               6,000          --                  *

Katherine U. Sanders                          24,000         *              24,000          --                  *

Christine M. Sanders(9)                        8,000         *               8,000          --                  *

Bret D. Sanders(9)                             6,000         *               6,000          --                  *

Brad D. Sanders(9)                             6,000         *               6,000          --                  *

John M. O'Quinn                               24,000         *              24,000          --                  *

John I. Mundy                                 12,000         *              12,000          --                  *

Ben T. Morris                                 16,000         *              16,000          --                  *

Robert Larry Kinney(9)                         4,000         *               4,000          --                  *

Louis Del Homme                               16,000         *              16,000          --                  *

William M. Dearman                            12,000         *              12,000          --                  *

Charles L. Davis(9)                            2,000         *               2,000          --                  *

Morton A. Cohn                                32,000         *              32,000          --                  *

Michael S. Chadwick(9)                         4,000         *               4,000          --                  *

George L. Ball                                16,000         *              16,000          --                  *

Samuel A. Jones(9)                             4,000         *               4,000          --                  *

Bruce R. McMaken(9)                            6,000         *               6,000          --                  *

John E. Drury                                 32,000         *              32,000          --                  *

Don A. Sanders                                56,000         *              56,000          --                  *

Robert Gist(10)                               20,000         *              20,000          --                  *

Quality Plumbing & Septic(10)                 10,000         *              10,000          --                  *

Thomas V. Chorey Jr.(9)                        5,259         *               5,259          --                  *

John L. Taylor, Jr.(9)                         5,259         *               5,259          --                  *

Susan Shivers Fink(9)                            432         *                 432          --                  *

All officers and
Directors as a
group (7 persons)                          5,230,000       54%           5,017,500     170,000                  *

* Less than one percent.

(1) Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Each person named above has sole voting and dispositive power with respect to the all shares listed opposite such person's name, unless indicated otherwise. Unless otherwise indicated, each stockholder's address is 14901 Quorum Drive, Suite 200, Dallas, Texas 75240.
(2)Does not reflect the applicable Lock-Up Agreement that prohibits the sale of all or a portion of certain Selling Stockholders' Shares for a six to twelve month period. Except as indicated by footnotes (9) and (10), the Selling Stockholders are entitled to sell 25% of their Shares upon the Effective Date and the remainder of their Shares after nine months following the Effective Date. There can be no assurance that any of the Selling Stockholders will offer to sell or sell any or all of their Shares.
(3) Assumes that all Shares subject to this Prospectus are sold and does not reflect the applicable Lock-Up Agreements.
(4) These shares are held in a voting trust of which Mr. Cash is trustee and has sole voting power. Includes 1,251,534 shares held by Mr. Cash and 1,658,750 shares held by the Cash Family Limited Partnership which is controlled by an entity controlled by Mr. Cash. Does not include 139,050 shares held by Mr. Cash's wife, for which shares Mr. Cash disclaims beneficial ownership.
(5) Does not include 1,251,534 shares held by Mr. Cash or 732, 216 shares held in a voting trust of which Mr. Cash is trustee and has sole voting power.
(6) Includes 210,000 shares held by Moorehead Property Company Ltd., a company controlled by Mr. Moorehead.
(7) Includes 320,000 shares held by Beacon Holdings Limited, a family limited partnership of which Mr. Patrick is a general partner.
(8) Includes warrants to acquires 25,000 shares of Common Stock that are exercisable within 60 days.
(9) These Selling Stockholders are not parties to the Lock-Up Agreements and are eligible sell their Shares upon the Effective Date.
(10) These Selling Stockholders are eligible to sell 25% of their Shares after six months following the Effective Date and the remainder of their Shares after twelve months following the Effective Date.
(11) Does not include shares of Common Stock included in the Shares that are contingent consideration as follows: Andrews - 13,600 Shares issuable within 90 days after December 1998; Ferrero - 10,000 Shares issuable 270 days after January 1998; and Eldredge - 15,0000 Shares issuable thirteen months after May 1998. Although these shares are included in the Shares, the issuance of such Shares is contingent on the satisfaction of certain conditions included in the acquisition agreements relating thereto and may be issued only if such conditions are satisfied. If issued, these Shares will be subject to the Lock-Up Agreements as applicable.

                            DESCRIPTION OF SECURITIES

DESCRIPTION OF CAPITAL STOCK


     EarthCare is authorized to issue 100,000,000 shares of capital stock. Seventy million of these shares are common stock, $.0001 par value (the "Common Stock"), entitled to one vote per share on any matter on which stockholders of SanTi are entitled to vote and are entitled to participate in dividends and to receive the remaining net assets of EarthCare upon dissolution, subject to the rights of any existing holders of preferred stock having a liquidation preference. Of these shares of Common Stock, 9,538,870 shares are currently outstanding. The shares of Common Stock have no preemptive rights and no subscription, redemption or conversion privileges. The holders of shares of Common Stock do not have cumulative voting rights. All of the outstanding shares of Common Stock are fully paid and nonassessable.


     Thirty million of the authorized shares of capital stock are designated as preferred stock, $.0001 par value per share. The Board will have the full power and authority to fix the number of shares constituting a series and to fix the relative rights and preferences of the shares of the series to the full extent allowable by the law, with respect to dividends, redemptions, payment on liquidation, sinking fund provisions, conversion privileges and voting rights.

CERTAIN PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW

              Classification of Board of Directors. The Certificate and Bylaws of the Company divide the Board of Directors into three classes, designated as Class I, Class II and Class III, respectively, each class to be as nearly equal in number as possible. The term of Class I, Class II and Class III directors will expire at the 1999, 2000 and 2001 annual meetings of stockholders, respectively, and in all cases directors elected will serve until their respective successors are elected and qualified. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose terms then expire, each elected director to serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors elected stand for election only once in three years. The Certificate provides that directors may only be removed for cause.

              Additional Directorships, Vacancies and Removal of Directors. The Bylaws of the Company provide that the Board shall consist of up to fifteen members, the exact number to be determined by resolution of the Board from time to time. If one or more directors resigns, a majority of the directors then in office have the power to fill the vacancy.

              Anti-Takeover Effects. The foregoing provisions of the Articles and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the continuity and stability of the Board and the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company. These provisions are also designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights, however, such provisions may discourage third parties from making tender offers for the Company's shares. As a result, the market price of the Common Stock may not benefit from any premium that might occur in anticipation of a threatened or actual change in control. Such provisions also may have the effect of preventing changes in the management of the Company.

WARRANTS


     In connection with financing provided to the Company in June 1998, the Company issued to Bank of America a warrant to purchase 50,000 shares of Common Stock at an exercise price of $13.00 per share. The Bank of America warrant is exercisable at any time until June 2003. In connection with the Merger, the Company issued warrants to purchase 500,000 shares of Common Stock, with approximately 193,374 outstanding as of October 9, 1998.


STATUTORY BUSINESS COMBINATION PROVISION

     As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" of a publicly held Delaware corporation (defined generally as a person together with affiliates and associates owns (or within the prior three years, owned) 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (includes mergers, asset sales and certain other transactions resulting in a financial benefit to an interested stockholder) with the Corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) on consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, the Company's Certificate provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper personal benefit. The Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and other agents, to the fullest extent provided by Delaware law. Specifically upon request, the Company will advance expenses to any officer or director who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, including civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was acting at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification will not apply if the indemnitee is adjudged liable to the Company , unless and only if the court in which the action is brought determines the indemnitee is fairly and reasonably entitled to indemnification by the Company. The Company may also purchase and maintain insurance on the behalf of its directors and officers against any such liability that may be asserted as a result of the director's or officer's service in such a capacity.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Securities Transfer Corporation.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the offer and sale from time to time of the Shares by the Selling Stockholders. The Company has registered the Shares for sale to provide the Selling Stockholders with freely tradeable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Stockholders. The Company will not receive any proceeds from the offering of the Shares by the Selling Stockholders.

     The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders subject to the Lock-Up Agreements between the Company and certain of the Selling Stockholders, which prohibit such Selling Stockholders from offering for sale or selling certain of their Shares for a six to twelve month period. See "Principal and Selling Stockholders." Alternatively, the Selling Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agent. Without limiting the foregoing, such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale. The Selling Stockholders and any dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     At the time a particular offering of Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by King & Spalding, Atlanta, Georgia.

                                     EXPERTS

     The audited financial statements included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, (the "Commission"), a Registration Statement on Form S-1 (together with all Amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part of the Registration Statement, of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following regional offices of the
Commission: 13th Floor, Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. at prescribed rates. The Registration Statement may also be obtained through the Commission's Internet address at "http://www.sec.gov".



     Upon the effectiveness of the Company's Form 10, that was filed on July 24, 1998 and amended on September 2, 1998, September 30, 1998 and October 14, 1998, the Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission.

                         INDEX TO FINANCIAL INFORMATION

                                                                                 PAGE
                                                                                 ----
                         PRO FORMA FINANCIAL STATEMENTS

EarthCare Company and Subsidiaries
         Introduction to Unaudited Pro Forma Combined Financial Statements        F-3
         Pro Forma Combined Statements of Operations for the Year Ended
          December 31, 1997 and the Six Months Ended June 30, 1998 (Unaudited)    F-5
         Notes to Unaudited Pro Forma Combined Financial Statements               F-7

                        HISTORICAL FINANCIAL STATEMENTS

EarthCare Company and Subsidiaries
         Report of Independent Public Accountants                                 F-10
         Consolidated Balance Sheets                                              F-11
         Consolidated Statements of Operations                                    F-12
         Consolidated Statements of Stockholders' Equity                          F-13
         Consolidated Statements of Cash Flows                                    F-14
         Notes to Consolidated Financial Statements                               F-15

         The historical financial statements of certain acquired companies are included in this filing since each acquiree will contribute significant revenue to the Company. The operating results of these acquirees should not be considered indicative of the Company's future operating results.

Andrews Environmental Services, Inc.
         Report of Independent Public Accountants                                 F-23
         Balance Sheet                                                            F-24
         Statements of Operations                                                 F-25
         Statements of Stockholders' Equity                                       F-26
         Statements of Cash Flows                                                 F-27
         Notes to Financial Statements                                            F-28

Ferrero Wastewater Management, Inc.
         Report of Independent Public Accountants                                 F-32
         Balance Sheets                                                           F-33
         Statements of Operations                                                 F-34
         Statements of Stockholders' Equity                                       F-35
         Statements of Cash Flows                                                 F-36
         Notes to Financial Statements                                            F-37

A Rapid Rooter Sewer & Drain Service, Inc.
         Report of Independent Public Accountants                                 F-41
         Balance Sheets                                                           F-42
         Statements of Operations                                                 F-43
         Statements of Stockholders' Equity                                       F-44
         Statements of Cash Flows                                                 F-45
         Notes to Financial Statements                                            F-46

Seagraves, Inc. (d.b.a. Brownie Environmental Services) and Grease-Tec, Inc.
         Report of Independent Public Accountants                                    F-50
         Combined Balance Sheets                                                     F-51
         Combined Statements of Operations                                           F-52
         Combined Statements of Stockholders' Equity                                 F-53
         Combined Statements of Cash Flows                                           F-54
         Notes to Combined Financial Statements                                      F-55

RGM Liquid Waste Removal Corporation and Affiliates
         Report of Independent Public Accountants                                    F-59
         Combined Balance Sheets                                                     F-60
         Combined Statements of Operations                                           F-61
         Combined Statements of Stockholders' Equity                                 F-62
         Combined Statements of Cash Flows                                           F-63
         Notes to Combined Financial Statements                                      F-64

Eldredge Wastewater Management, Inc.
         Report of Independent Public Accountants                                    F-71
         Balance Sheets                                                              F-72
         Statements of Operations                                                    F-73
         Statements of Stockholder's Equity                                          F-74
         Statements of Cash Flows                                                    F-75
         Notes to Financial Statements                                               F-76

                       EARTHCARE COMPANY AND SUBSIDIARIES
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION


The following unaudited pro forma combined financial statements give effect to the acquisitions by EarthCare Company ("EarthCare") of businesses during the period from March 19, 1997 (inception) through May 8, 1998 (the "Acquired Businesses"). The unaudited pro forma combined financial statements also give effect to the merger with Microlytics, Inc. ("Microlytics") on May 13, 1998, which has been accounted for as a capital transaction accompanied by a recapitalization of EarthCare ("Recapitalization"). EarthCare, the Acquired Businesses and Microlytics are hereafter referred to as the Company. The Acquired Businesses are as follows:

-----------------------------------------------------------------------------------------------------
                          BUSINESS                                                  DATE ACQUIRED
-----------------------------------------------------------------------------------------------------
Grease business of Andrews Environmental Services, Inc.                            March 20, 1997
("Andrews Grease")
-----------------------------------------------------------------------------------------------------
Atlanta Grease Trap Service, Inc. ("Atlanta Grease")                               August 27, 1997
-----------------------------------------------------------------------------------------------------
Remaining business of Andrews Environmental Services, Inc.                         December 22, 1997
("Andrews Other")
-----------------------------------------------------------------------------------------------------
Ferrero Wastewater Management, Inc. ("Ferrero")                                    January 22, 1998
-----------------------------------------------------------------------------------------------------
A Rapid Rooter Sewer & Drain Service, Inc. ("A Rapid")                             February 13, 1998
-----------------------------------------------------------------------------------------------------
Quality Plumbing and Septic ("Quality")                                            February 17, 1998
-----------------------------------------------------------------------------------------------------
Seagraves, Inc. (d.b.a. Brownie Environmental Services, Inc.)
and Grease-Tec, Inc. ("Seagraves")                                                 March 6, 1998
-----------------------------------------------------------------------------------------------------
RGM Liquid Waste Removal Corporation and Affiliates ("RGM")                        May 1, 1998
-----------------------------------------------------------------------------------------------------
Eldredge Wastewater Management, Inc. ("Eldredge")                                  May 8, 1998
-----------------------------------------------------------------------------------------------------

Andrews Grease and Andrews Other are hereafter referred to as "Andrews".

All of the above acquisitions were accounted for using the purchase method of accounting. These statements are based on the historical financial statements of the Acquired Businesses and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred January 1, 1997.

EarthCare has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the owners. To the extent the owners of the Acquired Businesses have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statements of operations. With respect to other potential cost savings, EarthCare cannot fully quantify these savings at this time. It is anticipated that these savings will be partially offset by costs related to EarthCare's corporate management and by the costs associated with being a public company. These costs cannot be quantified accurately. Accordingly, only those anticipated savings and costs that are factually supportable have been included in the accompanying pro forma financial information of the Company.

 The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what EarthCare's results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the EarthCare results of operations for any future period. Since the Acquired Businesses were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere herein. Also see "Risk Factors".

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


                               EARTHCARE     FERRERO    A RAPID     QUALITY  SEAGRAVES      RGM        ELDREDGE
Revenues                      $ 9,947,494   $257,982   $680,870    $194,786 $1,342,431   $4,108,953   $1,514,756

EXPENSES
  Cost of operations            7,260,146    175,443    338,971     118,620    930,687    2,298,686    1,108,708

  Selling, General and
    Administrative Expense      3,756,248     73,399    244,591      61,894    350,137    1,066,890      385,582

  Depreciation and
    Amortization                  517,904     23,334     41,476       5,179     32,886      211,454       68,311
                              -----------   --------   --------    --------  ---------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS  (1,586,804)   (14,194)    55,832       9,093     28,721      531,923      (47,845)

Other expense (income):
  Interest                        274,042      5,913     11,148       1,684      8,659      (31,626)      11,959

  Other                                 -        (33)      (476)         60   (105,984)           -       (1,562)
                              -----------   --------   --------    --------  ---------   ----------   ----------
INCOME (LOSS) BEFORE TAXES     (1,860,846)   (20,074)    45,160       7,349    126,046      563,549      (58,242)

Provision (benefit)
  for taxes                      (318,536)         -          -           -          -
                                                                                            287,410      (13,686)
                              -----------   --------   --------    --------  ---------   ----------   ----------
NET INCOME(LOSS)              $(1,542,310)  $(20,074)  $ 45,160    $  7,349  $ 126,046   $  276,139   $  (44,556)
                              ===========   ========   ========    ========  =========   ==========   ==========

PRO FORMA NET LOSS
PER SHARE
  Basic and Diluted           $      (.21)
                              ===========

PRO FORMA WEIGHTED AVERAGE
 SHARES OUTSTANDING
  Basic and Diluted             7,312,848
                              ===========


                                   PRO FORMA      PRO FORMA
                                   ADJUSTMENTS    COMBINED
                                    (Note 5)
Revenues                         $        -      $18,047,272

EXPENSES                                          12,231,261
  Cost of operations

  Selling, General and
    Administrative Expense         (102,500)(d)    5,836,241

  Depreciation and Amortization     240,079 (a)    1,140,623
                                 ----------      -----------
  INCOME (LOSS) FROM OPERATIONS    (137,579)      (1,160,853)

Other expense (income):
  Interest                           60,000 (b)      493,727
                                    151,948 (c)     (107,995)
  Other
                                 ----------      -----------
  INCOME (LOSS) BEFORE TAXES       (349,526)      (1,546,584)

Provision (benefit)
  for taxes                         (80,678)(e)
                                   (136,315)(f)     (261,805)
                                 ----------      -----------
NET INCOME(LOSS)                 $ (132,533)     $(1,284,779)
                                 ==========      ===========

PRO FORMA NET (LOSS)
PER SHARE
  Basic and Diluted                              $      (.17)
                                                 ===========

PRO FORMA WEIGHTED AVERAGE
 SHARES OUTSTANDING
  Basic and Diluted                 189,779        7,502,627
                                 ==========      ===========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                           EARTHCARE     ANDREWS      ATLANTA GREASE        FERRERO       A RAPID      QUALITY
Revenues                                   $ 737,858   $1,218,268     $    198,255        $4,122,100     $4,629,655   $1,558,288
--------

EXPENSES
  Cost of operations                         406,638      625,892          133,741         2,797,821      2,364,794      948,963

  Selling, General and Administrative
  Expenses                                   521,372      646,273           41,941         1,045,315      1,730,394      495,149

  Depreciation and Amortization              127,338      121,496                            220,432        319,001       41,529

                                           ---------    ---------     ------------         ---------      ---------    ---------
     INCOME (LOSS) FROM OPERATIONS          (317,490)    (175,393)          22,573            58,532        215,466       72,647

Other expense (income):
  Interest                                   104,494       22,077            3,692            50,920         86,367       13,472

  Other                                                  (204,124)                            (2,821)        27,413          476
                                           ---------    ---------     ------------         ---------      ---------    ---------
     INCOME (LOSS) BEFORE TAXES             (421,984)       6,654           18,881            10,433        101,686       58,699

Provision (benefit) for taxes               (163,632)       4,334

                                           ---------    ---------     ------------         ---------      ---------    ---------
NET INCOME (LOSS)                          $(258,352)   $   2,320     $     18,881         $  10,433      $ 101,686    $  58,699
                                           =========    =========     ============         =========      =========    =========

PRO FORMA NET LOSS PER SHARE
  Basic and Diluted                        $    (.13)
                                           =========

PRO FORMA WEIGHTED AVERAGE
SHARES OUTSTANDING
  Basic and Diluted                        1,940,536
                                           =========

                                                                                 PRO FORMA            PRO FORMA
                                       SEAGRAVES      RGM        ELDREDGE       ADJUSTMENTS           COMBINED
                                                                                 (Note 5)
Revenues                              $6,924,493    $7,459,143    $4,074,248   $         -          $30,922,308
--------

EXPENSES
  Cost of operations                   4,868,591     4,485,210     2,841,432             -           19,473,082

  Selling, General and Administrative
  Expenses                             1,636,989     2,407,013     1,081,150      (205,000)(d)        9,400,596

  Depreciation and Amortization          248,938       394,420       192,534     1,063,889 (a)        2,729,577

                                       ---------     ---------     ---------    ----------           ----------
     INCOME (LOSS) FROM OPERATIONS       169,975       172,500       (40,868)     (858,889)            (680,947)

Other expense (income):
  Interest                                36,425       (88,518)       34,828       124,621 (b)          548,484
                                                                                   160,106 (c)
  Other                                  (75,529)      (73,276)       (6,509)                          (334,370)
                                       ---------     ---------     ---------    ----------           ----------
     INCOME (LOSS) BEFORE TAXES          209,079       334,294       (69,187)   (1,143,616)            (895,061)

Provision (benefit) for taxes                          156,526       (17,957)      117,665 (e)         (349,074)
                                                                                  (446,010)(f)
                                       ---------     ---------     ---------    ----------           ----------
NET INCOME (LOSS)                      $ 209,079     $ 177,768     $ (51,230)   $ (815,271)          $ (545,987)
                                       =========     =========     =========    ==========           ==========

PRO FORMA NET LOSS PER SHARE
  Basic and Diluted                                                                                  $    (0.23)
                                                                                                     ==========

PRO FORMA WEIGHTED AVERAGE
SHARES OUTSTANDING
  Basic and Diluted                                                                460,652            2,401,188
                                                                                ==========           ==========

                   EARTHCARE COMPANY AND ACQUIRED BUSINESSES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                      JUNE 30, 1998 AND DECEMBER 31, 1997


1. BACKGROUND

EarthCare Company ("EarthCare") was formed to act as a consolidator of nonharzardous liquid waste businesses. From its inception on March 19, 1997 through May 8, 1998, EarthCare has acquired nine businesses involved in the nonhazardous liquid waste business ("Acquired Businesses").

2. HISTORICAL FINANCIAL STATEMENTS

The historical financial statements of the Acquired Businesses were derived from the respective Acquired Businesses' financial statements. All Acquired Businesses have a December 31 year-end, or their financial results have been recast to a December 31 year-end, with the exception of RGM which has an October 31 year-end. The audited historical financial statements included elsewhere in this Registration Statement have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

3. ACQUISITION OF ACQUIRED BUSINESSES

The acquisitions of the Acquired Businesses were financed by borrowings under two credit agreements with total availability of $16.6 million and cash proceeds of $16.3 million from sales of common stock. All acquisitions have been accounted for using the purchase method of accounting.

The following table sets forth the consideration paid in (a) cash, (b) seller notes and (c) value of common stock to the shareholders of the Acquired
Businesses:

                                                                       COMMON                 TOTAL
                                    CASH            SELLER NOTES        STOCK             CONSIDERATION
                                -----------------------------------------------------------------------
Andrews                         $ 1,135,000          $  257,350      $   17,120            $ 1,409,470
Atlanta Grease                      360,000                   0               0                360,000
Ferrero                           2,240,100                   0          72,000              2,312,100
A Rapid                           3,990,120                   0         100,000              4,090,120
Quality                           2,250,000                   0          58,000              2,308,000
Seagraves                         3,250,000           2,000,000          60,000              5,310,000
RGM                               4,500,000                   0         609,000              5,109,000
Eldredge                          2,040,000                   0         493,000              2,533,000

                                -----------------------------------------------------------------------
          Total                 $19,765,220          $2,257,350      $1,409,120            $23,431,690
                                -----------------------------------------------------------------------

In addition to the above amounts, the agreements include contingent consideration totaling $1,608,900 in cash and 93,600 shares of common stock. These amounts are payable by the Company to the Acquired Businesses on various dates specified by the agreements, contingent upon the meeting of certain goals as defined in the agreements. For purposes of computing the estimated purchase price for accounting purposes, the value of the common stock was determined using an estimated fair value of $.80 - $1 per share for all acquisitions except for RGM and Eldredge, for which the common stock was valued at $5.80 per share. These per share prices are based on the offering prices of the Company's common stock issued in private transactions occurring in January and April of 1998.

Based upon management's analysis of fair value, the historical carrying value of the acquired assets approximates fair value, with the exception of property and equipment, for which the carrying value has been increased by approximately $800,000. The amount allocated to noncompete agreements and goodwill is approximately $1.2 million and $17.2 million, respectively. Management of EarthCare has not identified any other material tangible or identifiable intangible assets of the Acquired Businesses to which a portion of the purchase prices could reasonably be allocated.

4. RECAPITALIZATION

On May 13, 1998 EarthCare merged ("Merger") with Microlytics, Inc. ("Microlytics"). Under the terms of the Merger each outstanding share of EarthCare common stock was exchanged for one share of Microlytics common stock. Immediately prior to the merger, Microlytics had 1,027,066 shares of common stock outstanding and warrants to purchase an additional 500,000 shares of common stock at an exercise price of $5.80. The Merger resulted in the receipt by EarthCare shareholders of approximately 8,088,379 shares of common stock, representing approximately 86.2% of the Microlytics shares outstanding on the effective date of the Merger. As a result of the Merger, EarthCare Company was merged into Microlytics and Microlytics certificate of incorporation was amended as of the effective date of the Merger to change Microlytics' name to Santi Group, Inc. On September 21, 1998, Santi Group, Inc. changed its name to EarthCare Company. For accounting purposes, the Merger has been accounted for as a capital transaction accompanied by a recapitalization of EarthCare.

5. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

(a) Reflects additional amortization of noncompete agreements using a weighted average life of 2.2 years and goodwill using a 40 year life. Also includes additional depreciation of property and equipment using a weighted average remaining life of 5 years.

(b) Reflects additional interest expense on the $2.3 million in seller notes at a weighted average annual rate of 6.2%.

(c) Reflects elimination of interest expense of Acquired Businesses net of additional interest expense on $3.9 million in line of credit borrowings at 8.21%. The elimination of interest expense of the acquired businesses is required as the Company assumed no debt in the purchase transactions. Additional borrowings under the Company's line of credit of $3.9 million were required to supplement equity proceeds from the sale of common stock to pay the cash portion of the purchase prices.

(d) Adjusts compensation to the level that the owners of the Acquired Businesses have contractually agreed to receive subsequent to the Acquisitions. The employment agreements have terms of one to three years and include certain severance provisions in the event of termination without cause.

(e) Reflects additional income tax provision (benefit) for state and federal taxes at a combined statutory tax rate of 39% as certain Acquired Businesses previously were taxed as Subchapter S Corporations.

(f) Reflects (benefit) for income taxes using the Company's combined statutory tax rate of 39% for the tax effect of adjustments (a) thru (d).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To EarthCare Company:


We have audited the accompanying consolidated balance sheet of EARTHCARE COMPANY (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from inception (March 19, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EarthCare Company and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the period from inception (March 19, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP



Atlanta, Georgia
April 2, 1998 (except for the last six
     paragraphs of Note 10 as to which
     the date is June 29, 1998)

                       EARTHCARE COMPANY AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEETS

                                                       DECEMBER 31,         JUNE 30,
                      ASSETS                               1997               1998
-------------------------------------------------      ------------       ------------
                                                                           (unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                           $    195,552       $  2,818,658
   Accounts receivable, net of allowance for
      doubtful accounts of $17,875 and $148,417 in
      1997 and 1998, respectively                           125,777          3,295,121
   Prepaid expenses                                          81,089            315,084
   Deferred income taxes                                     65,471                  0
                                                       ------------       ------------
            Total current assets                            467,889          6,428,863
                                                       ------------       ------------

MACHINERY AND EQUIPMENT                                     593,416          6,608,717
   Less accumulated depreciation                            (31,874)          (337,313)
                                                       ------------       ------------
                                                            561,542          6,271,404
                                                       ------------       ------------

OTHER NONCURRENT ASSETS:
   Intangibles, net                                       1,473,489         18,605,187
   Deferred income taxes                                     98,161            567,034
   Other assets                                              13,062          1,525,365
                                                       ------------       ------------
                                                          1,584,712         20,697,586
                                                       ------------       ------------
                                                       $  2,614,143       $ 33,397,853
                                                       ============       ============


                 LIABILITIES AND
              STOCKHOLDERS' EQUITY
-------------------------------------------------
CURRENT LIABILITIES:
    Accounts payable                                   $     37,774       $  1,822,224
    Accrued expenses                                        339,961          2,744,371
    Lines of credit                                       1,120,000                  0
    Current portion of long-term debt                       123,715            118,500
                                                       ------------       ------------
              Total current liabilities                   1,621,450          4,685,095
                                                       ------------       ------------
LONG-TERM DEBT, NET OF CURRENT PORTION                      180,240         10,602,490
                                                       ------------       ------------
COMMITMENTS (NOTE 6)


STOCKHOLDERS' EQUITY:
    Preferred stock, $.0001 par value; 30,000,000
       shares authorized, 0 shares issued
       and outstanding                                            0                  0
    Common stock, $.0001 par value; 70,000,000
       shares authorized, 4,312,945 and 9,375,445
       shares issued and outstanding in 1997 and
       1998, respectively                                       432                938
    Additional paid-in capital                            1,070,373         19,909,992
    Accumulated deficit                                    (258,352)        (1,800,662)
                                                       ------------       ------------
              Total stockholders' equity                    812,453         18,110,268
                                                       ------------       ------------
                                                       $  2,614,143       $ 33,397,853
                                                       ============       ============

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                       EARTHCARE COMPANY AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                             PERIOD FROM                        PERIOD FROM                      SIX-MONTH
                                              INCEPTION                          INCEPTION                      PERIOD ENDED
                                         (MARCH 19, 1997) TO                (MARCH 19, 1997) TO                   JUNE 30,
                                          DECEMBER 31, 1997                    JUNE 30, 1997                        1998
                                          ------------------                -------------------                 -----------
                                                                                (unaudited)                     (unaudited)
REVENUES                                     $   737,858                       $  245,142                       $ 9,947,494
                                             -----------                       ----------                       -----------
EXPENSES:
    Cost of operations                           406,638                           85,057                         7,260,146
    General and administrative                   521,372                           66,622                         3,756,248
    Depreciation and amortization                127,338                           51,606                           517,904
                                             -----------                       ----------                       -----------
              Total expenses                   1,055,348                          203,285                        11,534,298
                                             -----------                       ----------                       -----------
INCOME (LOSS) FROM OPERATIONS                   (317,490)                          41,857                        (1,586,804)

OTHER EXPENSE (INCOME):
    Interest                                     104,494                           42,942                           274,042
                                             -----------                       ----------                       -----------
(LOSS) BEFORE INCOME TAX BENEFIT                (421,984)                          (1,085)                       (1,860,846)

INCOME TAX (BENEFIT)                            (163,632)                            (423)                         (318,536)
                                             -----------                       ----------                       -----------
NET (LOSS)                                   $  (258,352)                      $     (662)                      $(1,542,310)
                                             ===========                       ==========                       ===========

(LOSS) PER SHARE:
    Basic and diluted                        $      (.13)                      $      N/A                       $      (.21)
                                             ===========                       ==========                       ===========

WEIGHTED AVERAGE SHARES OUTSTANDING:
       Basic and diluted                       1,940,536                              N/A                         7,312,848
                                             ===========                       ==========                       ===========



 The accompanying notes are an integral part of these consolidated statements.

                       EARTHCARE COMPANY AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                  COMMON STOCK                ADDITIONAL
                                         ------------------------------         PAID-IN         ACCUMULATED
                                            SHARES            AMOUNT            CAPITAL           DEFICIT             TOTAL
                                         ------------      ------------      ------------      ------------       ------------
BALANCE, MARCH 19, 1997 (INCEPTION)         1,027,066      $        103      $       (103)     $          0       $          0

   Sale of common stock                     3,250,000               325           789,675                 0            790,000
   Issuance of common stock in
      settlement of notes payable              14,479                 2           263,683                 0            263,685
   Issuance of common stock for
      acquired business                        21,400                 2            17,118                 0             17,120
   Net loss                                         0                 0                 0          (258,352)          (258,352)
                                         ------------      ------------      ------------      ------------       ------------
BALANCE, DECEMBER 31, 1997                  4,312,945               432         1,070,373          (258,352)           812,453

   Sale of common stock                     3,750,000               375        15,499,625                 0         15,500,000
   Issuance of common stock for
      acquired businesses                     450,000                45         1,391,955                 0          1,392,000
   Exercise of stock options                  612,500                61           398,064                 0            398,125
   Exercise of warrants                       250,000                25         1,449,975                 0          1,450,000
   Issuance of warrant
      for debt issuance costs                       0                 0           100,000                 0            100,000
   Net loss                                         0                 0                 0        (1,542,310)        (1,542,310)
                                         ------------      ------------      ------------      ------------       ------------
BALANCE, JUNE 30, 1998 (UNAUDITED)          9,375,445      $        938      $ 19,909,992      $ (1,800,662)      $ 18,110,268
                                         ============      ============      ============      ============       ============




  The accompanying notes are an integral part of these consolidated statements.

                        EARTHCARE COMPANY AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            PERIOD FROM              PERIOD FROM                   SIX-MONTH
                                                             INCEPTION                INCEPTION                   PERIOD ENDED
                                                        (MARCH 19, 1997) TO      (MARCH 19, 1997) TO                JUNE 30,
                                                         DECEMBER 31, 1997          JUNE 30, 1997                     1998
                                                        -------------------      -------------------              ------------
                                                                                   (unaudited)                     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                 $   (258,352)          $     (662)                    $ (1,542,310)
                                                            ------------           ----------                     ------------
   Adjustments to reconcile net loss to net cash (used
      in) provided by operating activities:
         Depreciation and amortization                           127,338               51,606                          517,904
         Changes in assets and liabilities, excluding
            effects of acquired businesses:
               Accounts receivable                              (125,777)             (78,425)                      (3,169,344)
               Prepaid expenses                                  (81,089)             (87,314)                        (233,995)
               Deferred income taxes                            (163,632)                (423)                        (403,402)
               Other assets                                      (13,062)             (10,169)                      (1,412,303)
               Accounts payable                                   37,774                9,454                        1,784,450
               Accrued expenses                                  339,961                6,404                        1,589,705
                                                            ------------           ----------                     ------------
                 Total adjustments                               121,513             (108,867)                      (1,326,985)
                                                            ------------           ----------                     ------------
                 Net cash (used in) provided by operating
                    activities                                  (136,839)            (109,529)                      (2,869,295)
                                                            ------------           ----------                     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                          (15,432)              (6,066)                        (330,570)
   Business acquisitions                                      (1,531,337)            (475,000)                     (18,822,189)
                                                            ------------           ----------                     ------------
         Net cash used in investing activities                (1,546,769)            (481,066)                     (19,152,759)
                                                            ------------           ----------                     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (payments) under lines of credit             1,120,000                    0                       (1,120,000)
   Net borrowings from related party                                   0              650,000                                0
   Refinancing of debt                                                 0                    0                        8,475,978
   Payments of long-term debt                                    (30,840)                   0                          (58,943)
   Sale of common stock                                          790,000               10,000                       15,500,000
   Exercise of stock options                                           0                    0                          398,125
   Exercise of warrants                                                0                    0                        1,450,000
                                                            ------------           ----------                     ------------

         Net cash provided by financing activities             1,879,160              660,000                       24,645,160
                                                            ------------           ----------                     ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                        195,552               69,405                        2,623,106

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         0                    0                          195,552
                                                            ------------           ----------                     ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                    $    195,552           $   69,405                     $  2,818,658
                                                            ============           ==========                     ============

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                                   $     78,763           $   41,377                     $    271,157
                                                            ============           ==========                     ============

   Cash paid for income taxes                               $          0           $        0                     $          0
                                                            ============           ==========                     ============

NONCASH INVESTING AND FINANCING ACTIVITIES:
   Notes payable issued for business acquisitions           $    257,350           $  257,350                     $  2,000,000
                                                            ============           ==========                     ============

   Notes payable issued for noncompete agreements           $    341,130           $  294,124                     $          0
                                                            ============           ==========                     ============

   Common stock issued for business acquisitions            $     17,120           $        0                     $  1,392,000
                                                            ============           ==========                     ============

   Common stock issued in settlement of notes payable       $    263,685           $        0                     $          0
                                                            ============           ==========                     ============

   Warrant issued for debt issuance costs                   $          0           $        0                     $    100,000
                                                            ============           ==========                     ============



  The accompanying notes are an integral part of these consolidated statements.

                       EARTHCARE COMPANY AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1997 AND JUNE 30, 1998 (UNAUDITED)


1.       ORGANIZATION AND BASIS OF PRESENTATION



         EarthCare Company, ("EarthCare" or the "Company") was incorporated on August 19, 1997 as a Delaware corporation under the name SanTi Group, Inc. On September 21, 1998, the Company's certificate of incorporation was amended (the "Amendment") to change the Company's name from SanTi Group, Inc. to EarthCare Company. All references to the Company included in the consolidated financial statements and notes to consolidated financial statements treat the Amendment as if it occurred August 19, 1997.

         The Company operates as a consolidator of the highly fragmented nonhazardous liquid waste management industry through acquisition of businesses with operating service centers that treat, process, and recover nonhazardous liquid waste to serve a variety of customers from private residences and municipalities to large industrial companies.

         Bone-Dry Enterprises, Inc. ("Bone-Dry") was incorporated on March 19, 1997 as a Georgia corporation. On December 1, 1997, all shares of Bone-Dry common stock were exchanged for EarthCare common stock. Since the Company and Bone-Dry were under common ownership since their respective dates of inception, the accompanying financial statements are for the period from the inception of Bone Dry (March 19, 1997) to December 31, 1997. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents. MACHINERY AND EQUIPMENT

         Machinery and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives for machinery and equipment range from five to seven years.

         INTANGIBLES

         As of December 31, 1997, intangibles consist primarily of goodwill of $1,214,228 and noncompete agreements of $259,261 associated with business acquisitions. Noncompete agreements are being amortized over the lives of the contracts. Goodwill is being amortized over 40 years. Amortization expense associated with intangibles was $95,464 for the period from inception (March 19, 1997) to December 31, 1997.

         REVENUE RECOGNITION

         The Company recognizes revenues as services are provided.

         LONG-LIVED ASSETS

         The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and intangibles, to determine whether any impairments are other than temporary. The Company assesses impairment by determining whether the carrying value of such long-lived assets will be recovered through undiscounted expected future cash flows. No impairment losses have been recorded during the period from inception (March 19, 1997) to December 31, 1997.

         EARNINGS PER SHARE

         Basic earnings per share are based on the weighted average number of shares outstanding. Diluted earnings per share are based on the weighted average number of shares outstanding and the dilutive effect of stock options outstanding (using the treasury stock method) and contingently issuable shares. For the period from inception (March 19, 1997) to December 31, 1997, outstanding options of 612,500 and contingently issuable shares have been excluded from diluted weighted average shares outstanding, as their impact was antidilutive.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         UNAUDITED INTERIM FINANCIAL INFORMATION

         The accompanying financial statements as of June 30, 1998, for the period from inception (March 19, 1997) to June 30, 1997 and for the six month period ended June 30, 1998, are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

         NEW ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company currently has no other comprehensive income items as defined by SFAS No. 130.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that an enterprise disclose certain information about operating segments. SFAS No. 131 is effective for financial statements for the Company's fiscal year ending December 31, 1998.
         The Company does not expect that SFAS No. 131 will require revision of prior disclosures.

3.       ACQUISITIONS

         On March 20, 1997, Bone-Dry purchased certain assets of Andrews Environmental Services, Inc. ("Andrews") associated with Andrews Grease Disposal Business ("Andrews Grease"). Andrews Grease is in the business of commercial and governmental grease extraction, collection, and transportation services primarily in the state of Georgia. Consideration associated with the purchase was $475,000 in cash and $257,350 in notes payable.

         On August 27, 1997, Bone-Dry purchased Atlanta Grease Trap Service ("Atlanta Grease"), a Georgia sole proprietorship, for $360,000 in cash. Atlanta Grease is in the business of commercial and governmental grease extraction, collection, and transportation services in the state of Georgia.

         On December 22, 1997, Bone-Dry purchased substantially all of the remaining assets of Andrews. Andrews is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business primarily in the state of Georgia. Consideration associated with the purchase was $660,000 in cash and 21,400 shares of EarthCare common stock. Contingent consideration of 13,600 shares of EarthCare common stock is payable within 90 days of the first anniversary of the date of purchase, net of offsets for losses, as defined in the purchase agreement.

         The acquisitions of Andrews Grease, Atlanta Grease, and Andrews were accounted for using the purchase method of accounting; accordingly, the purchase prices have been allocated to the assets acquired based on their respective fair values at the dates of acquisition. The resulting excess of purchase prices over fair values of assets acquired was recorded as goodwill. Goodwill recorded in the purchases of Andrews Grease, Atlanta Grease, and Andrews was $482,350, $360,000, and $349,136, respectively.

         The Company's unaudited pro forma consolidated results of operations for the period from inception (March 19, 1997) to December 31, 1997 shown below are presented assuming that the December 22, 1997 acquisition of Andrews had been consummated on March 19, 1997:

                  Pro forma revenue                   $1,778,126
                  Pro forma net (loss)                  (256,113)
                  Pro forma (loss) per share          $     (.27)

         The Company's unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated Andrews as of March 19, 1997. The Company's acquisition of Atlanta Grease is not significant for purposes of presenting pro forma information.

         Subsequent to year-end, the Company acquired the following businesses:

                  - On January 22, 1998, the Company purchased Ferrero Wastewater Management, Inc. ("Ferrero"), a Pennsylvania corporation. Ferrero is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Ambler, Pennsylvania. Consideration was $2,240,100 in cash and 90,000 shares of SanTi common stock. Contingent consideration of $248,900 in cash and 10,000 shares of EarthCare common stock is payable 270 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement.

                  - On February 13, 1998, the Company purchased A Rapid Rooter Sewer & Drain Service, Inc. ("A Rapid"), a Florida corporation. A Rapid is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Pompano Beach, Florida. Consideration was $3,990,120 in cash and 100,000 shares of EarthCare common stock.

                  - On February 17, 1998, the Company purchased Quality Plumbing and Septic, Inc. ("Quality"), a Georgia corporation. Quality is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Douglasville, Georgia. Consideration was $2,000,000 in cash. Contingent consideration of $250,000 and 10,000 shares of EarthCare common stock is payable 120 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement. In June 1998, all contingent consideration was paid to Quality in accordance with the purchase agreement.

                  - On March 6, 1998, the Company purchased Seagraves, Inc. (d/b/a Brownie Environmental) and Grease-Tec, Inc. (collectively, "Seagraves"), two Florida corporations. Seagraves is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Orlando, Florida. Consideration was $3,250,000 in cash, a note payable of $2,000,000, and 60,000 shares of EarthCare common stock.

                  - On May 1, 1998, the Company purchased RGM Liquid Waste Removal Corporation and Affiliates ("RGM"), consisting of four New York corporations. RGM is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Long Island, New York. Consideration was $4,500,000 in cash and 105,000 shares of EarthCare common stock. Contingent consideration of $1,000,000 and 55,000 shares of EarthCare common stock is payable 365 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement.

                  - On May 8, 1998, the Company purchased Eldredge Wastewater Management, Inc., a Pennsylvania corporation. Eldredge is engaged in the nonhazardous liquid waste and septic waste collection, transportation, management, and disposal business in and around Philadelphia, Pennsylvania. Consideration was $2,040,000 in cash and 85,000 shares of EarthCare common stock. Contingent consideration of $360,000 and 15,000 shares of EarthCare common stock is payable 13 months after the date of purchase, net of offsets for losses, as defined in the purchase agreement.


4.       LINE OF CREDIT

         At December 31, 1997, the Company had a $6,600,000 revolving line of credit (the "Revolver"). The Revolver has an interest rate of LIBOR plus 2.25% (8.21% at December 31, 1997) and is secured by substantially all assets of the Company. At December 31, 1997, $1,120,000 was outstanding and $5,480,000 was available for future borrowings. The

         Revolver matures August 12, 1998, is renewable for successive one-year periods, and is personally guaranteed by the majority owner of the Company. Subsequent to year-end, the Company borrowed funds under the majority owner's personal line of credit. These borrowings were used to finance the Company's acquisitions of businesses discussed in Note 3. In June 1998, the lines of credit were paid in full in conjunction with the Company obtaining new financing from another bank (Note 10).

5.       LONG-TERM DEBT

         At December 31, 1997, long-term debt consisted of the following:

        Subordinated notes payable to former owners of acquired
        businesses, interest imputed at 8.1%, payable in various
        installments through April 1, 2000, unsecured                 $ 303,955

        Less current portion                                           (123,715)
                                                                      ---------
                                                                      $ 180,240
                                                                      =========

         Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                           1998                                $123,715
                           1999                                 103,431
                           2000                                  76,809
                                                               --------
                                                               $303,955
                                                               ========

6.       RELATED-PARTY TRANSACTIONS

         In 1997, the Company entered into a note payable agreement with an entity controlled by the Company's majority owner. The note was for $650,000, had an interest rate of 13%, and was paid in full during 1997. In December 1997, after the note was paid in full, the related party purchased 1,608,750 shares of EarthCare common stock for $650,000.

         In March 1997, the Company entered into a four-year consulting agreement with a former owner of an acquired business. The Company paid its obligation of $75,000 in full during 1997, as required by the agreement, and is recognizing the expense over the life of the agreement. For the period from inception (March 19, 1997) to December 31, 1997, consulting expense related to the agreement was $13,021 and is included in general and administrative expenses in the accompanying statement of operations.

         During 1997, the Company entered into three noncompete agreements with former owners of acquired businesses in exchange for notes payable totaling $341,130. In connection with the December 22, 1997 purchase of Andrews, one of the former owners of Andrews exchanged $263,685 of outstanding notes payable, issued in connection with the March 1997 purchase of Andrews Grease, for 14,479 shares of EarthCare common stock.

         LEASES

         The Company leases office space and equipment from an entity controlled by the Company's majority owner under a lease agreement which expires January 31, 1998 and is renewable for successive one-month periods. Rental expense under the lease was $11,690 for the period from inception (March 19, 1997) to December 31, 1997.

7.       STOCK-BASED COMPENSATION

         In August 1997 and December 1997, the Company issued nonqualified stock options to purchase 125,000 and 487,500 EarthCare common stock, respectively, at $.65 per share, which represented the fair market value as of the dates of grant as determined by the Company's board of directors. The options are exercisable for a period of three years beginning on the dates of grant. See Note 10 where exercised subsequent to year end.

         The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock options granted. Had compensation cost for the Company's stock options granted been determined consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amount indicated below for the period from inception (March 19, 1997) to December 31, 1997.

                           Net (loss), as reported               $(258,352)
                           Net (loss), pro forma                  (322,729)
                           Pro forma net (loss) per share             (.35)

         The fair values of options granted were estimated on the date of grant using the minimum value approach, an expected life of three years, and risk-free interest rate of 5.88%.

8.       INCOME TAXES

         The accompanying financial statements include an income tax benefit computed in accordance with SFAS No. 109, "Accounting for Income Taxes." The following summarizes the components of the income tax benefit:

                           Current provision                   $      0
                           Deferred taxes                       163,632
                                                               --------
                           Income tax benefit                  $163,632
                                                               ========

         Reconciliation from the federal statutory rate to the actual income tax benefit is as follows:

                  Statutory federal tax rate                         (34.0)%
                  State income taxes, net of federal tax benefit      (5.0)
                  Other                                                2.3
                                                                     -----
                                                                     (36.7)%
                                                                     =====

         The sources of differences between the financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax asset and liabilities and the tax effects of each are as follows as of December 31, 1997:

                  Deferred tax assets:
                    Allowance for doubtful accounts            $   6,971
                    Intangibles                                   17,210
                    Accrued expenses                              58,500
                    Net operating loss carryforward              107,471
                                                               ---------
                           Total deferred tax assets             190,152
                  Deferred tax liability:
                    Depreciation                                 (26,520)
                                                               ---------
                  Net deferred tax asset                       $ 163,632
                                                               =========

         As of December 31, 1997, deferred tax assets include a net operating loss carryforward of $275,566 which is available to offset future taxable income through 2012. Realization of the net deferred tax asset is dependent on generating sufficient taxable income in future periods. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized.

9.       ENVIRONMENTAL REGULATIONS

         The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of the expenditures necessary to comply with the environmental laws and regulations is made in the normal course of business. The Company, to the best of its knowledge, is in compliance, in all material respects, with the laws and regulations affecting its operations.

10.      SUBSEQUENT EVENTS

         On January 12, 1998, a group of investors purchased 1,250,000 shares of the Company's common stock for $.80 per share.

         On January 30, 1998, the Company declared a 1.25-for-1 stock split effected in the form of a stock dividend. All share amounts have been restated for this stock split.

         During March and April, 1998, the Company sold 2,500,000 shares of its common stock through private offerings. Proceeds from the offerings totaled $14.5 million.

         In connection with certain 1998 acquisitions, the Company has entered into employment agreements with 8 employees. Upon termination of employment (other than voluntarily by the employee or by the Company for cause or upon death of the employee), the Company is committed to pay certain benefits, including specified monthly severance of not more than $6,667 per month. The benefits are to be paid from the date of termination to dates ranging from January 22, 1999 to March 6, 2001.

         On April 30, 1998, certain employees of the Company exercised options to purchase 612,500 shares at a price of $.65 per share.

         On May 13, 1998, pursuant to a Plan of Reorganization in the United States Bankruptcy Court, Microlytics, Inc. ("Microlytics") completed a merger (the "Merger") with the Company. Under the terms of the Merger, each outstanding share of EarthCare common stock was exchanged for one share of Microlytics common stock. Immediately prior to the Merger, Microlytics had 1,027,066 shares of common stock outstanding and warrants to purchase an additional 500,000 shares with an exercise price of $5.80, of which 250,000 were exercised immediately following the Merger. The Merger resulted in the receipt by EarthCare shareholders of approximately 8,088,379 shares of common stock, representing approximately 86.2% of the Microlytics shares outstanding on the effective date of the Merger. As a result of the Merger, EarthCare was merged into Microlytics and Microlytics' certificate of incorporation was amended as of the effective date of the Merger to change Microlytics' name to Santi Group, Inc. On September 21, 1998, Santi Group, Inc. changed its name to EarthCare Company. The Merger was accounted for as a capital transaction accompanied by a recapitalization of EarthCare. All costs incurred in connection with the Merger were expensed.

         On June 1, 1998, the Company entered into employment agreements with three executive officers which provide for minimum aggregate annual compensation of $575,000. The agreements expire either June 1, 2000 or June 1, 2003, and automatically renew for twelve month periods. Upon termination of employment related to the change in control of the Company, the Company is committed to immediately pay in full the minimum compensation for each of the remaining years or portion thereof.

         On June 26, 1998, the Company entered into a $40 million revolving credit facility with a bank. The Company may also obtain up to $5 million in letters of credit, subject to availability under the facility. Interest is payable monthly at variable rates, depending on the Company's current debt to cash flow ratio, but is capped at LIBOR plus 2.5%. The facility expires June 26, 2001, is secured by a first lien on substantially all assets of the Company and requires the Company to maintain certain financial ratio covenants beginning September 30, 1998. The Company granted the bank a five-year warrant to purchase 50,000 shares of common stock at $13 per share in lieu of issuance costs. The warrant was valued at $100,000 using the Black-Scholes pricing model.

         On June 29, 1998, three executive officers received options to purchase an aggregate of 1,250,000 shares of common stock as follows; 400,000 exercisable at $6 per share, 350,000 exercisable at $15 per share and 500,000 exercisable at $25 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To Andrews Environmental Services, Inc.:


We have audited the accompanying balance sheet of ANDREWS ENVIRONMENTAL SERVICES, INC. (a Georgia corporation) as of December 31, 1996 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to December 21, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Andrews Environmental Services, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and the period from January 1, 1997 to December 21, 1997 in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP



Atlanta, Georgia
June 18, 1998

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                                  BALANCE SHEET



                                                                     DECEMBER 31,
                           ASSETS                                        1996
------------------------------------------------------               ------------
CURRENT ASSETS:
  Cash and cash equivalents                                          $   14,414
  Accounts receivable, net of allowance for
    doubtful accounts of $9,300                                         177,166
  Due from related party                                                 51,202
  Prepaid expenses and other                                             25,588
  Deferred income taxes                                                   3,575
                                                                     ----------
         Total current assets                                           271,945


PROPERTY AND EQUIPMENT, NET                                             830,102
                                                                     ----------

                                                                     $1,102,047
                                                                     ==========


                      LIABILITIES AND                                DECEMBER 31,
                    STOCKHOLDERS' EQUITY                                 1996
------------------------------------------------------               ------------

CURRENT LIABILITIES:
  Accounts payable                                                   $  142,364
  Accrued expenses                                                       19,983
  Income taxes payable                                                   10,148
  Current portion of long-term debt                                     229,638
                                                                     ----------
         Total current liabilities                                      402,133
                                                                     ----------
LONG-TERM DEBT, NET OF CURRENT PORTION                                  310,221
                                                                     ----------
DEFERRED INCOME TAXES                                                   118,752
                                                                     ----------
COMMITMENTS (NOTE 6)

STOCKHOLDERS' EQUITY:
  Common stock, no par value, $.50 stated
    value; 1,000,000 shares authorized, 1,000
    shares issued and outstanding                                           500
  Retained earnings                                                     270,441
                                                                     ----------
         Total stockholders' equity                                     270,941
                                                                     ----------
                                                                     $1,102,047
                                                                     ==========


       The accompanying notes are an integral part of this balance sheet.

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                            STATEMENTS OF OPERATIONS



                                                     YEARS ENDED DECEMBER 31       PERIOD FROM            SIX-MONTH
                                                     ------------------------   JANUARY 1, 1997 TO       PERIOD ENDED
                                                         1995         1996      DECEMBER 21, 1997       JUNE 30, 1997
                                                     -----------  -----------   ------------------      --------------
                                                                                                         (unaudited)
REVENUES                                             $ 1,499,392  $ 1,832,043       $ 1,218,268           $   638,994
                                                     -----------  -----------       -----------           -----------
EXPENSES:
  Cost of operations                                     615,069      785,996           625,892               307,005
  General and administrative                             754,580      757,655           646,273               324,542
  Depreciation and amortization                           94,948      122,296           121,496                71,229
                                                     -----------  -----------       -----------           -----------
         Total expenses                                1,464,597    1,665,947         1,393,661               702,776
                                                     -----------  -----------       -----------           -----------
INCOME (LOSS) FROM OPERATIONS                             34,795      166,096          (175,393)              (63,782)
                                                     -----------  -----------       -----------           -----------
OTHER EXPENSE (INCOME):
  Interest expense                                        45,475       70,868            22,077                16,760
  Other, net                                               7,404       (2,500)         (204,124)             (195,794)
                                                     -----------  -----------       -----------           -----------
                                                          52,879       68,368          (182,047)             (179,034)
                                                     -----------  -----------       -----------           -----------
INCOME (LOSS) BEFORE INCOME TAXES                        (18,084)      97,728             6,654               115,252

PROVISION (BENEFIT) FOR INCOME TAXES                      (3,304)      39,094             4,334                44,026
                                                     -----------  -----------       -----------           -----------
NET INCOME (LOSS)                                    $   (14,780) $    58,634       $     2,320           $    71,226
                                                     ===========  ===========       ===========           ===========




        The accompanying notes are an integral part of these statements.

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY





                                    COMMON STOCK
                                 ------------------      RETAINED
                                 SHARES      AMOUNT      EARNINGS        TOTAL
                                 ------      ------      --------      ---------
BALANCE, DECEMBER 31, 1994        1,000      $  500     $ 226,587      $ 227,087

  Net loss                            0           0       (14,780)       (14,780)
                                 ------      ------     ---------      ---------
BALANCE, DECEMBER 31, 1995        1,000         500       211,807        212,307

  Net income                          0           0        58,634         58,634
                                 ------      ------     ---------      ---------
BALANCE, DECEMBER 31, 1996        1,000         500       270,441        270,941

  Purchase of treasury stock       (585)       (292)     (136,108)      (136,400)
  Net income                          0           0         2,320          2,320
                                 ------      ------     ---------      ---------
BALANCE, DECEMBER 21, 1997          415      $  208     $ 136,653      $ 136,861
                                 ======      ======     =========      =========



        The accompanying notes are an integral part of these statements.

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                            STATEMENTS OF CASH FLOWS




                                                           YEARS ENDED
                                                           DECEMBER 31            PERIOD FROM         SIX-MONTH
                                                      ----------------------   JANUARY 1, 1997 TO    PERIOD ENDED
                                                         1995        1996     DECEMBER 21, 1997     JUNE 30, 1997
                                                      ---------    ---------  -------------------   -------------
                                                                                                    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                   $ (14,780)   $  58,634        $   2,320         $  71,226
                                                      ---------    ---------        ---------         ---------
  Adjustments to reconcile net (loss) income to
    net cash provided by (used in) operating
    activities:
      Depreciation and amortization                      94,948      122,296          121,496            71,229
      Gain on sale of fixed assets                            0            0         (204,124)         (196,125)
      Changes in assets and liabilities:
        Accounts receivable                              25,101      (72,882)          68,676            13,325
        Prepaid expenses and other                        9,233       13,694          (24,555)            5,957
        Due from related party                                0      (51,202)         (60,152)          (37,427)
        Deferred taxes                                   (3,304)      28,946          (29,905)             (309)
        Accounts payable                                (14,990)      51,664          (11,633)           49,478
        Accrued expenses                                  9,457         (579)             238            (3,973)
        Income taxes payable                                  0       10,148           34,239                 0
                                                      ---------    ---------        ---------         ---------
           Total adjustments                            120,445      102,085         (105,720)          (97,845)
                                                      ---------    ---------        ---------         ---------
           Net cash provided by (used in)
              operating activities                      105,665      160,719         (103,400)          (26,619)
                                                      ---------    ---------        ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                 (229,810)    (249,024)        (144,745)          (41,555)
  Proceeds from sales of fixed assets                    56,358            0          425,000           412,686
                                                      ---------    ---------        ---------         ---------
           Net cash (used in) provided by
              investing activities                     (173,452)    (249,024)         280,255           371,131
                                                      ---------    ---------        ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt                          206,075      321,504          194,679                 0
  Repayments of long-term debt                         (137,693)    (219,380)        (247,677)         (210,580)
  Purchase of treasury stock                                  0            0         (136,400)         (136,400)
                                                      ---------    ---------        ---------         ---------
           Net cash provided by (used in)
              financing activities                       68,382      102,124         (189,398)         (346,980)
                                                      ---------    ---------        ---------         ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                               595       13,819          (12,543)           (2,468)

CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD                                                      0          595           14,414            14,414
                                                      ---------    ---------        ---------         ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD              $     595    $  14,414        $   1,871         $  11,946
                                                      =========    =========        =========         =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                              $  45,475    $  43,275        $  38,352         $  16,320
                                                      =========    =========        =========         =========

  Cash paid for income taxes                          $     207    $   1,644        $      10         $      10
                                                      =========    =========        =========         =========



        The accompanying notes are an integral part of these statements.

                      ANDREWS ENVIRONMENTAL SERVICES, INC.


                          NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996


1. ORGANIZATION AND BASIS OF PRESENTATION

   Andrews Environmental Services, Inc. ("Andrews" or the "Company"), a Georgia corporation, operates a service center that treats, processes, and recovers nonhazardous liquid waste to serve a variety of customers from private residences and municipalities to large industrial companies.

   On March 20, 1997, certain assets of the Company associated with its grease disposal business were sold to EarthCare Company ("EarthCare"). The grease disposal business was primarily involved with commercial and governmental grease extraction, collection, and transportation services. Consideration associated with the sale was $475,000 in cash and $257,350 in notes receivable. In conjunction with the sale, the Company recorded a gain on the sale of fixed assets of $204,124 which is included in other income in the accompanying statement of operations for the period from January 1, 1997 to December 21, 1997.

   On December 22, 1997, substantially all of the remaining property and equipment and the ongoing business of the Company were sold to EarthCare. Consideration was $660,000 in cash and 21,400 shares of EarthCare common stock. Contingent consideration of 13,600 shares of EarthCare common stock is receivable within 90 days of the first anniversary of the date of purchase, net of offsets for losses, as defined in the sale agreement.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

   CONCENTRATION OF CREDIT RISK

   Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

   REVENUE RECOGNITION

   The Company recognizes revenues as services are provided.

   PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives for machinery and equipment and office equipment range from 5 to 7 years. The building is depreciated over an estimated useful life of 40 years.

   At December 31, 1996, property and equipment consisted of the following:

                Machinery and equipment                                    $ 1,040,874
                Office equipment                                                29,385
                Building                                                       162,686
                Land                                                             2,000
                                                                           -----------
                                                                             1,234,945
                Less accumulated depreciation                                 (404,843)
                                                                           -----------
                                                                           $   830,102
                                                                           ===========

   The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary.
   The Company assesses impairment by determining whether the carrying value of such long-lived assets will be recovered through undiscounted expected future cash flows. No impairment losses have been recorded in the accompanying results of operations.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   UNAUDITED INTERIM FINANCIAL INFORMATION
   The accompanying financial statements for the six-month period ended June 30, 1997 are unaudited. In the opinion of the management of Andrews, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements.

   NEW ACCOUNTING PRONOUNCEMENTS

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company currently has no other comprehensive income items as defined by SFAS No. 130.

3. LONG-TERM DEBT

   At December 31, 1996, long-term debt consisted of the following:

                Equipment loans, interest at varying rates between 8.5%
                and 16.3%, interest and principal due in monthly
                installments through 2002, secured by related equipment         $ 453,094

                Line of credit                                                     83,789

                Loan from stockholder (Note 4)                                      2,976
                                                                                ---------
                                                                                  539,859

                Less current portion                                             (229,638)
                                                                                ---------
                                                                                $ 310,221
                                                                                =========

   At December 31, 1996, the Company had a $100,000 revolving line of credit (the "Revolver"). The Revolver has an interest rate of prime plus 2% (10.25% at December 31, 1996). At December 31, 1996, $83,789 was outstanding and $16,211 was available for future borrowings. The Revolver matures July 15, 1998, is renewable for successive one-year periods, is personally guaranteed by the Company's majority stockholder, and is secured by substantially all assets of the Company.

   On December 21, 1997, in conjunction with the sale of the Company's remaining assets (Note 1), the Revolver and all equipment loans were paid in full.


4. RELATED-PARTY TRANSACTIONS

   The Company's majority stockholder advances monies to the Company from time to time to maintain certain working capital levels, as needed. At December 31, 1996, the Company was indebted to the majority stockholder for $2,976, which is included in current portion of long-term debt in the accompanying balance sheet.

   During 1997, the Company had repairs and maintenance performed on its trucks by an entity owned by the Company's majority stockholder. For the period from January 1, 1997 to December 21, 1997, the Company incurred $32,371 of expense for these services, which is included in cost of operations in the accompanying statement of operations.

   The Company advances monies from time to time to an entity owned by the Company's majority stockholder to enable that entity to maintain certain levels of working capital. At December 31, 1996, the related entity owed the Company $51,202, which is included in the accompanying balance sheet as due from related party.

   The Company performs services from time to time for an entity owned by a stockholder of the Company. Revenues from this entity totaled $11,111, $7,683, and $0 for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to December 21, 1997, respectively.

5. INCOME TAXES

   The accompanying financial statements reflect the provision (benefit) for income taxes computed in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The following summarizes the components of the income tax provision (benefit) for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to December 21, 1997:

                                                                        1995          1996          1997
                                                                      --------      --------      --------
                Current taxes                                         $      0      $ 10,148      $ 28,165
                Deferred taxes                                          (3,304)       28,946       (29,905)
                                                                      --------      --------      --------
                Provision (benefit) for income taxes                  $ (3,304)     $ 39,094      $ (1,740)
                                                                      ========      ========      ========

   Reconciliation from the federal statutory rate to the actual provision (benefit) for the years ended December 31, 1995 and 1996 and for the period from January 1, 1997 to December 21, 1997 is as follows:

                                                                        1995          1996          1997
                                                                      --------      --------      --------
                Statutory federal tax rate                               (34.0)%          34%         34.0%
                State income taxes, net of federal tax benefit            (4.0)            4           4.0
                Other                                                     19.7             2          27.1
                                                                      --------      --------      --------
                                                                         (18.3)%          40%         65.1%
                                                                      ========      ========      ========

   The components of the net deferred tax liability as of December 31, 1996 are as follows:

                Deferred tax assets:
                  Allowance for doubtful accounts                              $   3,530
                  Other                                                               45
                                                                               ---------
                         Total deferred tax asset                                  3,575
                Deferred tax liability:
                  Depreciation                                                  (118,752)
                                                                               ---------
                Net deferred tax liability                                     $(115,177)
                                                                               =========


6. ENVIRONMENTAL REGULATIONS

   The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of the expenditures necessary to comply with the environmental laws and regulations are made in the normal course of business. The Company, to the best of its knowledge, is in compliance, in all material respects, with the laws and regulations affecting its operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Ferrero Wastewater Management, Inc.:


We have audited the accompanying balance sheets of FERRERO WASTEWATER MANAGEMENT, INC. (a Pennsylvania corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ferrero Wastewater Management, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP


Atlanta, Georgia
March 20, 1998

                       FERRERO WASTEWATER MANAGEMENT, INC.


                                 BALANCE SHEETS




                                                                 DECEMBER 31
                                                            --------------------
                     ASSETS                                 1996            1997
------------------------------------------------            ----            ----
CURRENT ASSETS:
   Cash and cash equivalents                          $    7,383          $   40,201
   Accounts receivable, net of allowance for
      doubtful accounts of $50,000 in 1996 and 1997      308,187             379,852
   Prepaid expenses and other                             68,280              22,034
                                                      ----------          ----------
            Total current assets                         383,850             442,087

PROPERTY AND EQUIPMENT, NET                              698,934             903,774
OTHER ASSETS                                              11,740              26,477
                                                      ----------          ----------
                                                      $1,094,524          $1,372,338
                                                      ==========          ==========


                                                                 DECEMBER 31
                 LIABILITIES AND                            --------------------
              STOCKHOLDERS' EQUITY                          1996            1997
------------------------------------------------            ----            ----
CURRENT LIABILITIES:
   Accounts payable                                   $  350,879          $  185,551
   Accrued expenses                                       35,288              48,304
   Due to stockholder                                     43,716              81,580
   Current portion of long-term debt                     109,802             128,454
                                                      ----------          ----------
            Total current liabilities                    539,685             443,889
                                                      ----------          ----------
LONG-TERM DEBT, NET OF CURRENT PORTION                   244,566             607,743
                                                      ----------          ----------
COMMITMENTS (NOTE 6)
STOCKHOLDERS' EQUITY:
   Common stock, $100 par value; 250 shares
      authorized, 50 shares issued and
      outstanding                                          5,000               5,000
   Retained earnings                                     305,273             315,706
                                                      ----------          ----------
            Total stockholders' equity                   310,273             320,706
                                                      ----------          ----------
                                                      $1,094,524          $1,372,338
                                                      ==========          ==========


      The accompanying notes are an integral part of these balance sheets.

                       FERRERO WASTEWATER MANAGEMENT, INC.


                            STATEMENTS OF OPERATIONS




                                            YEARS ENDED DECEMBER 31,            SIX-MONTH         PERIOD FROM
                                    ---------------------------------------   PERIOD ENDED      JANUARY 1, 1998 TO
                                       1995         1996           1997       JUNE 30, 1997      JANUARY 22, 1998
                                    ----------   -----------    -----------   -------------     ------------------
                                                                                         (unaudited)
REVENUES                            $2,864,459   $ 2,866,758    $ 4,122,100    $ 1,737,870           $ 257,982
                                    ----------   -----------    -----------    -----------           ---------
EXPENSES:
    Cost of operations               1,693,181     1,913,700      2,797,821      1,191,091             175,443
    General and administrative         722,523       773,286      1,045,315        521,051              73,399
    Depreciation and amortization      253,874       287,742        220,432        120,627              23,334
                                    ----------   -----------    -----------    -----------           ---------
              Total expenses         2,669,578     2,974,728      4,063,568      1,832,769             272,176
                                    ----------   -----------    -----------    -----------           ---------
INCOME (LOSS) FROM OPERATIONS          194,881      (107,970)        58,532        (94,899)            (14,194)
                                    ----------   -----------    -----------    -----------           ---------
OTHER EXPENSE (INCOME):
    Interest expense                    51,226        48,024         50,920         21,302               5,913
    Other, net                          11,402       (22,404)        (2,821)          (269)                (33)
                                    ----------   -----------    -----------    -----------           ---------
                                        62,628        25,620         48,099         21,033               5,880
                                    ----------   -----------    -----------    -----------           ---------
NET INCOME (LOSS)                   $  132,253   $  (133,590)   $    10,433    $  (115,932)          $ (20,074)
                                    ==========   ===========    ===========    ===========           =========



        The accompanying notes are an integral part of these statements.

                       FERRERO WASTEWATER MANAGEMENT, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY









                                        COMMON    RETAINED
                                         STOCK    EARNINGS       TOTAL
                                        ------   ----------      -----
BALANCE, JANUARY 1, 1995                $5,000   $ 362,610    $ 367,610

    Distribution to stockholder              0     (56,000)     (56,000)
    Net income                               0     132,253      132,253
                                        ------   ---------    ---------
BALANCE, DECEMBER 31, 1995               5,000     438,863      443,863

    Net (loss)                               0    (133,590)    (133,590)
                                        ------   ---------    ---------
BALANCE, DECEMBER 31, 1996               5,000     305,273      310,273

    Net income                               0      10,433       10,433
                                        ------   ---------    ---------
BALANCE, DECEMBER 31, 1997               5,000     315,706      320,706

    Net (loss)                               0     (20,074)     (20,074)
                                        ------   ---------    ---------
BALANCE, JANUARY 22, 1998 (UNAUDITED)   $5,000   $ 295,632    $ 300,632
                                        ======   =========    =========




        The accompanying notes are an integral part of these statements.

                       FERRERO WASTEWATER MANAGEMENT, INC.


                            STATEMENTS OF CASH FLOWS




                                                                     YEARS ENDED DECEMBER 31,        SIX-MONTH      PERIOD FROM
                                                               -----------------------------------  PERIOD ENDED  JANUARY 1, 1998 TO
                                                                  1995         1996         1997    JUNE 30, 1997  JANUARY 22, 1998
                                                               ---------    ---------    --------- -------------- ------------------
                                                                                                            (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                          $ 132,253    $(133,590)   $  10,433    $(115,932)   $(20,074)
                                                               ---------    ---------    ---------    ---------    --------
    Adjustments to reconcile net income (loss) to net
      cash provided by operating
       activities:
           Depreciation and amortization                         253,874      287,742      220,432      120,627      23,334
           Loss (gain) on sale of fixed assets                     8,402      (17,019)           0            0           0
           Changes in assets and liabilities:
              Accounts receivable                                  7,721        5,928      (71,665)      19,076     (10,844)
              Prepaid expenses and other                          (9,850)     (56,030)      46,246       (9,000)          0
              Other assets                                        62,096       10,553      (14,737)       2,643      12,977
              Accounts payable                                    70,390       93,525     (165,328)      80,767      33,571
              Accrued expenses                                    21,580      (21,295)      13,016       10,703       2,670
                                                               ---------    ---------     --------    ---------    --------
                 Total adjustments                               414,213      303,404       27,964      224,816      61,708
                                                               ---------    ---------     --------    ---------    --------
                 Net cash provided by operating activities       546,466      169,814       38,397      108,884      41,634
                                                               ---------    ---------     --------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of fixed assets                                 0       20,949            0            0           0
    Capital expenditures                                        (532,674)    (158,843)    (425,272)   (446,512)           0
                                                               ---------    ---------     --------    ---------    --------
                 Net cash used in investing activities          (532,674)    (137,894)    (425,272)   (446,512)           0
                                                               ---------    ---------     --------    ---------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of long-term debt                                 163,327       74,830      728,568      280,162           0
    Payments of long-term debt                                  (192,491)    (157,972)    (346,739)     (38,858)     (3,635)
    Net borrowings from stockholder                               15,500       28,216       37,864       93,999     (67,603)
    Distribution to stockholder                                  (56,000)           0            0            0           0
                                                               ---------    ---------    ---------    ---------    --------
                 Net cash (used in) provided by financing
                   activities                                    (69,664)     (54,926)     419,693      335,303     (71,238)
                                                               ---------    ---------    ---------    ---------    --------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS             (55,872)     (23,006)      32,818       (2,325)    (29,604)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                    86,261       30,389        7,383        7,383      40,201
                                                               ---------    ---------    ---------    ---------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                       $  30,389    $   7,383    $  40,201    $   5,058    $ 10,597
                                                               =========    =========    =========    =========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                     $  28,210    $  43,389    $  50,920    $  20,053    $  3,530
                                                               =========    =========    =========    =========    ========
NONCASH INVESTING AND FINANCING ACTIVITIES:
    Equipment traded in for capital expenditures               $       0    $       0    $  41,464    $       0    $      0
                                                               =========    =========    =========    =========    ========


        The accompanying notes are an integral part of these statements.

                       FERRERO WASTEWATER MANAGEMENT, INC.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997



1.   ORGANIZATION AND BASIS OF PRESENTATION

     Ferrero Wastewater Management, Inc. (the "Company") designs, constructs, repairs, maintains, and operates on-site sewage disposal systems, primarily in metropolitan Philadelphia, Pennsylvania.

     Nutrecon, Inc. disposed of the waste collected by the Company. On January 1, 1997, the net assets of Nutrecon, Inc. were transferred to the Company. Since the companies were under common ownership from their respective dates of inception, the accompanying financial statements of the Company include the accounts of Nutrecon, Inc. for all periods presented. All material intercompany balances and transactions have been eliminated.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents.

     CONCENTRATION OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region and in one line of business. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

      REVENUE RECOGNITION

      The Company recognizes revenues as services are provided.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives for machinery and equipment and office equipment range from five to seven years. Buildings are depreciated over 20 years.

      At December 31, 1996 and 1997, property and equipment consisted of the following:

                                                                              1996              1997
                                                                              ----              ----
                Machinery and equipment                                    $ 1,803,675       $ 2,175,946
                Buildings and improvements                                     308,071           349,941
                Office equipment                                                78,236            82,445
                                                                           -----------       -----------
                                                                             2,189,982         2,608,332
                Less accumulated depreciation                               (1,491,048)       (1,704,558)
                                                                           -----------       -----------
                                                                           $   698,934       $   903,774
                                                                           ===========       ===========

      The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. The Company assesses impairment by determining whether the carrying value of such long-lived assets will be recovered through undiscounted expected future cash flows. No impairment losses have been recorded in the accompanying results of operations.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      UNAUDITED INTERIM FINANCIAL INFORMATION

      The accompanying financial statements for the six-month period ended
      June 30, 1997, and for the period from January 1, 1998 through January 22, 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the period from January 1, 1998 through January 22, 1998 are not necessarily indicative of future results of the Company.

      INCOME TAXES

      The Company has elected, for federal and state income tax purposes, S corporation tax status whereby income is taxed at the stockholder level. Therefore, no deferred tax assets, liabilities, or provision for income taxes is recorded.

      NEW ACCOUNTING PRONOUNCEMENTS

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company currently has no other comprehensive income items as defined by SFAS No. 130.

3.   LONG-TERM DEBT

     At December 31, 1996 and 1997, long-term debt consisted of the following:

                                                                                 1996            1997
                                                                                 ----            ----
                Loans from banks, interest at 9.25%, interest and principal due in monthly payments through 2003; secured by substantially all
                assets of the Company                                           $ 184,251       $348,035

                Equipment loans, interest at varying rates between
                7.25% and 12.5%, interest and principal due in monthly
                installments through 2003, secured by related equipment           170,117        388,162
                                                                                ---------       --------
                                                                                  354,368        736,197

                Less current portion                                              109,802        128,454
                                                                                ---------       --------
                                                                                $ 244,566       $607,743
                                                                                =========       ========


      Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                         1998                                                         $ 128,454
                         1999                                                           122,456
                         2000                                                           115,386
                         2001                                                           103,520
                         2002 and thereafter                                            266,381
                                                                                      ---------
                                                                                      $ 736,197
                                                                                      =========

     In February 1998, in conjunction with the sale of the business (Note 7), all related long-term debt was paid in full.


4.   RELATED-PARTY TRANSACTION

     The Company's majority stockholder makes advances to the Company from time to time to better manage cash flows and maintain adequate working capital. At December 31, 1996 and 1997, the amounts owed to the majority stockholder were $43,716 and $81,580, respectively. In February 1998, the amount owed to the majority stockholder was paid in full (Note 7).


5.   BENEFIT PLAN

     Employees of the Company are eligible to participate in a company-maintained salary reduction simplified employee pension plan (the "Plan"). The Company has the option to contribute a profit-sharing portion to the Plan each year. During the years ended December 31, 1995, 1996, and 1997, no such contributions were made.

  6.  LEASES

      The Company leases its facility under a noncancelable operating lease. Rental expense during 1995, 1996, and 1997 was $84,943, $67,734, and
      $72,000, respectively. Future minimum lease payments under the current lease agreement are $72,000 per year through December 31, 1999.


  7.  SUBSEQUENT EVENT

      On January 22, 1998, substantially all property and equipment and the ongoing business of the Company were sold to EarthCare Company ("EarthCare") for $2,240,100 in cash and 90,000 shares of EarthCare common stock. Contingent consideration of $248,900 in cash and 10,000 shares of EarthCare common stock are receivable 270 days after the date of purchase, net of offset for losses, as defined in the purchase agreement. Prior to the closing, all related long-term debt was paid in full to convey the assets to EarthCare free and clear of all encumbrances and liens.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To A Rapid Rooter Sewer & Drain Service, Inc.:


We have audited the accompanying balance sheets of A RAPID ROOTER SEWER & DRAIN SERVICE, INC. (a Florida corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A Rapid Rooter Sewer & Drain Service, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP



Atlanta, Georgia
May 8, 1998

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                                 BALANCE SHEETS





                                     ASSETS

                                                                                             DECEMBER 31
                                                                                      --------------------------
                                                                                         1996            1997
                                                                                      ----------      ----------
CURRENT ASSETS:
  Cash and cash equivalents                                                           $  134,110      $  303,291
  Accounts receivable, net of allowance for doubtful accounts of
    $10,000 in 1996 and 1997                                                             313,426         259,860
  Loans to stockholders                                                                   76,787         134,257
  Notes receivable                                                                        58,503               0
  Prepaid expenses                                                                        16,090          16,090
                                                                                      ----------      ----------
           Total current assets                                                          598,916         713,498

PROPERTY AND EQUIPMENT, NET                                                              903,299         922,582
                                                                                      ----------      ----------
                                                                                      $1,502,215      $1,636,080
                                                                                      ==========      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                                    $   99,935      $  161,337
  Accrued expenses                                                                        56,783          59,759
  Current portion of long-term debt                                                      251,695         269,278
                                                                                      ----------      ----------
           Total current liabilities                                                     408,413         490,374
                                                                                      ----------      ----------
LONG-TERM DEBT, NET OF CURRENT PORTION                                                   551,542         590,380
                                                                                      ----------      ----------
COMMITMENTS (NOTES 4 AND 5)

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 7,500 shares authorized, 100 shares
    issued and outstanding                                                                   100             100
  Additional paid-in capital                                                               3,249           3,249
  Retained earnings                                                                      538,911         551,977
                                                                                      ----------      ----------
           Total stockholders' equity                                                    542,260         555,326
                                                                                      ----------      ----------
                                                                                      $1,502,215      $1,636,080
                                                                                      ==========      ==========


      The accompanying notes are an integral part of these balance sheets.

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                            STATEMENTS OF OPERATIONS


                                                YEARS ENDED DECEMBER 31                   SIX-MONTH        PERIOD FROM
                                     ----------------------------------------------      PERIOD ENDED    JANUARY 1, 1998 TO
                                        1995              1996              1997        JUNE 30, 1997    FEBRUARY 13, 1998
                                     -----------       -----------       ----------     -------------    ------------------
                                                                                                  (unaudited)
REVENUES                             $ 4,201,989       $ 4,820,398       $4,629,655       $ 2,249,356         $ 680,870
                                     -----------       -----------       ----------       -----------         ---------
EXPENSES:
  Cost of operations                   2,139,783         2,270,988        2,364,794         1,153,277           338,971
  General and administrative           1,564,497         1,702,588        1,730,394           779,059           244,591
  Depreciation and amortization          233,730           291,293          319,001           159,143            41,476
                                     -----------       -----------       ----------       -----------         ---------
           Total expenses              3,938,010         4,264,869        4,414,189         2,091,479           625,038
                                     -----------       -----------       ----------       -----------         ---------
INCOME FROM OPERATIONS                   263,979           555,529          215,466           157,877            55,832
                                     -----------       -----------       ----------       -----------         ---------
OTHER EXPENSE (INCOME):
    Interest expense                      64,116            85,789           86,367            36,482            11,148
    Other, net                           (33,597)          (97,058)          27,413              (867)             (476)
                                     -----------       -----------       ----------       -----------         ---------
                                          30,519           (11,269)         113,780            35,615            10,672
                                     -----------       -----------       ----------       -----------         ---------
NET INCOME                           $   233,460       $   566,798       $  101,686       $   122,262         $  45,160
                                     ===========       ===========       ==========       ===========         =========



        The accompanying notes are an integral part of these statements.

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                        ADDITIONAL
                                                         COMMON           PAID-IN      RETAINED
                                                         STOCK            CAPITAL      EARNINGS         TOTAL
                                                         ------         ----------     ---------      ---------
BALANCE, JANUARY 1, 1995                                 $  100         $    3,249     $ 312,757      $ 316,106

  Distributions to stockholders                               0                  0      (267,500)      (267,500)
  Net income                                                  0                  0       233,460        233,460
                                                         ------         ----------     ---------      ---------
BALANCE, DECEMBER 31, 1995                                  100              3,249       278,717        282,066

  Distributions to stockholders                               0                  0      (306,604)      (306,604)
  Net income                                                  0                  0       566,798        566,798
                                                         ------         ----------     ---------      ---------
BALANCE, DECEMBER 31, 1996                                  100              3,249       538,911        542,260

  Distributions to stockholders                               0                  0       (88,620)       (88,620)
  Net income                                                  0                  0       101,686        101,686
                                                         ------         ----------     ---------      ---------
BALANCE, DECEMBER 31, 1997                                  100              3,249       551,977        555,326

  Distributions to stockholders                               0                  0             0              0
  Net income                                                  0                  0        45,160         45,160
                                                         ------         ----------     ---------      ---------
BALANCE, FEBRUARY 13, 1998 (UNAUDITED)                   $  100         $    3,249     $ 597,137      $ 600,486
                                                         ======         ==========     =========      =========



        The accompanying notes are an integral part of these statements.

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                            STATEMENTS OF CASH FLOWS



                                                                   YEARS ENDED DECEMBER 31          SIX-MONTH        PERIOD FROM
                                                              ---------------------------------    PERIOD ENDED   JANUARY 1, 1998 TO
                                                                1995         1996        1997     JUNE 30, 1997   FEBRUARY 13, 1998
                                                              ---------   ---------   ---------   --------------  ------------------
                                                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $ 233,460   $ 566,798   $ 101,686      $ 122,262       $  45,160
                                                              ---------   ---------   ---------      ---------       ---------
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                             233,730     291,293     319,001        159,143          41,476
      (Gain) loss on disposal of fixed assets                   (21,727)    (74,606)    (15,665)        27,177               0
      Changes in assets and liabilities:
      Accounts receivable                                        22,784     (89,315)     53,566         82,723           8,968
      Notes receivable                                                0     (58,503)     58,503              0               0
      Prepaid expenses and other                                  9,000         300           0         12,757          (1,573)
      Accounts payable                                            8,486      (7,380)     61,402        (20,976)        (37,949)
      Accrued expenses                                            1,538       6,914       2,976        (51,686)          2,965
                                                              ---------   ---------   ---------      ---------       ---------
        Total adjustments                                       253,811      68,703     479,783        209,138          13,887
                                                              ---------   ---------   ---------      ---------       ---------
        Net cash provided by operating activities               487,271     635,501     581,469        331,400          59,047
                                                              ---------   ---------   ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of fixed assets                            97,652      83,658      54,766              0               0
  Capital expenditures                                         (788,903)   (184,510)   (341,859)        (9,700)           (291)
                                                              ---------   ---------   ---------      ---------       ---------
        Net cash used in investing activities                  (691,251)   (100,852)   (287,093)        (9,700)           (291)
                                                              ---------   ---------   ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt                                  729,528     169,407     306,333              0               0
  Payments of long-term debt                                   (315,906)   (288,568)   (285,438)      (109,165)        (30,160)
  Net borrowings of stockholders                                 11,824     (66,061)    (57,470)      (119,191)        (56,366)
  Distributions to stockholders                                (267,500)   (306,604)    (88,620)             0               0
                                                              ---------   ---------   ---------      ---------       ---------
        Net cash provided by (used in) financing activities     157,946    (491,826)   (125,195)      (228,356)        (86,526)
                                                              ---------   ---------   ---------      ---------       ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS            (46,034)     42,823     169,181         93,344         (27,770)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                  137,321      91,287     134,110        134,110         303,291
                                                              ---------   ---------   ---------      ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $  91,287   $ 134,110   $ 303,291      $ 227,454       $ 275,521
                                                              =========   =========   =========      =========       =========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                    $  64,116   $  85,789   $  86,367      $  34,625       $  11,148
                                                              =========   =========   =========      =========       =========



        The accompanying notes are an integral part of these statements.

                   A RAPID ROOTER SEWER & DRAIN SERVICE, INC.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997


1. ORGANIZATION AND BASIS OF PRESENTATION

   A Rapid Rooter Sewer & Drain Service, Inc. (the "Company") designs, constructs, repairs, maintains, and operates on-site sewage disposal systems, primarily in and around Pompano Beach, Florida.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with maturities of three months or less at the date of purchase as cash equivalents.

   CONCENTRATION OF CREDIT RISK

   Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region and in one line of business. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

   REVENUE RECOGNITION

   The Company recognizes revenues as services are provided.

   PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives for machinery and equipment and office equipment range from five to seven years. Leasehold improvements are depreciated over the shorter of the term of the lease or the useful life of the improvements.

   At December 31, 1996 and 1997, property and equipment consisted of the following:

                                                                        1996                1997
                                                                     -----------         -----------
        Machinery and equipment                                      $ 1,840,443         $ 1,984,504
        Office equipment                                                  65,406              67,782
        Leasehold improvements                                            19,473              19,473
                                                                     -----------         -----------
                                                                       1,925,322           2,071,759
        Less accumulated depreciation                                 (1,022,023)         (1,149,177)
                                                                     -----------         -----------
                                                                     $   903,299         $   922,582
                                                                     ===========         ===========

   The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary.
   The Company assesses impairment by determining whether the carrying value of such long-lived assets will be recovered through undiscounted expected future cash flows. No impairment losses have been recorded in the accompanying results of operations.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   UNAUDITED INTERIM FINANCIAL INFORMATION
   The accompanying financial statements as of February 13, 1998, for the six-month period ended June 30, 1997, and for the period from January 1, 1998 through February 13, 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the period from January 1, 1998 through February 13, 1998 are not necessarily indicative of future results of the Company.

   INCOME TAXES

   For federal and state income tax purposes, the Company has elected S corporation tax status whereby income is taxed at the stockholder level. Therefore, no deferred tax assets, liabilities, or provision for income taxes is recorded. Amounts are distributed to stockholders for making applicable tax payments, and are included in distributions to stockholders in the accompanying statements of stockholders' equity.

   NEW ACCOUNTING PRONOUNCEMENTS

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company currently has no other comprehensive income items as defined by SFAS No. 130.

3. LONG-TERM DEBT

   At December 31, 1996 and 1997, long-term debt consisted of the following:

                                                                        1996                1997
                                                                     -----------         -----------
        Equipment loans, interest at varying rates
        between 7.25% and 12.5%, interest and
        principal due in monthly installments
        through 2003, secured by related equipment                   $   803,237         $   859,658

        Less current portion                                             251,695             269,278
                                                                     -----------         -----------
                                                                     $   551,542         $   590,380
                                                                     ===========         ===========

   Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                 1998                                                     $269,278
                 1999                                                      240,547
                 2000                                                      181,433
                 2001                                                       89,506
                 2002 and thereafter                                        78,894
                                                                          --------
                                                                          $859,658
                                                                          ========

   In February 1998, in conjunction with the sale of the business (Note 6), all long-term debt was paid in full.


4. BENEFIT PLAN

   The Company maintains a 401(k) plan for employees. The Company matches 25% of employee contributions to the plan up to 5% of employee compensation. Company contributions for the years ended December 31, 1995, 1996, and 1997 were $7,581, $7,720, and $9,792, respectively.


5. RELATED-PARTY TRANSACTIONS

   The Company's stockholders borrow from the Company from time to time to make estimated tax payments on income taxed at the stockholder level. In addition, the Company makes advances to stockholders from time to time to cover certain expenses. At December 31, 1996 and 1997, the amounts owed to the Company from stockholders were $76,767 and $134,257, respectively. In February 1998, the outstanding balance was paid in full by the stockholders.

   The Company leases its Pompano Beach facility from a related party. Rental expense during 1995, 1996, and 1997 was $35,400, $36,000, and $39,614,
   respectively. Future minimum lease payments under the current lease agreement are $48,000 per year through August 31, 2000.

6. SUBSEQUENT EVENT

   On February 13, 1998, substantially all property and equipment and the ongoing business of the Company were sold to EarthCare Company ("EarthCare") for $3,990,120 in cash and 100,000 shares of EarthCare common stock. Prior to the closing, all related long-term debt was paid in full to convey the assets to EarthCare free and clear of all encumbrances and liens.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Seagraves, Inc. and Grease-Tec, Inc.:


We have audited the accompanying combined balance sheets of SEAGRAVES, INC. (a Florida corporation d.b.a. Brownie Environmental Services) AND GREASE-TEC, INC. (a Florida corporation) as of December 31, 1997 and 1996 and the related combined statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seagraves, Inc. (d.b.a. Brownie Environmental Services) and Grease-Tec, Inc. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP



Atlanta, Georgia
May 14, 1998

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                             COMBINED BALANCE SHEETS

                                                                      DECEMBER 31
                                                               -------------------------
                        ASSETS                                    1996           1997
===============================================                ==========     ==========
CURRENT ASSETS:
   Cash and cash equivalents                                   $  145,724     $  111,799
   Accounts receivable, net of allowance for doubtful
      accounts of $10,000 in 1996 and 1997                        388,056        395,977
   Prepaid expenses and other                                      53,899         77,028
                                                               ----------     ----------
            Total current assets                                  587,679        584,804


PROPERTY AND EQUIPMENT, NET                                       917,596        928,251


OTHER ASSETS                                                        3,487          4,598
                                                               ----------     ----------
                                                               $1,508,762     $1,517,653
                                                               ==========     ==========

                                                                      DECEMBER 31
                                                               -------------------------
         LIABILITIES AND STOCKHOLDERS' EQUITY                     1996           1997
===============================================                ==========     ==========
CURRENT LIABILITIES:
   Accounts payable                                            $  370,683     $  360,289
   Accrued expenses                                               228,449        206,191
   Current portion of long-term debt                              278,794        293,132
                                                               ----------     ----------
            Total current liabilities                             877,926        859,612
                                                               ----------     ----------
LONG-TERM DEBT:
   Long-term debt, net of current portion                         219,854        183,214
   Related-party notes payable, net of current portion             15,902         94,658
                                                               ----------     ----------
                                                                  235,756        277,872
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES (NOTE 4)

STOCKHOLDERS' EQUITY:
   Common stock of Seagraves, Inc., $1 par value; 500
      shares authorized, 100 shares issued and outstanding            100            100
   Common stock of Grease-Tec, Inc., no par value; 10,000
      shares authorized, 10,000 shares issued and outstanding           0              0
   Retained earnings                                              394,980        380,069
                                                               ----------     ----------
            Total stockholders' equity                            395,080        380,169
                                                               ----------     ----------
                                                               $1,508,762     $1,517,653
                                                               ==========     ==========



 The accompanying notes are an integral part of these combined balance sheets.

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                        COMBINED STATEMENTS OF OPERATIONS



                                                 YEARS ENDED DECEMBER 31           SIX-MONTH        PERIOD FROM
                                          -------------------------------------   PERIOD ENDED    JANUARY 1, 1998
                                             1995         1996          1997      JUNE 30, 1997   TO MARCH 6, 1998
                                          ==========   ==========    ==========  ==============   ================
                                                                                            (unaudited)
REVENUES                                  $5,500,041   $6,491,346    $6,924,493     $3,430,217        $1,342,431
                                          ----------   ----------    ----------     ----------        ----------
EXPENSES:
   Cost of operations                      3,873,919    4,626,757     4,868,591      2,430,718           930,687
   Sales, general, and administrative      1,166,270    1,360,725     1,636,989        813,902           350,137
   Depreciation and amortization             256,770      236,777       248,938        108,798            32,886
                                          ----------   ----------    ----------     ----------        ----------
            Total expenses                 5,296,959    6,224,259     6,754,518      3,353,418         1,313,710
                                          ----------   ----------    ----------     ----------        ----------
INCOME FROM OPERATIONS                       203,082      267,087       169,975         76,799            28,721
                                          ----------   ----------    ----------     ----------        ----------
OTHER EXPENSE (INCOME):
   Interest expense                           69,853       61,242        36,425         22,805             8,659
   Other, net                                 23,219      (22,634)      (75,529)       (83,336)         (105,984)
                                          ----------   ----------    ----------     ----------        ----------
                                              93,072       38,608       (39,104)       (60,531)          (97,325)
                                          ----------   ----------    ----------     ----------        ----------
NET INCOME                                $  110,010   $  228,479    $  209,079     $  137,330        $  126,046
                                          ==========   ==========    ==========     ==========        ==========




   The accompanying notes are an integral part of these combined statements.

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            GREASE-TEC, INC. SEAGRAVES, INC.
                                                             COMMON STOCK     COMMON STOCK
                                                            ---------------  --------------     RETAINED
                                                            SHARES   AMOUNT  SHARES  AMOUNT     EARNINGS        TOTAL
                                                            ------   ------  ------  ------     --------      ---------
BALANCE, JANUARY 1, 1995                                    10,000     $0     100     $100     $ 168,167      $ 168,267

    Distributions to stockholders                                0      0       0        0       (17,000)       (17,000)
    Net income                                                   0      0       0        0       110,010        110,010
                                                            ------     --     ---     ----     ---------      ---------
BALANCE, DECEMBER 31, 1995                                  10,000      0     100      100       261,177        261,277

    Distributions to stockholders                                0      0       0        0       (94,676)       (94,676)
    Net income                                                   0      0       0        0       228,479        228,479
                                                            ------     --     ---     ----     ---------      ---------
BALANCE, DECEMBER 31, 1996                                  10,000      0     100      100       394,980        395,080

    Distributions to stockholders                                0      0       0        0      (223,990)      (223,990)
    Net income                                                   0      0       0        0       209,079        209,079
                                                            ------     --     ---     ----     ---------      ---------
BALANCE, DECEMBER 31, 1997                                  10,000      0     100      100       380,069        380,169

    Distributions to stockholders                                0      0       0        0       (32,000)       (32,000)
    Net income                                                   0      0       0        0       126,046        126,046
                                                            ------     --     ---     ----     ---------      ---------
BALANCE, MARCH 6, 1998 (UNAUDITED)                          10,000     $0     100     $100     $ 474,115      $ 474,215
                                                            ======     ==     ===     ====     =========      =========


   The accompanying notes are an integral part of these combined statements.

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                        COMBINED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31            SIX-MONTH        PERIOD FROM
                                                             -------------------------------------   PERIOD ENDED    JANUARY 1, 1998
                                                                1995          1996         1997     JUNE 30, 1997   TO MARCH 6, 1998
                                                             =========     =========    ==========  =============   ================
                                                                                                           (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                 $ 110,010     $ 228,479     $ 209,079    $ 137,330         $ 126,046
                                                              ---------     ---------     ---------    ---------         ---------
   Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation and amortization                             256,770       236,777       248,938      108,798            32,886
      (Gain) loss on sale of fixed assets                        (1,949)       21,805       (70,254)     (72,568)          (97,641)
      Changes in assets and liabilities:
         Accounts receivable                                     33,665       (97,202)       (7,921)     (14,406)          (58,166)
         Prepaid expenses and other                              (3,593)       (4,838)      (23,129)      31,163            54,520
         Other assets                                             5,909        (2,010)       (1,221)        (613)                0
         Accounts payable                                       (34,634)      191,375       (10,394)      (9,361)          (67,605)
         Accrued expenses                                        12,022        57,896       (22,258)     (29,419)           54,363
                                                              ---------     ---------     ---------    ---------         ---------
          Total adjustments                                     268,190       403,803       113,761       13,594           (81,643)
                                                              ---------     ---------     ---------    ---------         ---------
          Net cash provided by operating activities             378,200       632,282       322,840      150,924            44,403
                                                              ---------     ---------     ---------    ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of fixed assets                             4,210        66,592       100,928      100,928           100,000
   Capital expenditures                                        (293,516)     (509,292)     (290,157)    (119,139)         (148,121)
                                                              ---------     ---------     ---------    ---------         ---------
          Net cash used in investing activities                (289,306)     (442,700)     (189,229)     (18,211)          (48,121)
                                                              ---------     ---------     ---------    ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings of long-term debt                                 175,861       234,672       316,932      128,637            59,425
   Payments of long-term debt                                  (259,055)     (329,545)     (266,287)    (160,068)          (33,635)
   Net borrowings from related party                             99,459        17,947         5,809      (15,902)          (94,658)
   Distributions to stockholders                                (17,000)      (94,676)     (223,990)    (123,460)          (32,000)
                                                              ---------     ---------     ---------    ---------         ---------
          Net cash (used in) provided by financing activities      (735)     (171,602)     (167,536)    (170,793)         (100,868)
                                                              ---------     ---------     ---------    ---------         ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             88,159        17,980       (33,925)     (38,080)         (104,586)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                   39,585       127,744       145,724      145,724           111,799
                                                              ---------     ---------     ---------    ---------         ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $ 127,744     $ 145,724     $ 111,799    $ 107,644         $   7,213
                                                              =========     =========     =========    =========         =========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                                     $  72,074     $  63,327     $  37,838    $  21,701         $   7,095
                                                              =========     =========     =========    =========         =========



   The accompanying notes are an integral part of these combined statements.

                                 SEAGRAVES, INC.

                    (d.b.a. BROWNIE ENVIRONMENTAL SERVICES)

                              AND GREASE-TEC, INC.


                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997



  1.  ORGANIZATION AND BASIS OF PRESENTATION

      Seagraves, Inc. and Grease-Tec, Inc. (collectively, the "Company") design, construct, repair, maintain, and operate on-site sewage disposal systems, primarily in metropolitan Orlando, Florida. Seagraves, Inc. and Grease-Tec, Inc. are under common ownership.


  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF COMBINATION

      The accompanying combined financial statements include the accounts of Seagraves, Inc. and Grease-Tec, Inc. All significant intercompany accounts have been eliminated.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

      CONCENTRATION OF CREDIT RISK

      Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

      REVENUE RECOGNITION

      The Company recognizes revenues as services are provided.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided on the straight-line basis using useful lives of 5 to 7 years for machinery and equipment and office equipment and 20 years for building and improvements.

      At December 31, 1996 and 1997, property and equipment consisted of the following:

                                                                               1996              1997
                                                                            ==========        ==========
                Machinery and equipment                                     $1,705,843        $1,866,519
                Buildings and improvements                                     361,183           391,780
                Office equipment                                                89,153           101,715
                                                                            ----------        ----------
                                                                             2,156,179         2,360,014
                Less accumulated depreciation                               (1,238,583)       (1,431,763)
                                                                            ----------        ----------
                                                                            $  917,596        $  928,251
                                                                            ==========        ==========

      The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. The Company assesses impairment by determining whether the carrying value of such long-lived assets will be recovered through undiscounted expected future cash flows. No impairment losses have been recorded in the accompanying results of operations.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      UNAUDITED INTERIM FINANCIAL INFORMATION

      The accompanying financial statements for the six-month period ended
      June 30, 1997 and for the period from January 1, 1998 through March 6, 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the period from January 1, 1998 through March 6, 1998 are not necessarily indicative of future results of the Company.

      INCOME TAXES

      The Company has elected for federal and state income tax purposes S corporation tax status, whereby income is taxed at the stockholder level. Therefore, no deferred tax assets, liabilities, or provisions for income taxes are recorded. Amounts are distributed to the stockholders for making applicable tax payments.

      NEW ACCOUNTING PRONOUNCEMENTS

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company currently has no other comprehensive income items as defined by SFAS No. 130.

  3.  LONG-TERM DEBT

      At December 31, 1996 and 1997, long-term debt consisted of the following:

                                                                                             1996           1997
                                                                                          ==========     ==========

                Equipment loans, interest at varying rates between 8.5% and 11%, interest and principal due in monthly installments through 2000,
                secured by related equipment                                              $351,278       $401,923

                Related-party notes payable, interest at varying rates between
                10% and 12%, interest and principal due in monthly
                installments through 1999, unsecured                                       163,272        169,081
                                                                                          --------       --------
                                                                                           514,550        571,004

                                                                                           278,794        293,132
                Less current portion                                                      --------       --------
                                                                                          $235,756       $277,872
                                                                                          ========       ========


      Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                         1998                                                          $293,132
                         1999                                                           192,387
                         2000                                                            67,548
                         2001                                                            13,418
                         2002 and thereafter                                              4,519
                                                                                       --------
                                                                                       $571,004
                                                                                       ========

      In March 1998, in conjunction with the sale of the business (Note 5), all long-term debt was paid in full.


  4.  RELATED-PARTY TRANSACTIONS

      The Company's stockholders make loans to the Company from time to time to purchase equipment. At December 31, 1996 and 1997, the amounts owed to stockholders were $163,272 and $169,081, respectively. During fiscal years 1995, 1996, and 1997, the Company paid interest of $12,244, $13,031, and
      $6,421, respectively, to stockholders. Subsequent to December 31, 1997, the amounts owed to stockholders were paid in full.

      The Company rents land and buildings from certain stockholders. Rent paid to stockholders was $15,600, $20,000, and $48,336 in 1997, 1996, and 1995,
      respectively.

  5.  SUBSEQUENT EVENT

      On March 6, 1998, substantially all property and equipment and the ongoing business of the Company were sold to EarthCare Company ("EarthCare") for $3,250,000 in cash, a $2,000,000 note receivable, and 60,000 shares of EarthCare common stock. Prior to the closing, all related long-term debt was paid in full to convey assets to EarthCare free and clear of all encumbrances and liens.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To RGM Liquid Waste Removal Corporation
and Affiliates:


We have audited the accompanying combined balance sheets of RGM LIQUID WASTE REMOVAL CORPORATION AND AFFILIATES as of October 31, 1996 and 1997 and the related combined statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RGM Liquid Waste Removal Corporation and Affiliates as of October 31, 1996 and 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN LLP



Atlanta, Georgia
July 10, 1998

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                             COMBINED BALANCE SHEETS


                                                      October 31
                                            -----------------------------       April 30,
                ASSETS                          1996              1997             1998
--------------------------------------      -----------       -----------      -----------
                                                                               (unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                $   581,017       $ 1,280,106      $   749,601
   Marketable equity securities                 490,318           580,017          613,165
   Accounts receivable, net of
      allowance for doubtful accounts
      of $70,000, $49,000, and $80,000
      in 1996, 1997, and 1998,
      respectively                            2,065,540         1,179,148        2,036,353
   Note receivable                              813,462           579,481          131,731
   Prepaid expenses and other                    37,032            41,342           24,227
                                            -----------       -----------      -----------
            Total current assets              3,987,369         3,660,094        3,555,077


PROPERTY AND EQUIPMENT, NET                   1,394,204         1,032,921          994,309


NOTE RECEIVABLE                                 579,482                 0


OTHER ASSETS                                     81,585           124,579          140,347
                                            -----------       -----------      -----------
                                            $ 6,042,640       $ 4,817,594      $ 4,689,733
                                            ===========       ===========      ===========

                                                      October 31
           LIABILITIES AND                  -----------------------------        April 30,
         STOCKHOLDERS' EQUITY                   1996              1997             1998
--------------------------------------      -----------       -----------      -----------
                                                                               (unaudited)
CURRENT LIABILITIES:
   Accounts payable                         $ 1,274,689       $   374,827      $   294,665
   Accrued expenses                             240,159           211,577          212,112
   Due to related parties                       484,263           506,713          523,333
   Income taxes payable, net                    324,496           281,566           50,491
   Deferred income taxes                        132,529            16,360           16,360
   Current portion of long-term debt            281,264           133,741           87,250
                                            -----------       -----------      -----------
            Total current liabilities         2,737,400         1,524,784        1,184,211
                                            -----------       -----------      -----------
LONG-TERM DEBT, NET OF CURRENT PORTION          353,724            82,827           26,444
                                            -----------       -----------      -----------
DUE TO STOCKHOLDERS                              18,688           131,637          124,593
                                            -----------       -----------      -----------
DEFERRED INCOME TAXES                           100,989            59,057           59,057
                                            -----------       -----------      -----------
COMMITMENTS AND
   CONTINGENCIES (NOTE 4)

STOCKHOLDERS' EQUITY:
   Common stock (Note 2)                         11,000            11,000           11,000
   Unrealized depreciation of
      investments                                (9,682)                0                0
   Retained earnings                          2,830,521         3,008,289        3,284,428
                                            -----------       -----------      -----------
            Total stockholders' equity        2,831,839         3,019,289        3,295,428
                                            -----------       -----------      -----------
                                            $ 6,042,640       $ 4,817,594      $ 4,689,733
                                            ===========       ===========      ===========


  The accompanying notes are an integral part of these combined balance sheets.

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                        COMBINED STATEMENTS OF OPERATIONS




                                           Years Ended October 31             SIX-MONTH          SIX-MONTH
                                       -------------------------------       PERIOD ENDED       PERIOD ENDED
                                           1996               1997          APRIL 30, 1997     APRIL 30, 1998
                                       ------------       ------------     ----------------   ----------------
                                                                                      (unaudited)
REVENUES                               $ 10,104,213       $  7,459,143       $  3,864,824       $  4,108,953
                                       ------------       ------------       ------------       ------------
EXPENSES:
   Cost of operations                     6,929,729          4,485,210          2,462,673          2,298,686
   General and administrative             2,627,519          2,407,013          1,125,523          1,066,890
   Depreciation and amortization            417,476            394,420            198,342            211,454
                                       ------------       ------------       ------------       ------------
            Total expenses                9,974,724          7,286,643          3,786,538          3,577,030
                                       ------------       ------------       ------------       ------------
INCOME FROM OPERATIONS                      129,489            172,500             78,286            531,923
                                       ------------       ------------       ------------       ------------
OTHER EXPENSE (INCOME):
   Interest expense (income), net            65,497            (88,518)           104,892            (31,626)
   Other, net                               804,489            (73,276)                 0                  0
                                       ------------       ------------       ------------       ------------
                                            869,986           (161,794)           104,892            (31,626)
                                       ------------       ------------       ------------       ------------
(LOSS) INCOME BEFORE INCOME
   TAXES                                   (740,497)           334,294            183,178            563,549

(BENEFIT) PROVISION FOR
   INCOME TAXES                            (425,210)           156,526             87,075            287,410
                                       ------------       ------------       ------------       ------------
NET (LOSS) INCOME                      $   (315,287)      $    177,768       $     96,103       $    276,139
                                       ============       ============       ============       ============






    The accompanying notes are an integral part of these combined statements.

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                  UNREALIZED
                                                                   LOSSES ON
                                                                  SECURITIES
                                                    COMMON         AVAILABLE          RETAINED
                                                    STOCK           FOR SALE          EARNINGS           TOTAL
                                                 -----------      -----------       -----------       -----------
BALANCE, NOVEMBER 1, 1995                        $    11,000      $         0       $ 3,145,808       $ 3,156,808

    Unrealized depreciation on
     securities available for sale                         0           (9,682)                0            (9,682)
    Net loss                                               0                0          (315,287)         (315,287)
                                                 -----------      -----------       -----------       -----------
BALANCE, OCTOBER 31, 1996                             11,000           (9,682)        2,830,521         2,831,839

    Change in unrealized depreciation
     on securities available for sale                      0            9,682                 0             9,682
    Net income                                             0                0           177,768           177,768
                                                 -----------      -----------       -----------       -----------
BALANCE, OCTOBER 31, 1997                             11,000                0         3,008,289         3,019,289

    Net income                                             0                0           276,139           276,139
                                                 -----------      -----------       -----------       -----------
BALANCE, APRIL 30, 1998 (UNAUDITED)              $    11,000      $         0       $ 3,284,428       $ 3,295,428
                                                 ===========      ===========       ===========       ===========





    The accompanying notes are an integral part of these combined statements.

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                        COMBINED STATEMENTS OF CASH FLOWS



                                                           YEARS ENDED OCTOBER 31        SIX-MONTH         SIX-MONTH
                                                          -------------------------     PERIOD ENDED      PERIOD ENDED
                                                               1996         1997       APRIL 30, 1997    APRIL 30, 1998
                                                          -----------   -----------   ----------------   --------------
                                                                                                 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income                                     $  (315,287)  $   177,768      $    96,103      $   276,139
                                                          -----------   -----------      -----------      -----------
    Adjustments to reconcile net income (loss)
     to net cash provided by
     operating activities:
       Depreciation and amortization                          417,476       394,420          198,342          211,454
       Loss on sale of fixed assets                            26,956            48                0                0
       Changes in assets and liabilities:
           Accounts receivable, net                           508,139       886,392          304,531         (857,205)
           Prepaid expenses and other                          (1,746)       (4,310)          13,312           17,115
           Other assets                                       109,680       (42,994)             743          (15,768)
           Accounts payable                                  (965,735)     (899,862)        (372,793)         (80,162)
           Accrued expenses                                     9,260       (28,582)         (14,832)             535
           Income tax payable                                 311,670       (42,931)        (298,763)        (232,801)
           Deferred taxes                                    (893,777)     (158,101)            (943)             829
                                                          -----------   -----------      -----------      -----------
              Total adjustments                              (478,077)      104,080         (170,403)        (956,003)
                                                          -----------   -----------      -----------      -----------
              Net cash provided
               by operating activities                       (793,364)      281,848          (74,300)        (679,864)
                                                          -----------   -----------      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment in Merco                                   $ 3,603,192   $         0      $         0      $         0
    Note receivable from Merco                             (1,392,944)      813,463          398,625          447,751
    Marketable securities                                    (500,000)      (80,017)         (35,668)         (33,148)
    Capital expenditures                                     (114,175)      (33,184)          (1,804)          (6,332)
                                                          -----------   -----------      -----------      -----------
              Net cash provided by investing activities     1,596,073       700,262          361,153          408,271
                                                          -----------   -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of long-term debt                               27,364             0                0                0
    Repayments of long-term debt                             (695,504)     (418,420)        (181,613)        (216,568)
    Net borrowing from related party                           80,806        22,450           22,450          (42,344)
    Net borrowing from stockholder                             16,860       112,949                0                0
                                                          -----------   -----------      -----------      -----------
              Net cash used in financing activities          (570,474)     (283,021)        (159,163)        (258,912)
                                                          -----------   -----------      -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS          232,235       699,089          127,690         (530,505)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                348,782       581,017          581,017        1,280,106
                                                          -----------   -----------      -----------      -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                  $   581,017   $ 1,280,106      $   708,707      $   749,601
                                                          ===========   ===========      ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                                $   112,328   $    57,140      $    26,673      $    16,160
                                                          ===========   ===========      ===========      ===========
    Cash paid for income taxes                            $   193,421   $   368,767      $   351,992      $   305,088
                                                          ===========   ===========      ===========      ===========
NONCASH INVESTING ACTIVITY:
    Unrealized loss (gain) on securities
     available for sale                                   $     9,682   $    (9,682)     $    (9,682)     $         0
                                                          ===========   ===========      ===========      ===========




   The accompanying notes are an integral part of these combined statements.

                      RGM LIQUID WASTE REMOVAL CORPORATION

                                 AND AFFILIATES


                     NOTES TO COMBINED FINANCIAL STATEMENTS

                            OCTOBER 31, 1996 AND 1997


  1.  ORGANIZATION AND BASIS OF PRESENTATION

      RGM Liquid Waste Removal Corporation ("RGM") and affiliates (collectively, the "Company") is engaged in the removal of various waste materials. As part of its normal operations, the Company enters into agreements of up to four years with governmental, institutional, and commercial entities. These agreements specify that the Company will remove various waste materials at per unit prices. Billings are submitted as services are provided.

  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF COMBINATION

      The accompanying combined financial statements include the accounts of Devito Environmental Corporation ("Devito"), Advanced Transfer Technology, Inc. ("ATT"), and Envirotech Leasing & Rental Corporation ("Envirotech") (collectively, the "Affiliates") since they have been under the same ownership of RGM since their respective dates of inception. All material intercompany accounts have been eliminated.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

      The carrying amounts of short-term investments approximate fair value. Short-term investments consist of marketable equity securities and money market funds. In accordance with the criteria specified by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these investments were classified as available for sale.

      CONCENTRATION OF CREDIT RISK

      Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's customers are concentrated in one geographic region. No single customer accounted for a significant amount of the Company's sales, and there are no significant accounts receivable from a single customer. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

      REVENUE RECOGNITION

      The Company recognizes revenues as services are provided.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided using useful lives of five to ten years for machinery and equipment and office equipment. Leasehold improvements are depreciated over the shorter of the term of the lease or the useful life of the improvements.

      At October 31, 1996 and 1997, property and equipment consisted of the following:

                                                       1996          1997
                                                    ----------    ----------
                Machinery and equipment             $4,528,286    $4,478,562
                Office equipment                        25,955        42,140
                Leasehold improvements                 105,646       129,005
                                                    ----------    ----------
                                                     4,659,887     4,649,707
                Less accumulated depreciation       (3,265,683)   (3,616,786)
                                                    ----------    ----------
                                                    $1,394,204    $1,032,921
                                                    ==========    ==========

      The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. The Company assesses impairment by determining whether the carrying value of such long-lived assets will be recovered through undiscounted expected future cash flows. No impairment losses have been recorded in the accompanying results of operations.
      COMMON STOCK

      No par value common stock of RGM and affiliates consists of the following as of October 31, 1996 and 1997 and January 31, 1998:

                                                                   ISSUED AND
                                                    AUTHORIZED    OUTSTANDING
                                                    ----------    -----------
                RGM                                      200            10
                Devito                                   200           100
                ATT                                      200            10
                Envirotech                               200           100

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      UNAUDITED INTERIM FINANCIAL INFORMATION

      The accompanying financial statements as of April 30, 1998 and for the six-month periods ended April 30, 1997 and 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the six-month period ended April 30, 1998 are not necessarily indicative of future results of the Company.

      INCOME TAXES

      For federal and state income tax purposes, two of the affiliates (the "S corporations") have elected S corporation tax status whereby income is taxed at the shareholder level. Therefore, no deferred tax assets, liabilities, or provisions for income taxes is recorded. See Note 7 for income tax information for the two affiliates which are C corporations (the "C corporations").

      NEW ACCOUNTING PRONOUNCEMENTS

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company currently has no other comprehensive income items as defined by SFAS No. 130.

  3.  NOTE RECEIVABLE

      From July 1992 to June 1996, the Company participated in the Merco Joint Venture ("Merco"), which was accounted for using the equity method of accounting. Merco contracts with the city of New York to receive, transport, and dispose of dewatered sewage sludge. The Company's ownership interest in Merco was 33 1/3%. At May 31, 1996, the Company's investment in Merco was $2,439,761. On June 1, 1996, pursuant to a settlement agreement between the Company and Merco, the joint venture agreed to pay $1,650,000 for the Company's interest in Merco. In 1996, the Company recognized a loss on the sale of the investment in the amount of $789,761, which is included in other, net, in the accompanying statements of operations. The settlement was in the form of a note receivable which is payable in monthly installments of $74,625 through June 1998 and bears interest at 8% per annum.

  4.  LONG-TERM DEBT

      At October 31, 1996 and 1997, long-term debt consisted of the following:

                                                           1996       1997
                                                         --------   --------
            Equipment loans, interest at varying rates
            between 7.75% and 12.38%, interest and
            principal due in monthly installments
            through August 2001, secured by related
            equipment                                    $595,272   $207,665

            Capital lease obligations and other            39,716      8,903
                                                         --------   --------
                                                          634,988    216,568

            Less current portion                         (281,264)  (133,741)
                                                         --------   --------
                                                         $353,724   $ 82,827
                                                         ========   ========

      Future aggregate annual maturities of long-term debt are as follows as of October 31, 1997:

                         1998                                  $133,741
                         1999                                    71,468
                         2000                                     5,983
                         2001                                     5,376
                                                               --------
                                                               $216,568
                                                               ========

      In May 1998, the Company repaid all long-term debt in full in conjunction with the sale of the business (Note 9).


  5.  RELATED-PARTY TRANSACTIONS

      The Company's stockholders make loans to the Company from time to time to meet working capital needs and to purchase equipment. At December 31, 1996 and 1997, the amounts owed to stockholders were $18,688 and $131,637, respectively. In May 1998, all amounts owed to stockholders were paid in full in conjunction with the sale of the business (Note 9).

      The Company is a guarantor of a loan entered by the stockholder in the amount of $118,000. The loan was paid in full in May 1998 in conjunction with the sale of the business (Note 9).

      The Company leases its office facilities from related parties under noncancelable operating leases on a month-to-month basis. Rent expense for the years ended October 31, 1996 and 1997 was $406,558 and $396,991, respectively, and is included in general and administrative expenses in the accompanying statements of operations. Amounts owed to these related parties for back rents at October 31, 1996 and 1997 were $456,475 and $506,713, respectively.

      The Company performs waste removal services for an entity under the control of one of the Company's stockholders. The related party also provided waste treatment services to the Company. During 1996 and 1997, revenue from the related party was $55,280 and $74,016, respectively. Waste treatment services performed by the related party for RGM during 1996 and 1997 were $7,765 and $2,600, respectively. Net amounts due to the related party at October 31, 1996 and 1997 were $40,061 and $0 and are included in due to related parties in the accompanying balance sheets.


  6.  COMMITMENTS AND CONTINGENCIES

      The Company has a defined contribution 401(k) plan (the "Plan") covering substantially all of its full-time employees. The Company has the option to contribute a profit-sharing portion to the Plan each year. During the years ended October 31, 1996 and 1997, no such contributions were made.

      Under the terms of a bargaining agreement with its union employees, one of the affiliates is required to make contributions based on hours worked to a union annuity fund. Contributions to this fund for the years ended October 31, 1996 and 1997 were $18,336 and $64,323, respectively, and are included in general and administrative expenses in the accompanying statements of operations.


  7.  INCOME TAXES

      The accompanying financial statements include income tax provisions related to the C corporations computed in accordance with SFAS No. 109, "Accounting for Income Taxes." The components of the income tax (benefit) provision for the years ended October 31, 1996 and 1997 are summarized as follows:

                                                        1996             1997
                                                     ---------        ---------
                Current provision                    $ 468,567        $ 314,627
                Deferred taxes                        (893,777)        (158,101)
                                                     ---------        ---------
                Income tax (benefit) provision       $(425,210)       $ 156,526
                                                     =========        =========

      Reconciliation from the federal statutory rate to the actual income tax benefit is as follows:

                                                        1996       1997
                                                       -----       ----
           Statutory federal tax rate                  (34.0)%     34.0%
           State and city income taxes, net of
             federal tax benefit                        (8.0)       7.0
           (Income) loss from the S corporations        (9.2)       3.8
           Other                                        (6.2)       2.0
                                                       -----       ----
                                                       (57.4)%     46.8%
                                                       =====       ====


      The sources of differences between the financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and liabilities and the tax effects of each are as follows as of October 31, 1996 and 1997:

                                                            1996       1997
                                                         ---------   --------
           Deferred tax assets:
               Allowance for doubtful accounts           $  29,120   $ 20,384
               Capital loss carryforward                    59,805     38,206
                                                         ---------   --------
                         Total deferred tax assets          88,925     58,590
                                                         ---------   --------
           Deferred tax liabilities:
               Depreciation                               (121,027)   (94,240)
               Joint venture income                       (121,881)         0
               Cash to accrual                             (79,535)   (39,767)
                                                         ---------   --------
                         Total deferred tax liabilities   (322,443)  (134,007)
                                                         ---------   --------
           Net deferred tax liability                    $(233,518)  $(75,417)
                                                         =========   ========


  8.  ENVIRONMENTAL REGULATIONS

      The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of the expenditures necessary to comply with the environmental laws and regulations is made in the normal course of business. The Company, to the best of its knowledge, is in compliance, in all material respects, with the laws and regulations affecting its operations.


  9.  SUBSEQUENT EVENT

      On May 1, 1998, the Company sold substantially all property and equipment and the ongoing business to EarthCare Company ("EarthCare") for $4,500,000 in cash and 105,000 shares of EarthCare common stock. Contingent consideration of $1,000,000 in cash and 55,000 shares of EarthCare common stock is receivable 365 days after the date of purchase, net of offsets for losses, as defined in the purchase agreement. Prior to the closing, all equipment loans and related-party payables were paid in full to convey assets to EarthCare free and clear of all encumbrances and liens.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Eldredge Wastewater Management, Inc.:


We have audited the accompanying balance sheets of ELDREDGE WASTEWATER MANAGEMENT, INC. (a Pennsylvania corporation) as of December 31, 1996 and 1997 and the related statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eldredge Wastewater Management, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                             ARTHUR ANDERSEN LLP



Atlanta, Georgia
June 19, 1998

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                                 BALANCE SHEETS


                                                      DECEMBER 31
                                                -----------------------
                  ASSETS                           1996         1997
------------------------------------------      ----------     --------

CURRENT ASSETS:
   Cash and cash equivalents                    $   79,129   $   20,975
   Accounts receivable, net of allowance
      for doubtful accounts of $19,300 in
      1996, 1997, and 1998                         309,488      313,464

   Related-party receivable                        332,028      363,264
   Prepaid expenses and other                       13,363       13,774
                                                ----------   ----------
            Total current assets                   734,008      711,477



PROPERTY AND EQUIPMENT, NET                        285,799      425,626
                                                ----------   ----------
                                                $1,019,807   $1,137,103
                                                ==========   ==========


                                                      DECEMBER 31
             LIABILITIES AND                    -----------------------
           STOCKHOLDER'S EQUITY                    1996          1997
-----------------------------------------          ----          ----

CURRENT LIABILITIES:
   Accounts payable                             $  324,716   $  353,165
   Accrued expenses                                 35,630       41,010
   Current portion of long-term debt               179,023      119,461
                                                ----------   ----------
            Total current liabilities              539,369      513,636
                                                ----------   ----------
LONG-TERM DEBT, NET OF CURRENT PORTION             115,141      322,347
                                                ----------   ----------
DEFERRED INCOME TAXES                               22,873        9,926
                                                ----------   ----------
COMMITMENTS AND CONTINGENCIES (NOTES 5
   AND 6)

STOCKHOLDER'S EQUITY:
   Common stock, no par value; 10,000
      shares authorized, 4,000 shares
      issued and outstanding in 1996
      and 1997                                       1,000        1,000
   Retained earnings                               341,424      290,194
                                                ----------   ----------
            Total stockholder's equity             342,424      291,194
                                                ----------   ----------
                                                $1,019,807   $1,137,103
                                                ==========   ==========

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                            STATEMENTS OF OPERATIONS




                                                                                      SIX-MONTH
                                                 YEARS ENDED DECEMBER 31             PERIOD ENDED      PERIOD FROM
                                        -----------------------------------------      JUNE 30,      JANUARY 1, 1998
                                            1995           1996           1997           1997         TO MAY 8, 1998
                                        -----------    -----------    -----------    ------------    --------------
                                                                                              (unaudited)
REVENUES                                $ 3,800,950    $ 4,206,779    $ 4,074,248      $ 1,829,552   $   1,514,756
                                        -----------    -----------    -----------      -----------    ------------
EXPENSES:
   Cost of operations                     2,641,298      3,094,579      2,841,432        1,254,567       1,108,708
   General and administrative             1,033,326        999,328      1,081,150          508,067         385,582
   Depreciation and amortization            177,427        176,250        192,534           93,423          68,311
                                        -----------    -----------    -----------      -----------     ------------
            Total expenses                3,852,051      4,270,157      4,115,116        1,856,057       1,562,601
                                        -----------    -----------    -----------      -----------     -----------
LOSS FROM OPERATIONS                        (51,101)       (63,378)       (40,868)         (26,505)        (47,845)
                                        -----------    -----------    -----------      -----------     -----------
OTHER INCOME (EXPENSE):
   Interest expense, net                     (9,204)       (35,505)       (34,828)         (24,377)        (11,959)
   Other                                     18,244         10,873          6,509            3,995           1,562
                                        -----------    -----------    -----------      -----------     -----------
                                              9,040        (24,632)       (28,319)         (20,382)        (10,397)
                                        -----------    -----------    -----------      -----------     -----------
LOSS BEFORE BENEFIT FROM INCOME TAXES       (42,061)       (88,010)       (69,187)         (46,887)        (58,242)
INCOME TAX BENEFIT                          (10,056)       (17,968)       (17,957)         (12,169)        (13,686)
                                        -----------    -----------    -----------      -----------     -----------
NET LOSS                                $   (32,005)   $   (70,042)   $   (51,230)     $   (34,718)        (44,556)
                                        ===========    ===========    ===========      ===========     ===========










        The accompanying notes are an integral part of these statements.

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                       STATEMENTS OF STOCKHOLDER'S EQUITY






                                                                          COMMON         RETAINED
                                                                           STOCK         EARNINGS         TOTAL
                                                                          ------         --------         -----
BALANCE, JANUARY 1, 1995                                                  $1,000         $443,471        $444,471

    Net loss                                                                   0          (32,005)        (32,005)
                                                                          ------         --------        --------
BALANCE, DECEMBER 31, 1995                                                 1,000          411,466         412,466

    Net loss                                                                   0          (70,042)        (70,042)
                                                                          ------         --------        --------
BALANCE, DECEMBER 31, 1996                                                 1,000          341,424         342,424

    Net loss                                                                   0          (51,230)        (51,230)
                                                                          ------         --------        --------
BALANCE, DECEMBER 31, 1997                                                 1,000          290,194         291,194

    Net Loss                                                                   0          (44,556)        (44,556)
                                                                          ------         --------        --------
BALANCE, MAY 8, 1997 (UNAUDITED)                                          $1,000         $245,638        $246,638
                                                                          ======         ========        ========



        The accompanying notes are an integral part of these statements.

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                            STATEMENTS OF CASH FLOWS







                                                           YEARS ENDED DECEMBER 31          SIX-MONTH         PERIOD FROM
                                                    -----------------------------------    PERIOD ENDED     JANUARY 1, 1998
                                                      1995          1996        1997       JUNE 30, 1997    TO MAY 8, 1998
                                                    ---------    ---------    ---------    -------------    ---------------
                                                                                                    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                         $ (32,005)   $ (70,042)   $ (51,230)     $ (34,718)        $ (44,556)
                                                    ---------    ---------    ---------      ---------         ---------
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
         Depreciation and amortization                177,427      176,250      192,534         93,423            68,311
         Deferred income taxes                        (11,539)     (17,234)     (12,947)       (13,192)           17,355
         Changes in assets and liabilities:
            Accounts receivable                        23,302      (39,202)      (3,976)        (1,505)           (3,956)
            Related-party receivable                 (401,156)     227,250      (31,236)       (21,348)           72,159
            Prepaid expenses and other                 (4,971)      25,550         (411)         3,363             3,774
            Accounts payable                         (127,814)     (43,273)      28,449         22,604            35,601
            Accrued expenses                            6,126       20,444        5,380        (11,179)           10,553
                                                    ---------    ---------    ---------      ---------         ---------
               Total adjustments                     (338,625)     349,785      177,793         72,166           203,797
                                                    ---------    ---------    ---------      ---------         ---------
               Net cash (used in) provided by
                 operating activities                (370,630)     279,743      126,563         37,448           159,241
                                                    ---------    ---------    ---------      ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                               (49,806)     (72,516)    (297,361)      (112,765)          (35,297)
                                                    ---------    ---------    ---------      ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of long-term debt                         414,522            0      197,901        146,568                 0
   Repayments of long-term debt                       (91,397)    (156,754)     (85,257)       (78,377)          (39,733)
                                                    ---------    ---------    ---------      ---------         ---------
               Net cash provided by (used in)
                 financing activities                 323,125     (156,754)     112,644         68,191           (39,733)
                                                    ---------    ---------    ---------      ---------         ---------

NET CHANGE IN CASH AND CASH
   EQUIVALENTS                                        (97,311)      50,473      (58,154)        (7,126)           84,211

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD        125,967       28,656       79,129         79,129            20,975
                                                    ---------    ---------    ---------      ---------         ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD            $  28,656    $  79,129    $  20,975      $  72,003         $ 105,186
                                                    =========    =========    =========      =========         =========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                           $  10,562    $  33,466    $  37,146      $  22,201         $  10,212
                                                    =========    =========    =========      =========         =========

NONCASH INVESTING AND FINANCING ACTIVITIES:
      Equipment financed under capital lease
         obligation                                 $       0    $       0    $  35,000      $       0         $       0
                                                    =========    =========    =========      =========         =========



        The accompanying notes are an integral part of these statements.

                      ELDREDGE WASTEWATER MANAGEMENT, INC.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997



  1.  ORGANIZATION AND BASIS OF PRESENTATION

      Eldredge Wastewater Management, Inc. (the "Company"), a Pennsylvania corporation, is engaged in the design, construction, repair, and maintenance of on-site sewage disposal systems. The Company's services are sold to customers located primarily in the Delaware Valley of Southeastern Pennsylvania. The Company is a wholly owned subsidiary of The Eldredge Companies, Inc. ("The Eldredge Companies").


  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with purchased maturities of three months or less at the date of purchase to be cash equivalents.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation is provided over estimated useful lives of five to ten years using the straight-line method.

      At December 31, 1996 and 1997, property and equipment consisted of the following:

                                                      1996              1997
                                                  -----------       -----------

Property and equipment                            $ 1,925,838       $ 2,258,199
    Less accumulated depreciation                  (1,640,039)       (1,832,573)
                                                  -----------       -----------

                                                  $   285,799       $   425,626
                                                  ===========       ===========

      The Company periodically reviews the values assigned to property and equipment to determine whether any impairments are other than temporary. The Company assesses impairment by determining whether the carrying value of such long-lived assets will be recovered through undiscounted expected future cash flows. No impairment losses have been recorded in the accompanying results of operations.

      REVENUE RECOGNITION

      The Company recognizes revenues as services are provided.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      UNAUDITED INTERIM FINANCIAL INFORMATION

      The accompanying financial statements for the six-month period ended June 30, 1997 and for the period from January 1, 1998 to May 8, 1998 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the period from January 1, 1998 to May 8, 1998, are not necessarily indicative of the future results of the Company.

      NEW ACCOUNTING PRONOUNCEMENTS

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company currently has no other comprehensive income items as defined by SFAS No. 130.

  3.  INCOME TAXES

      The benefit from income taxes is summarized as follows for the years ended December 31, 1995, 1996, and 1997:

                                           1995           1996           1997
                                         --------       --------       --------

                Current                  $  1,483       $   (734)      $ (5,010)
                Deferred                  (11,539)       (17,234)       (12,947)
                                         --------       --------       --------
                                         $(10,056)      $(17,968)      $(17,957)
                                         ========       ========       ========

      Significant components of the Company's deferred income tax liability as of December 31, 1996 and 1997 are summarized as follows:

                                                          1996            1997
                                                         -------         -------

Deferred income tax liability:
    Property and equipment                               $18,361         $ 5,391
    Other                                                  4,512           4,535
                                                         -------         -------
                                                         $22,873         $ 9,926
                                                         =======         =======

      The operations of the Company are included in the consolidated federal income tax return of The Eldredge Companies. All tax amounts above as well as tax amounts included in the accompanying financial statements have been reflected as if the Company filed separate state and federal tax returns.

  4.  LONG-TERM DEBT

      At December 31, 1996 and 1997, long-term debt consisted of the following:

                                                                       1996         1997
                                                                  ---------    ---------

Note payable to bank, interest at 9.75%, principal and interest payable in monthly installments through September 1, 2001;
secured by substantially all property and equipment acquired
prior to April 1995                                               $ 258,499    $ 235,609

Equipment loans and capital lease obligation, interest at
varying rates between 7.75% and 10.75%, interest and principal due in monthly installments through 2000; secured by related
equipment                                                            35,665      173,948

Note payable to officer, interest at 12.5%, principal
and interest payable in monthly installments through
March 1, 2000; unsecured                                                  0       32,251
                                                                  ---------    ---------
                                                                    294,164      441,808

Less current portion                                               (179,023)    (119,461)
                                                                  ---------    ---------
                                                                  $ 115,141    $ 322,347
                                                                  =========    =========


      Future aggregate annual maturities of long-term debt are as follows as of December 31, 1997:

                         1998                                                          $119,461
                         1999                                                           131,187
                         2000                                                           127,197
                         2001                                                            61,394
                         2001                                                             2,569
                                                                                       --------
                                                                                       $441,808
                                                                                       ========


      In May 1998, in conjunction with the sale of the business (Note 7), all related long-term debt was paid in full.

  5.  COMMITMENTS AND CONTINGENCIES

      BENEFIT PLAN

      The Company maintains a 401(k) plan for employees. The Company makes a discretionary profit-sharing contribution to the plan based on estimated company profitability. Company contributions for the years ended December 31, 1995, 1996, and 1997 were $0, $10,000, and $6,000, respectively.

      ENVIRONMENTAL AND LEGAL MATTERS

      The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of any such matters should not have a material adverse effect on the Company's financial position or results of operations.


  6.  RELATED-PARTY TRANSACTIONS

      The Company makes periodic cash transfers to (from) The Eldredge Companies and its subsidiaries based on available cash. Additionally, the Company receives certain administration services from its parent company, The Eldredge Companies. Allocations of parent company direct costs related to these services, totaled $189,188, $207,727, and $158,929 for the years ended December 31, 1995, 1996, and 1997, respectively. These allocations are included in general and administrative expense in the accompanying statements of operations. The Company also receives certain management services from other wholly owned subsidiaries of The Eldredge Companies. Management fees, which are reflected in general and administrative expense in the accompanying statements of operations, totaled $296,100, $247,392, and $220,913 for the years ended December 31, 1995, 1996, and 1997, respectively. The stockholders of The Eldredge Companies also served as key officers of the Company during 1995, 1996, and 1997. Compensation paid to one of these officers totaled $108,109, $104,067, and $103,879 for 1995, 1996, and 1997, respectively, and is included in general and administrative expense in the accompanying statements of operations.

      The Company leases its office space and equipment storage facilities from a partnership owned by the stockholders of The Eldredge Companies. Rental expense during the years ended December 31, 1995, 1996, and 1997 was $21,400, $22,740, and $22,320, respectively.

      The Company purchases certain equipment improvements from a wholly owned subsidiary of The Eldredge Companies. These improvements relate primarily to the Company's fleet of septic waste tanker trucks. For the years ended December 31, 1995, 1996, and 1997, these equipment purchases totaled $30,760, $4,174, and $123,218, respectively. In addition, this sister company performs substantially all of the repair and maintenance services on the company vehicles. For the years ended December 31, 1995, 1996, and 1997, these services totaled $159,273, $176,247, and $192,034, respectively, and are reflected in cost of operations in the accompanying statements of operations.

  7.  SUBSEQUENT EVENT

      On May 8, 1998, substantially all property and equipment and the ongoing business of the Company was sold to EarthCare Company ("EarthCare") for $2,040,000 in cash and 85,000 shares of EarthCare common stock. Contingent consideration of $360,000 in cash and 15,000 shares of EarthCare common stock is receivable 13 months after the date of purchase, net of offsets for losses, as defined in the purchase agreement. Prior to the closing, all outstanding long-term debt was paid in full to convey the assets free and clear of all encumbrances and liens.

----------------------------------------------------                            --------------------------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON HAS                                                 EarthCare
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO                                                    Company
MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR ANY UNDERWRITER.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN
ANY JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY                                             8,026,979 SHARES
SALE MADE HEREUNDER SHALL, UNDER ANY                                                          COMMON STOCK
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE                                             ($.0001 PAR VALUE)
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE SUCH DATE.

                              -----------------

                              TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
PROSPECTUS SUMMARY...................................................
RISK FACTORS.........................................................
USE OF PROCEEDS......................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATION.......................
BUSINESS.............................................................                          PROSPECTUS
MANAGEMENT...........................................................
CERTAIN TRANSACTIONS.................................................
PRINCIPAL AND SELLING STOCKHOLDERS...................................
DESCRIPTION OF SECURITIES ...........................................
PLAN OF DISTRIBUTION ................................................
LEGAL MATTERS........................................................
EXPERTS..............................................................
ADDITIONAL INFORMATION...............................................

                           ---------------

         -------------------------------------------------------------          --------------------------------------------

                  [ALTERNATE COVER PAGE FOR SHELF PROSPECTUS]
                        PROSPECTUS DATED OCTOBER 14, 1998
                                   5,000,000

                               EARTHCARE COMPANY

                                  COMMON STOCK

                         (PAR VALUE $0.0001 PER SHARE)

                             ---------------------


            The 5,000,000 shares of common stock, $.0001 par value per share (the "Common Stock"), covered by this Prospectus (the "Shares") may be issued by EarthCare Company, formerly known as SanTi Group, Inc. (the "Company"), from time to time in payment (or partial payment) of the purchase price for one or more acquisitions of companies, business or assets complementary to the Company's existing business. As of the date of this Prospectus, the Company has not definitively identified any acquisition in which it may issue shares of Common Stock covered by this Prospectus. At such time as the Company identifies a specific acquisition in which such Shares will be issued, the Company will amend or supplement this Prospectus and the Registration Statement of which this Prospectus is a part to add information about the acquisition and the company, business or assets being acquired if and to the extent required by applicable rules and policies of the Securities and Exchange Commission (the "Commission").

            This Prospectus also relates to the offer for sale or other distribution of the Shares by persons (the "Selling Stockholders") who will acquire such Shares in the acquisitions of such companies, businesses or assets. Such Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

            It is expected that the terms of the acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").


            Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market System under the symbol "ECUS". At October 9, 1998, the Company had 9,538,870 shares of Common Stock outstanding. On October 9, 1998, the last reported sale price of the approximately 1,412,836 shares of Common Stock subject to trading on the Nasdaq OTC Bulletin Board (of which 450 shares traded) was $15.00 per share.


                             ---------------------


   SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON STOCK.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           [ALTERNATE PAGE FOR SHELF PROSPECTUS]


                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information concerning the beneficial ownership of the Common Stock as of October 9, 1998 by (i) each named executive officer, (ii) each of the Company's directors, (iii) all executive officers and directors as a group, and (iv) each person who beneficially owns more than 5% of the Common Stock:



                                            Shares Beneficially Owned(1)
                                            ----------------------------

Name                                          Number           Percent
----                                          ------           -------
Raymond M. Cash (2)                         3,642,500            38%

Cash Family Limited Partnership (3)         1,658,750            18%

Donald F. Moorehead, Jr. (4)                1,118,000            12%

Terry W. Patrick (5)                          320,000             3%

James E. Farrell                                    0             *

Kenneth R. Peak                                     0             *

Elroy "Gene" Roelke (6)                        50,000             *

William P. Hulligan                           100,000             1%

All directors and executive officers as     5,230,000            54%
a group (7 persons)


* Less than one percent.

(1) Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Each person named above has sole voting and dispositive power with respect to the all shares listed opposite such person's name, unless indicated otherwise. Unless otherwise indicated, each stockholder's address is 14901 Quorum Drive, Suite 200, Dallas, Texas 75240.
(2) These shares are held in a voting trust of which Mr. Cash is trustee and has sole voting power. Includes 1,251,534 shares held by Mr. Cash and 1,658,750 shares held by the Cash Family Limited Partnership which is controlled by an entity controlled by Mr. Cash. Does not include 139,050 shares held by Mr. Cash's wife, for which shares Mr. Cash disclaims beneficial ownership.
(3) Does not include 1,251,534 shares held by Mr. Cash or 732,216 shares held in a voting trust of which Mr. Cash is trustee and has sole voting power.

(4) Includes 210,000 shares held by Moorehead Property Company Ltd., a company controlled by Mr. Moorehead.

(5) Includes 320,000 shares held by Beacon Holdings Limited, a family limited partnership of which Mr. Patrick is a general partner.

(6) Includes warrants to acquire 25,000 shares of Common Stock which are exercisable within 60 days.

                                           [ALTERNATE PAGE FOR SHELF PROSPECTUS]

                              SELLING SHAREHOLDERS

              This Prospectus relates to an aggregate of 5,000,000 shares of Common Stock which may be offered for sale by the Company from time to time to acquire one or more companies, businesses or assets in negotiated transactions not involving any public offering. This Prospectus will be supplemented to furnish the information necessary for the particular negotiated transaction and the Registration Statement of which this Prospectus is a part will be amended, where appropriate, to supply information concerning an acquisition if required by Commission rules and policies. This Prospectus also relates to the offer for sale or other distribution of Shares by persons who will acquire such shares in connection with the acquisitions of businesses. Such Selling Stockholders will be identified from time to time by filing supplements to this Prospectus.

                                           [ALTERNATE PAGE FOR SHELF PROSPECTUS]

                              PLAN OF DISTRIBUTION

Issuance of Shares by the Company

              The Shares covered by this Prospectus may be issued by the Company from time to time in payment of all or a portion the purchase price for one or more acquisitions of companies, businesses or assets complementary to the Company's existing business. The Company expects that the terms of acquisitions in which the Shares will be issued by the Company will be determined by negotiations between the Company and the owners of the companies, businesses or assets to be acquired. It is anticipated that the Shares issued in any such acquisition will be valued for purposes of such acquisition at a price reasonably related to the market value of the Common Stock either at the time of the execution of the definitive acquisition agreement or at the time of the consummation of the acquisition.

              As of the date of this Prospectus, the Company has not definitively identified any acquisition in which it may issues Shares. At such time as the Company identifies a specific acquisition in which Shares will be issued, the Company will amend or supplement this Prospectus to add information about the acquisition and the companies, businesses or assets being acquired if and to the extent required by the applicable rules and policies of the Commission.

              No underwriting discounts or commissions will be paid in connection with any acquisition contemplated hereby, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any persons receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

RESALE OF SHARES BY SELLING STOCKHOLDERS

              This Prospectus also relates to the offer for sale or other distribution of Shares by the Selling Stockholders who will acquire such shares in the acquisitions of such companies, businesses or assets. The Selling Stockholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers in transactions on any exchange on which such Shares are listed for trading, in privately negotiated transactions, or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholder, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

              The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.


                                                                                      [Alternate Page For Shelf Prospectus]


----------------------------------------------------                            --------------------------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON HAS                                           EARTHCARE COMPANY
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR ANY UNDERWRITER.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN
ANY JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY                                           5,000,000 SHARES
SALE MADE HEREUNDER SHALL, UNDER ANY                                                        COMMON STOCK
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE                                            ($.0001 PAR VALUE)
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY
TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE SUCH DATE.

                              -----------------

                              TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
PROSPECTUS SUMMARY...................................................
RISK FACTORS.........................................................
USE OF PROCEEDS......................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATION.......................
BUSINESS.............................................................                          PROSPECTUS
MANAGEMENT...........................................................
CERTAIN TRANSACTIONS.................................................
PRINCIPAL AND SELLING STOCKHOLDERS...................................
DESCRIPTION OF SECURITIES ...........................................
PLAN OF DISTRIBUTION ................................................
LEGAL MATTERS........................................................
EXPERTS..............................................................
ADDITIONAL INFORMATION...............................................

                           ---------------

         -------------------------------------------------------------          --------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of certain estimated expenses incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee.............................................              $82,204
Nasdaq National Market listing fee..............................................................               87,000
Printing and engraving expenses.................................................................               20,000
Legal fees and expenses.........................................................................               40,000
Accounting fees and expenses....................................................................               50,000
Registrar and Transfer Agent's fees and expenses................................................                    0
Miscellaneous...................................................................................                    0
                                              Total.............................................           $
                                                                                                           ==========
                                                                                                              279,204

----------



     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and Nasdaq National Market listing fee are estimated. The Company intends to pay all expenses of registration with respect to shares being sold by the Selling Stockholders hereunder, with the exception of underwriting discounts and commissions.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that no director of the corporation shall be personally liable to EarthCare or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to EarthCare or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (or the corresponding provision of any successor law or act), and (iv) for any transaction from which the director derived an improper personal benefit.

     EarthCare must indemnify, and upon request will advance expenses to any officer or director who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, including civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of EarthCare, or is or was acting at the request of EarthCare as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification will not apply if the indemnitee is adjudged liable to EarthCare, unless and only if the court in which the action is brought determines the indemnitee is fairly and reasonably entitled to indemnification by EarthCare.

     EarthCare may also purchase and maintain insurance on the behalf of its directors and officers against any such liability that may be asserted as a result of the director's or officer's service in such a capacity.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On March 19, 1997, Raymond Cash and Joyce Bone purchased a total of 16,250 shares of Common Stock (reflecting the Bone-Dry exchange and the Stock Dividend) for $10,000. The proceeds from this sale were used to fund working capital.

     On August 19, 1997, Raymond Cash purchased 1,625,000 of Common Stock for $130,000. The proceeds from this purchase were used to acquire new service providers and fund working capital needs of the Company.

     On December 1, 1997, the Cash Family Limited Partnership purchased 1,608,750 shares of Common Stock (reflecting the Bone-Dry exchange and the Stock Dividend) for $650,000. The Cash Family Limited Partnership is controlled by an entity controlled by Raymond Cash. The proceeds from this sale were used to acquire new service providers.

     On December 22, 1997, 14,479 shares of Common Stock were issued to Andrews in exchange for the settlement of a note payable in the amount of $263,663.

     On December 22, 1997, 21,400 shares were issued as consideration for $17,120 of the acquisition price of Andrews.

     On January 12, 1998, the Company sold 1,250,000 shares of Common Stock for $1,000,000. The proceeds were used to acquire new service providers and fund working capital needs of the Company.

     On January 22, 1998, 90,000 shares of Common Stock were issued as consideration for $72,000 of the acquisition price of Ferrero.

     On February 13, 1998, 100,000 shares of Common Stock were issued as consideration for $100,000 of the acquisition price of A Rapid.

     On March 6, 1998, 60,000 shares of Common Stock were issued as consideration for $60,000 of the acquisition price of Seagraves.

     On April 2, 1998, SanTi sold 2,000,000 shares of Common Stock for $11,600,000. The proceeds raised by this private offering was used to acquire new service providers and fund working capital needs of the Company.

     On May 1, 1998, 105,000 shares of Common Stock were issued as consideration for $609,000 of the acquisition price of RGM.

     On May 4, 1998, the Company sold 500,000 shares of Common Stock for $2,900,000. The proceeds raised by this private offering were used to acquire new service providers and fund working capital needs of the Company.

     On May 8, 1998, 85,000 shares of Common Stock were issued as consideration for $493,000 of the acquisition price of Eldredge.

     All of these shares of Common Stock were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") in private transactions not involving a public offering. These shares are subject to restrictions on transferability and resale except as permitted under the Securities Act and applicable state securities laws.

ITEM 16.  Exhibits and Financial Statement Schedules

      (a) Exhibits (see Exhibit Index immediately preceding the exhibits for the page number where each exhibit can be found):

Exhibit
Number                                             Description of Exhibits
------                                             -----------------------
 2.0           Merger Agreement by and between Microlytics, Inc. and SanTi Group, Inc., dated March 6, 1998*

 3.1           Certificate of Incorporation of the Company dated May 13, 1998*

 3.2           Bylaws of the Company.*

 4.1           Article IV of Registrant's Certificate of Incorporation

 4.2           Article VI of Registrant's Certificate of Incorporation

 5.1           Form of Opinion of King & Spalding*

 9.1           Voting Trust Agreement*

 10.1          Credit Agreement dated June 26, 1998 between SanTi Group, Inc., various financial institutions and
               Bank of America National Trust Association as Agent*

 10.2          Company Pledge Agreement dated as of June 26, 1998, between SanTi Group, Inc., and Bank of
               America National Trust Association as Agent*

 10.3          Security Agreement dated as of June 26, 1998, among SanTi, Inc., each subsidiary of SanTi Group,
               Inc. and Bank of America National Trust Association as Agent*

 10.4          Asset Purchase Agreement dated as of January 22, 1998 by and between SanTi Group of
               Pennsylvania, Ferrero Wastewater Management, Inc., A. Thomas Ferrero, Jr. and A. Thomas Ferrero,
               III*

 10.5          Asset Purchase Agreement dated as of December 22, 1997 by and between Bone-Dry Enterprises,
               Inc. Andrews Environmental Services, Inc. and W. Ronald Andrews*

 10.6          Asset Purchase Agreement dated as of February 13, 1998 by and between SanTi Group of Florida,
               Inc., A Rapid Rooter Sewer & Drain Service, Inc., William E. Rice, Joan E. Rice, Alfonse J.
               Grunskis, Diane Rice Grunskis, Donald E. Rice and Ruth Ann Rice*

 10.7          Asset Purchase Agreement dated as of February 17, 1998 by and between Bone-Dry Enterprises, Inc.,
               Quality Plumbing & Septic, Ronda R. McMichael and Forney L. McMichael*

 10.8          Asset Purchase Agreement dated as of March 6, 1998 by and between SanTi Group of Florida, Inc.
               Seagraves, Inc., William D. Seagraves, Seaburn Seagraves and Angelina Seagraves*

 10.9          Asset Purchase Agreement dated as of March 6, 1998 by and between SanTi Group of Florida, Inc.,
               Grease-Tec, Inc., William D. Seagraves, Seaburn Seagraves and Angelina Seagraves*

 10.10         Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York,
               Inc., RGM Liquid Waste Removal Corporation, and Ralph G. Macchio*

 10.11         Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York,
               Inc., Devito Environmental Corporation, and Rosalie Macchio*

 10.12         Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York,
               Inc., Advanced Transfer Technology, Inc., and Steve Macchio*

 10.13            Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York,
                  Inc., Envirotec Leasing and Rental Corporation, and Steve Macchio*

 10.14            Asset Purchase Agreement dated as of May 8, 1998 by and between SanTi Group of Pennsylvania,
                  Inc., Eldredge Wastewater Management, Inc., Robert Eldredge, Curtis Eldredge, and John
                  Eldredge.*

 10.15            Contract for Purchase and Sale of Certain Assets of Andrews Environmental Services, Inc. dated
                  March 20, 1997 among and between Bone-Dry Enterprises, Inc. and Andrews Environmental
                  Services, Inc.*

 10.16            Employment Agreement between EarthCare Company and Terry Patrick dated June 1, 1998.*

 10.17            Form of Lock-Up Agreement*

 10.18            Employment Agreement between EarthCare Company and James E. Farrell dated October 9, 1998

 21.0             Subsidiaries of EarthCare Company.*

 23.1             Consent of King & Spalding (included in the opinion at Exhibit 5.1)*

 23.2             Consent of Arthur Andersen LLP

 27.1             Financial Data Schedule (for SEC use only)

 27.2             Financial Data Schedule (for SEC use only)

----------
*  Previously filed.

(b)  Financial Statement Schedules follow the signature page and are as follows:

         Schedule II - Valuation and Qualifying Accounts for Andrews
                       Environmental Services, Inc.

         Schedule II - Valuation and Qualifying Accounts for EarthCare Company

ITEM 17.   Undertakings

            Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 14, 1998.

                                         EARTHCARE COMPANY


                                         By:/s/ Donald F. Moorehead, Jr.
                                            ---------------------------------
                                            Chairman and Chief Executive Officer



            Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                                                        Title                                  Date

/s/ Donald F. Moorehead, Jr.                                      Chairman, Chief Executive Officer
----------------------------------                                (Principal Executive Officer) and               October 14, 1998
Donald F. Moorehead, Jr.                                          Director



             *                                                    Vice Chairman and Director                      October 14, 1998
----------------------------------
Raymond M. Cash



             *                                                    President, Chief Operating Officer and          October 14, 1998
----------------------------------                                Director
Terry W. Patrick



/s/ Kenneth R. Peak                                               Director                                        October 14, 1998
----------------------------------
Kenneth R. Peak


                                                                  Vice President and Chief  Financial
/s/ James E. Farrell                                              Officer                                         October 14, 1998
----------------------------------                                (Principal Financial and Principal
James E. Farrell                                                   Accounting Officer)



             *                                                    Director                                        October 14, 1998
----------------------------------
William P. Hulligan



             *                                                    Director                                        October 14, 1998
----------------------------------
Elroy Roelke



*By:  /s/ Kenneth Peak
    ------------------------------
    Attorney-in-Fact

                      ANDREWS ENVIRONMENTAL SERVICES, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996 AND FOR
              THE PERIOD FROM JANUARY 1, 1997 TO DECEMBER 21, 1997


                                       Balance at     Charged to     Charged to                      Balance
                                       Beginning      Costs and         Other                       at End of
                                       of Period       Expenses       Accounts      Deductions*       Period
                                       ----------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 1995:
   Allowance for doubtful accounts     $       0        $23,234      $       0        $ (3,066)       $20,168

YEAR ENDED DCEMBER 31, 1996:
   Allowance for doubtful accounts        20,168          5,630              0         (16,498)         9,300

PERIOD FROM JANUARY 1, 1997
   TO DECEMBER 21, 1997:
   Allowance for doubtful accounts         9,300         26,828              0         (25,023)        11,105

   *Deductions represent the write-off of uncollectible receivables, net of recoveries.

                                SANTI GROUP, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
       FOR THE PERIOD FROM INCEPTION (MARCH 19, 1997) TO DECEMBER 31, 1997



                                         BALANCE AT           CHARGED TO          CHARGED TO                          BALANCE
                                         BEGINNING            COSTS AND             OTHER                            AT END OF
                                         OF PERIOD             EXPENSES            ACCOUNTS        DEDUCTIONS*        PERIOD
                                        --------------------------------------------------------------------------------------
Allowance for doubtful accounts              $0                $17,875                $0               $0             $17,875

* Deductions represent the write-off of uncollectible receivables, net of recoveries.

Exhibit
Number                                    Description of Exhibits
------                                    -----------------------
 2.0              Merger Agreement by and between Microlytics, Inc. and SanTi Group, Inc., dated March 6, 1998*

 3.1              Certificate of Incorporation of the Company dated May 13, 1998*

 3.2              Bylaws of the Company.*

 4.1              Article IV of Registrant's Certificate of Incorporation

 4.2              Article VI of Registrant's Certificate of Incorporation

 5.1              Form of Opinion of King & Spalding*

 9.1              Voting Trust Agreement*

 10.1             Credit Agreement dated June 26, 1998 between SanTi Group, Inc., various financial institutions and Bank of America National Trust Association as Agent*

 10.2             Company Pledge Agreement dated as of June 26, 1998, between SanTi Group, Inc., and Bank of
                  America National Trust Association as Agent*

 10.3             Security Agreement dated as of June 26, 1998, among SanTi, Inc., each subsidiary of SanTi
                  Group, Inc. and Bank of America National Trust Association as Agent*

 10.4             Asset Purchase Agreement dated as of January 22, 1998 by and between SanTi Group of
                  Pennsylvania, Ferrero Wastewater Management, Inc., A. Thomas Ferrero, Jr. and A. Thomas
                  Ferrero, III*

 10.5             Asset Purchase Agreement dated as of December 22, 1997 by and between Bone-Dry Enterprises,
                  Inc. Andrews Environmental Services, Inc. and W. Ronald Andrews*

 10.6             Asset Purchase Agreement dated as of February 13, 1998 by and between SanTi Group of
                  Florida, Inc., A Rapid Rooter Sewer & Drain Service, Inc., William E. Rice, Joan E. Rice,
                  Alfonse J. Grunskis, Diane Rice Grunskis, Donald E. Rice and Ruth Ann Rice*

 10.7             Asset Purchase Agreement dated as of February 17, 1998 by and between Bone-Dry Enterprises,
                  Inc., Quality Plumbing & Septic, Ronda R. McMichael and Forney L. McMichael*

 10.8             Asset Purchase Agreement dated as of March 6, 1998 by and between SanTi Group of Florida,
                  Inc. Seagraves, Inc., William D. Seagraves, Seaburn Seagraves and Angelina Seagraves*

 10.9             Asset Purchase Agreement dated as of March 6, 1998 by and between SanTi Group of Florida,
                  Inc., Grease-Tec, Inc., William D. Seagraves, Seaburn Seagraves and Angelina Seagraves*

 10.10            Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York,
                  Inc., RGM Liquid Waste Removal Corporation, and Ralph G. Macchio*

 10.11            Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York,
                  Inc., Devito Environmental Corporation, and Rosalie Macchio*

 10.12            Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York,
                  Inc., Advanced Transfer Technology, Inc., and Steve Macchio*

 10.13            Asset Purchase Agreement dated as of April 30, 1998 by and between SanTi Group of New York,
                  Inc., Envirotec Leasing and Rental Corporation, and Steve Macchio*

  10.14           Asset Purchase Agreement dated as of May 8, 1998 by and between SanTi Group of
                  Pennsylvania, Inc., Eldredge Wastewater Management, Inc., Robert Eldredge, Curtis Eldredge,
                  and John Eldredge.*

  10.15           Contract for Purchase and Sale of Certain Assets of Andrews Environmental Services, Inc. dated
                  March 20, 1997 among and between Bone-Dry Enterprises, Inc. and Andrews Environmental
                  Services, Inc.*

  10.16           Employment Agreement between EarthCare Company and Terry Patrick dated June 1, 1998.*

  10.17           Form of Lock-Up Agreement*

  10.18           Employment Agreement between EarthCare Company and James E. Farrell dated October 9, 1998.

  21.0            Subsidiaries of EarthCare Company.*

  23.1            Consent of King & Spalding (included in the opinion at Exhibit 5.1)*

  23.2            Consent of Arthur Andersen LLP

  27.1            Financial Data Schedule (for SEC use only)

  27.2            Financial Data Schedule (for SEC use only)


 *Previously filed.


                                      E-2